Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268651

PROSPECTUS

3,940,000 Shares

Optimus Healthcare Services, Inc.

Common Stock

This prospectus relates to the disposition from time to time by the selling stockholders named in this prospectus (the “Selling Stockholders”) of Optimus Healthcare Services, Inc. (the “Company”) of up to 3,940,000 shares of our common stock, par value $0.0001 per share (the “Shares”), which includes 2,200,000 shares of our common stock issuable upon the conversion of convertible promissory notes (the “Notes”), 1,540,000 shares of our common stock issuable upon the exercise of warrants (the “Warrants”) and 200,000 shares of common stock which are held by the selling stockholders (the “Selling Stockholders”) identified in the prospectus, including their transferees, pledgees or donees or their respective successors. The Shares issued or issuable by us to the Selling Stockholders were sold in a private placement that was completed on June 7, 2022. The Notes and Warrants are subject to a blocker provision (the “Blocker”), which restricts the conversion of the Notes and exercise of a Warrant if, as a result of such exercise, the holder, together with its affiliates and any other person whose beneficial ownership of Common Stock would be aggregated with the holder’s for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), would beneficially own in excess of 9.99% of our then issued and outstanding shares of Common Stock (including the shares of Common Stock issuable upon such conversion and/or exercise).

We are not selling any common stock under this prospectus and will not receive any of the proceeds from the sale of shares by the Selling Stockholders. We will, however, receive the net proceeds of any Warrants exercised for cash. For a description of the transaction pursuant to which this resale registration statement relates, please see “Prospectus Summary – The Offering.”

The Selling Stockholders will sell their shares of common stock at $1.50 per share until our shares are quoted on the OTCQX, OTCQB or listed on a national securities exchange, and thereafter, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale. We will bear all costs relating to the registration of the Shares, other than any legal or accounting costs or commissions of the Selling Stockholders. We provide more information about how a Selling Stockholder may sell its Shares of common stock in the section titled “Plan of Distribution” on page 63.

Our common stock is presently quoted on the Pink Open Market tier of the OTC Markets Group, Inc under the symbol “OHCS.” The closing price for our common stock on December 16, 2022, as reported by the Pink Open Market was $1.675 per share.

We currently have three classes of stock outstanding, common stock and series A preferred stock and series B preferred stock. Holders of our common stock and series A preferred stock and series B preferred stock are entitled to one vote per share and all such holders will vote together as a single class except as otherwise required by applicable law. Each share of series A preferred stock shall be convertible into 1.25 shares of common stock. Each share of series B preferred stock shall be convertible into 1/20 of a share of common stock. Our executive officers and directors beneficially own approximately 13.7% of the outstanding voting power of the Company. Our majority shareholders control approximately 45.5% of the outstanding voting power of the Company. As a result, they will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets.

Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described under the heading “Risk Factors” beginning on page 10 of this prospectus before making a decision to purchase our securities.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is December 23, 2022

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ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise noted, references to “Company,” “Optimus,” “we,” “us,” and “our” refer to Optimus Healthcare Services, Inc., and its subsidiaries.

Neither we, nor any of our officers, directors, agents, representatives or underwriters, make any representation to you about the legality of an investment in our common stock. You should not interpret the contents of this prospectus or any free writing prospectus to be legal, business, investment, or tax advice. You should consult with your own advisors for that type of advice and consult with them about the legal, tax, business, financial and other issues that you should consider before investing in our common stock.

You should rely only on the information contained in this prospectus or in any amended prospectus that we may authorize to be delivered or made available to you. We and the underwriter have not authorized anyone to provide you with different information.

The information in this prospectus is accurate only as of the date hereof, regardless of the time of its delivery or any sale of shares of our common stock.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These forward-looking statements contain information about our expectations, beliefs or intentions regarding our product development and commercialization efforts, business, financial condition, results of operations, strategies or prospects, and other similar matters. These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. These statements may be identified by words such as “expects,” “plans,” “projects,” “will,” “may,” “anticipates,” “believes,” “should,” “intends,” “estimates,” and other words of similar meaning.

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance, or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the section titled “Risk Factors” and elsewhere in this prospectus, in any related prospectus supplement and in any related free writing prospectus.

Any forward-looking statement in this prospectus, in any related prospectus supplement and in any related free writing prospectus reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this prospectus, any related prospectus supplement and any related free writing prospectus and the documents that we reference herein and therein and have filed as exhibits hereto and thereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

This prospectus, any related prospectus supplement and any related free writing prospectus also contain or may contain estimates, projections and other information concerning our industry, our business, and the markets for our products, including data regarding the estimated size of those markets and their projected growth rates. We obtained the industry and market data in this prospectus from our own research as well as from industry and general publications, surveys and studies conducted by third parties. This data involves a number of assumptions and limitations and contains projections and estimates of the future performance of the industries in which we operate that are subject to a high degree of uncertainty, including those discussed in “Risk Factors.” We caution you not to give undue weight to such projections, assumptions, and estimates. Further, industry and general publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. While we believe that these publications, studies, and surveys are reliable, we have not independently verified the data contained in them. In addition, while we believe that the results and estimates from our internal research are reliable, such results and estimates have not been verified by any independent source.

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PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the Company’s historical financial statements and related notes included elsewhere in this prospectus. In this prospectus, unless otherwise noted, the terms “Company,” “Optimus,” “we,” “us,” and “our” refer to Optimus Healthcare Services, Inc. and its subsidiaries.

Overview

The Company is dedicated to: (1) advancing access to clinical trial research; and (2) improving and simplifying access to vaccines and pharmaceutical products. Currently the Company provides these services through its portfolio companies, Clinical Research Alliance, Inc. (“CRA”), and Worker’s Health Rx (d/b/a “Vitality Rx”).

Our vision for the Company is to continue to grow by acquiring controlling interests in healthcare-related businesses with strong leadership teams, innovative products and services, and proven technologies or processes that expand access to high quality healthcare and improve overall health outcomes and physical well-being. Our goal at Optimus is to empower physicians and patients with the information, guidance and tools needed to make informed health care choices. The Company seeks synergies among its portfolio companies and facilitates access to its management team which has extensive industry experience - including 17 drug or device approvals - and its network of financial and business partners to help finance growth and accelerate business market trajectories.

Clinical Research Alliance

On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”), in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. In connection with the transaction all prior officers and directors of the Company) resigned and new officers and directors were appointed as officers and directors of the Company. On November 25, 2020, Clinical Research Alliance Acquisition Corp. (“CRAAC”), an entity 99% owned by Optimus, acquired 100% of the outstanding equity interests in Clinical Research Alliance in exchange for 70 shares of its common stock.

CRA provides services to a world-class team of dedicated oncologists across the Tri-State area that are united by a shared commitment to conduct clinical research. CRA provides independent, community-based oncology practices and hospitals in diverse communities with the necessary infrastructure and support to enroll their patients in cutting edge clinical trials without the patients having to leave their physicians’ offices, hospitals or their local communities.

CRA currently supports a number of community-based physicians and has signed an agreement with its first acute care hospital located in Brooklyn, NY. CRA’s current focus is with oncologists in private practice, as well as rural and small hospitals in diverse communities.

CRA contracts with pharmaceutical companies and Contract Research Organizations (“CRO”) to conduct clinical trials (Phases I-IV) for investigational new drugs, biologics and medical devices, and has worked with over 40 pharmaceutical companies since inception. CRA’s customers consist primarily of large and mid-sized pharmaceutical and biotech companies. In the last 12 years, CRA has conducted 180 clinical trials. As CRA was the highest enroller in many of these clinical trials, many of those clinical trials led to FDA approval for the trial compounds used to treat various cancers. Depending on the clinical trial design, CRA invoices the pharmaceutical manufacturer for some or all of the following services: startup fees, diagnostic tests, laboratory tests, patient stipends, pharmacy fees, patient visits, document storage and the reporting of serious adverse events.

CRA also contracts with independent community-based oncology practices and hospitals in diverse communities to assist in the conduct of the clinical trials. CRA’s services to the community-based practices and hospitals in diverse communities include:

(1)	maintaining the documentation necessary for the conduct of the clinical trial;

(2)	obtaining Internal Review Board (“IRB”) approval;

(3)	collecting data required by the trial protocol;

(4)	filing regulatory and compliance related documentation; and

(5)	dispensing drugs necessary to conduct the clinical trial.

Our contracts with the community-based practices and hospitals include specific budgets for particular services rendered. The contracts may range in duration from a few months to several years or longer depending on the nature of the work performed. In some cases, a portion of the contract fee is paid at the time the contract is executed with the balance of the contract fee payable either monthly or in installments upon the achievement of milestones over the study duration. Our contracts generally may be terminated or reduced in scope either immediately or upon short notice. Our contracts with our community-based oncology practices and hospitals result in the payment of fees for services rendered to the principal investigator that is conducting a particular clinical trial. The COVID-19 pandemic did not impact any open trials that were ongoing as CRA was able to conduct business remotely instead of through on-site visits. However, it did impact the number of new trials that were initiated in 2020 and 2021. In 2022, we saw a rebound in the number of oncology clinical trials.

CRA employs experienced Clinical Research Coordinators that travel to the community-based practices and hospitals for required study visits. Additionally, CRA’s principal investigator for a specific clinical trial is in contact with the oncology practices and hospitals to provide the necessary oversight. Community-based practices and hospitals choose CRA because we provide the opportunity to conduct and conveniently enroll their patients in important clinical trials often unavailable to those community-based practice groups and hospitals. In addition, CRA is committed to increasing clinical trial access to patients from diverse and underserved communities that will better represent the real-world population. Although CRA’s historical focus has been in the area of oncology, in the future we intend to expand our therapeutic reach into palliative care, gastroenterology, dermatology, cardiology, urology and ophthalmology. The National Institutes of Health estimate that there are currently 126,164 active clinical studies in these therapeutic areas.

The clinical research industry is fragmented, consisting of many small, niche service providers, a number of medium-sized providers and a number of large CROs that are differentiated by the scale of their global operations, breadth of service portfolios and supporting technology infrastructure. Companies like CRA generally compete on the basis of high quality service, previous product experience, the ability to recruit patients, the depth of therapeutic and scientific expertise, the strength of project teams, price and increasingly on the ability to apply new innovation that can drive significant time and cost savings throughout the development process.

On May 1, 2020, CRA entered into a note agreement for an aggregate principal amount of $146,250 with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration (“SBA”) (the “2020 PPP Loan”). On February 19, 2021, CRA entered into a note agreement for an aggregate principal amount of $148,975 with JPMorgan Chase under the CARES Act administered by the SBA (the “2021 PPP Loan” and together with the 2020 PPP Loan, the “PPP Loans”). CRA received total aggregate proceeds of $295,225 under the PPP Loans. In accordance with the requirements of the CARES Act, CRA used proceeds from the PPP Loans primarily for payroll costs. The 2020 PPP Loan was scheduled to mature on May 1, 2021 and the 2021 PPP Loan was scheduled to mature on February 19, 2022, each with a 1% interest rate and subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. $126,545.50 of the 2020 PPP Loan was forgiven on March 26, 2021. The remaining balance of $19,136.50 of the 2020 PPP Loan was not forgiven because an employee was terminated during the period. This amount is due in five years and is being repaid on a monthly basis. The 2021 PPP Loan was fully forgiven on November 3, 2021.

PainScript

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock, including shares issuable upon satisfaction of certain milestones. On December 28, 2021, we entered into an amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed to modify the commercial milestones which need to be achieved for the release of 400,000 shares of the Company’s common stock to be equal to: (i) the generation of at least $80,000 in aggregate revenue between December 31, 2021 and March 31, 2022; or (ii) between December 31, 2021 and March 31, 2022, the entry into one or more commercial enterprise contracts that will generate revenue during their term not less than $200,000 from commercial sales of the Chronic Care Management application (a “Commercialization Success”). On April 13, 2022, we entered into a second amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed that upon a Commercialization Success and the Company’s receipt of revenue in excess of $200,000 from the commercial enterprise contracts entered into in connection with such Commercialization Success or a Change of Control (as defined therein), the Company shall release the 400,000 shares of Company common stock to the PainScript shareholders.

On December 7, 2022, the Company entered into a stock acquisition agreement (the “Dec 2022 Agreement”) by and among the Company, Optimus Health, Inc., PainScript and certain shareholders of the Company pursuant to which the Company agreed to exchange 100% of the outstanding shares of PainScript for 1,600,000 shares of the Company’s common stock, which shares were then cancelled. The transactions contemplated by the Dec 2022 Agreement closed on December 15, 2022. In connection with the closing of the Dec 2022 Agreement, the 400,000 earnout shares issued to the former shareholders of PainScript were also cancelled. In addition, at closing, the Company provided a loan in the aggregate principal amount of $200,000 to PainScript to cover employee liabilities and general working capital. The loan bears interest at a rate of 8% per annum and matures on the one year anniversary of the original issuance date. The loan is secured by a pledge of a majority of the voting capital stock of PainScript held by certain PainScript shareholders. The Company also contributed $100,000 to PainScript in order to cover outstanding liabilities.

Vitality Rx

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc., d/b/a Vitality Rx (“Vitality Rx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid in full.

Vitality Rx is a pharmacy dedicated to serving the pharmacy needs of clients and patients, community based or residing in long term care facilities, in a timely and caring manner. It maintains an extensive on-site inventory of brand and generic medications and common and esoteric vaccines and hyperimmune agents. In addition, Vitality Rx is exploring the possibility of providing pharmaceuticals and clinical and consulting services to senior living providers which includes, but is not limited to, skilled nursing facilities, assisted living facilities, memory care centers and group homes.

Recent Developments

On December 7, 2022, the Company entered into a stock acquisition agreement (the “Dec 2022 Agreement”) by and among the Company, Optimus Health, Inc., PainScript and certain shareholders of the Company pursuant to which the Company agreed to exchange 100% of the outstanding shares of PainScript for 1,600,000 shares of the Company’s common stock, which shares were then cancelled. The transactions contemplated by the Dec 2022 Agreement closed on December 15, 2022. In connection with the closing of the Dec 2022 Agreement, the 400,000 earnout shares issued to the former shareholders of PainScript were also cancelled. In addition, at closing, the Company provided a loan in the aggregate principal amount of $200,000 to PainScript to cover employee liabilities and general working capital. The loan bears interest at a rate of 8% per annum and matures on the one year anniversary of the original issuance date. The loan is secured by a pledge of a majority of the voting capital stock of PainScript held by certain PainScript shareholders. The Company also contributed $100,000 to PainScript in order to cover outstanding liabilities.

On June 7, 2022, we entered into a securities purchase agreement with certain accredited investors pursuant to which we issued senior secured convertible notes in an aggregate principal amount of $2.2 million for an aggregate purchase price of $2.0 million (“Notes”). In connection with the issuance of the Notes, we issued to the investors warrants to purchase an aggregate of 1,540,000 shares of common stock and 200,000 shares of common stock.

The Notes each have a term of twenty-four months and mature on June 7, 2024, unless earlier converted. The Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on July 1, 2022. The Notes are convertible at any time, at the holder’s option, into shares of our common stock at an initial conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect.

Each warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The Notes rank pari passu with the senior secured convertible notes issued in a May 2021 financing (the “May 2021 Notes”) and senior to all current and future indebtedness of the Company and are secured by substantially all of the assets of the Company. In addition, some of the Company’s subsidiaries entered into a subsidiary guaranty agreement and guaranteed the obligations owed to investors under the Notes.

A Registration Rights Agreement was executed in connection with the issuance of the Notes, the warrants and the common stock. If we fail to have it filed with the SEC within 180 days following the date of the financing, or if the Company fails to maintain the effectiveness of the registration statement until all of such shares of common stock have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, without any volume or manner of sale restrictions, then the Company will be obligated to pay to the holders of the May 2021 Notes then, in addition to any other rights the holders may have hereunder or under applicable law, until the applicable event of default is cured, liquidated damages equal to an amount in cash, their pro rata portion of $20,000, on the date of such event of default and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter.  If the Company is not 144 eligible and if all the securities included by this Registration Statement and the June 2022 financing are not subject to one or more registration statements declared effective by the Commission within 180 days of the date hereof, the following partial liquidated damages shall apply: (i) if none of the registrable securities are so registered, $40,000 per month; and (ii) if only the registrable securities covered by the May 2021 Registration Rights Agreement are subject to a registration statement declared effective by the Commission within the applicable time period, $20,000 per month, in each case until cured.

On April 13, 2022, we entered into a second amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed that upon a Commercialization Success and the Company’s receipt of revenue in excess of $200,000 from the commercial enterprise contracts entered into in connection with such Commercialization Success or a Change of Control (as defined therein), the Company shall release the 400,000 shares of Company common stock to the PainScript shareholders.

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc. (d/b/a “VitalityRx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid in full.

On December 17, 2021, the Company filed an amendment to its Amended and Restated Articles of Incorporation amending the voting and conversion rights of the Series A Preferred stock such that each share of Series A preferred stock now converts into 1.25 shares of common stock and votes on an as converted basis.

On November 29, 2021, we entered into a non-binding Letter of Intent to acquire all the outstanding capital stock of Worker’s Health Rx., d/b/a Vitality Rx, for 250,000 shares of the Company’s common stock and $350,000 cash.

We entered into a securities purchase agreement dated May 25, 2021, with funds affiliated with Arena Investors LP (“Arena”) pursuant to which we issued convertible notes in an aggregate principal amount of $2.2 million for an aggregate purchase price of $2.0 million (the “Notes”). In connection with the issuance of the Notes, we issued Arena warrants to purchase an aggregate of 165,000 shares of common stock (the “May 2021 Warrants”) and 1,727,859 shares of common stock.

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock, including shares issuable upon satisfaction of certain milestones.

We filed a Certificate of Amendment with the Florida Secretary of State on January 24, 2021, to reflect that we changed our name from Between Dandelions, Inc. to Optimus Healthcare Services, Inc. In conjunction with the name change, we received approval from the OTCIQ to change our company symbol from “HOPS” to “OHCS.”

On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”) in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. In connection with the transaction all prior officers and directors of the Company resigned and new officers and directors were appointed as officers and directors of the Company.

On November 25, 2020, Clinical Research Alliance Acquisition Corp. (“CRAAC”), an entity majority owned by Optimus, acquired 100% of the outstanding equity interests in Clinical Research Alliance, Inc. (“CRA”) in exchange for 70 shares of its common stock.

Risk Factors Summary

An investment in our common shares involves a high degree of risk. You should carefully consider the risks summarized below. The risks are more fully discussed in the “Risk Factors” section of this prospectus beginning on page 10.

●	We may incur losses in the future.

●	We are an early-stage company with a limited operating history. Our limited operating history in the industry may not provide an adequate basis to judge our future prospects and results of operations for this segment and may increase the risk of your investment.

●	If we fail to develop and introduce new products or services in anticipation of market demand in a timely and cost-effective manner, our competitive position and ability to generate revenues may be materially and adversely affected.

●	We have experienced operating losses in the past.

●	An active trading market for our common stock may not develop, and you may not be able to sell your common stock at or above the initial public offering price.

●	Our executive officers and directors beneficially own approximately 17.9% of the outstanding voting power of the Company. As a result, they will be able to exercise significant influence over all matters requiring shareholder approval.

●	Our stock price may be volatile, and you could lose all or part of your investment.

●	We do not intend to pay cash dividends.

●	The pandemic caused by COVID-19 could have a materially adverse impact on our business, results of operations, financial condition and/or cash flows. The extent of the impact of the COVID-19 pandemic will depend on future developments, which are highly uncertain and largely beyond our control.

The independent auditors’ report accompanying our December 31, 2021 and 2020 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Furthermore, our accompanying consolidated financial statements have been prepared on the basis that the Company will continue as a going concern, which contemplates realization of assets and the satisfaction of liabilities in the normal course of business. At December 31, 2021, the Company had an accumulated deficit of approximately $8,307,686. For the year ended December 31, 2021, the Company had a loss from operations of approximately $7,739,778 and negative cash flows from operations of approximately $781,000. The Company’s operating activities consume the majority of its cash resources. The Company anticipates that it will continue to incur operating losses as it executes its development plans through 2022, as well as other potential strategic and business development initiatives. In addition, the Company has had and expects to have negative cash flows from operations, at least into the near future. The Company previously funded these losses primarily through the sale of equity and issuance of convertible notes. The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

Management believes that the actions presently being taken to further implement its business plan, together with additional sales of its equity and/or debt securities, will enable the Company to continue as a going concern. While the Company believes in its viability to raise additional funds, there can be no assurances to that effect. The ability of the Company to continue as a going concern is dependent upon our ability to further implement our business plan and raise additional funds or otherwise.

Although no assurances can be given as to our ability to deliver on our revenue plans or that unforeseen expenses may arise, management believes that the revenue to be generated from operations, together with the sale of its equity and/or debt securities in the near term, will provide the necessary funding for us to continue as a going concern. If adequate funds are not available on acceptable terms, or at all, we will need to curtail operations or cease operations.

Corporate Information

We were incorporated in the state of Florida on February 26, 1990, under the name “Phoenix Management Associates, Inc.” On December 11, 1997, we changed our name to “Americas Senior Financial Services, Inc.,” on August 25, 2003, we changed our name to “Amstar Financial Services, Inc.,” on June 2, 2009, we changed our name to “Remodel Auction, Inc.,” on December 7, 2011, we changed our name to “North Carolina Natural Energy, Inc.,” on January 8, 2014, we changed our name to “Appalachian Mountain Brewery, Inc.,” and finally, on November 29, 2018, we changed our name to “Between Dandelions, Inc.” As of January 24, 2021, our name has been changed to “Optimus Healthcare Services, Inc.”

Our principal executive offices are located at 1400 Old Country Road, Suite 306, Westbury, NY 11590 and our telephone number is (516) 806-4201. We maintain a website at www.optimushealthcare.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

THE OFFERING

This prospectus relates to the disposition from time to time of up to 3,940,000 shares of our common stock, par value $0.001 per share (the “Shares”), which includes 2,200,000 shares of our common stock issuable upon the conversion of senior secured convertible promissory notes (the “Notes”), 1,540,000 shares of our common stock issuable upon the exercise of warrants (the “Warrants”) and 200,000 shares of common stock which are held by the Selling Stockholders. The Shares issued or issuable by us to the Selling Stockholders were sold in a private placement transaction that was completed on June 7, 2022.

Common stock offered by the Selling Stockholders

Up to 3,940,000 shares of our common stock that may be issued to certain of the Selling Stockholders, which includes 2,200,000 shares of our common stock issuable upon the conversion of Notes, 1,540,000 shares of our common stock issuable upon the exercise of Warrants and 200,000 shares of common stock.

Common stock outstanding before Offering:	38,286,598

Shares of common stock to be outstanding after this offering (assuming all shares of Common Stock are issued upon conversion and/or exercise)	42,026,598
Use of Proceeds

All of the Shares sold pursuant to this prospectus will be offered and sold by the Selling Stockholders. We will not receive any proceeds from such sales. We would, however, receive proceeds upon the exercise of the Warrants held by the Selling Stockholders which, if such warrants are exercised in full, would be approximately $1.9 million. Proceeds, if any, received from the exercise of such Warrants will be used for working capital and general corporate purposes. No assurances can be given that any of such Warrants will be exercised. See “Use of Proceeds.”

Offering Price

The Selling Stockholders may sell the Shares at a fixed price of $1.50 per share until our common stock is listed or quoted on an established public trading market (including the OTCQB), and thereafter, at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices, including, without limitation, in one or more transactions that may take place by ordinary brokerage transactions, privately-negotiated transactions or through sales to one or more underwriters or broker-dealers for resale. See “Plan of Distribution.”

Risk Factors

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 10.

Trading Symbol	“OHCS”

The number of shares of common stock outstanding after this offering is based on 38,286,598 shares of common stock issued and outstanding as of December 16, 2022, and excludes the following:

●	3,352,500 shares of common stock issuable upon the exercise of outstanding stock options having a weighted average exercise price of $1.74 per share;

●	1,705,000 shares of common stock issuable upon the exercise of outstanding warrants having an exercise price of $1.25 per share;

●	4,400,000 shares of common stock issuable upon conversion of outstanding convertible notes;

●	750,000 shares of common stock issuable as a subscription receivable;

●	shares of common stock issuable upon conversion of our outstanding shares of Series B convertible preferred stock; and

●	shares of common stock issuable upon conversion of our outstanding shares of Series A convertible preferred stock.

June 2022 Financing

On June 7, 2022, we entered into a securities purchase agreement with certain accredited investors pursuant to which we issued senior secured convertible notes in an aggregate principal amount of $2.2 million for an aggregate purchase price of $2.0 million (“Notes”). In connection with the issuance of the Notes, we issued to the investors warrants to purchase an aggregate of 1,540,000 shares of common stock and 200,000 shares of common stock.

The Notes each have a term of twenty-four months and mature on June 7, 2024, unless earlier converted. The Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on July 1, 2022. The Notes are convertible at any time, at the holder’s option, into shares of our common stock at an initial conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect.

Each warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The Notes rank pari passu with the senior secured convertible notes issued in a May 2021 financing (the “May 2021 Notes”) and senior to all current and future indebtedness of the Company and are secured by substantially all of the assets of the Company. In addition, some of the Company’s subsidiaries entered into a subsidiary guaranty agreement and guaranteed the obligations owed to investors under the Notes.

A Registration Rights Agreement was executed in connection with the issuance of the Notes, the warrants and the common stock  and the registration statement of which this prospectus is a part is being filed to fulfill our obligations under such agreement. If we fail to have it filed with the SEC within 180 days following the date of the financing, or if the Company fails to maintain the effectiveness of the registration statement until all of such shares of common stock have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, without any volume or manner of sale restrictions, then the Company will be obligated to pay to the holders of the Notes then, in addition to any other rights the holders may have hereunder or under applicable law, until the applicable event of default is cured, liquidated damages equal to an amount in cash, their pro rata portion of $20,000, on the date of such event of default and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter.  If the Company is not 144 eligible and if all the securities included by this Registration Statement and the June 2022 financing are not subject to one or more registration statements declared effective by the Commission within 180 days of the date hereof, the following partial liquidated damages shall apply: (i) if none of the registrable securities are so registered, $40,000 per month; and (ii) if only the registrable securities covered by the May 2021 Registration Rights Agreement are subject to a registration statement declared effective by the Commission within the applicable time period, $20,000 per month, in each case until cured.

Summary Financial Data

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2021 and 2020 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2022 and the balance sheet data as of September 30, 2022 have been derived from our unaudited financial statements included elsewhere in this prospectus.  The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the three and nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

	Years Ended December 31,		Nine Months Ended September 30, (unaudited)
	2021	2020	2022	2021
Revenue	$827,266	$1,085,712	$1,000,945	$623,185
Cost of Sales	108,702	205,803	201,873	145,041
Gross Profit	718,564	879,909	799,072	478,144
Total Operating Expenses	8,458,342	1,261,755	9,171,616	4,884,338
Loss from Operations	(7,739,778)	(381,846)	(8,372,544)	(4,406,194)
Total Other income (expense)	(678,929)	116,427	(1,485,170)	(491,948)
Net Loss	(7,752,091)	(265,419)	(10,524,330)	(4,898,142)
Basic and diluted net loss per share	(0.46)	(0.01)	(0.027)	(0.29)
Weighted average of shares outstanding	16,993,671	21,038,115	38,425,341	16,993,671

Balance Sheet Data:

			September 30,
	December 31,		2022
	2021	2020	(unaudited)
Cash and cash equivalents	$260,838	1,041,890	$680,876
Working capital (1)	657,006	422,853	(120,307)
Total assets	7,783,803	1,994,026	7,405,660
Total current liabilities	1,416,855	1,213,149	1,800,934
Total stockholders’ equity (deficit)	5,412,484	444,353	2,827,651

(1)	Working capital is defined as total current assets minus total current liability

RISK FACTORS

An investment in our securities involves a high degree of risk. This prospectus contains the risks applicable to an investment in our securities. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in this prospectus. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations. The occurrence of any of these known or unknown risks might cause you to lose all or part of your investment in the offered securities.

We will need additional funding in the near future to continue our current level of operations and growth.

As of September 30, 2022, we had an accumulated deficit of $18,831,946, and a net loss of $10,524,260. Revenues generated from our current operations are not sufficient to pay our on-going operating expenses. As of the date of this prospectus, our working capital needs since our acquisition of Optimus Healthcare Services, Inc., have primarily been funded by securities sold to the Selling Shareholders. Therefore, we continue to obtain additional funding from the sale of our securities or from strategic transactions in order to fund our current level of operations.

Aside from continuing these loan transactions, we have not identified any definitive sources for additional financing that we may require, and we do not have commitments from third parties to continue to provide this financing. Being a micro-cap stock, certain investors may be unwilling to invest in our securities. There is no assurance that sufficient funding through a financing will be available to us at acceptable terms or at all. Historically, we have raised capital through the issuance of convertible debt securities or straight equity securities. However, given the risks associated with our business, the risks associated with our common stock, the worldwide financial uncertainty that has affected the capital markets, and our status as a small, unknown public company, we expect in the near future, we will have a great deal of difficulty raising capital through traditional financing sources. Therefore, we cannot guarantee that we will be able to raise capital, or if we are able to raise capital, that such capital will be in the amounts needed. Our failure to raise capital, when needed, and in sufficient amounts, will severely impact our ability to continue to develop our business as planned. In addition, if we are unable to obtain funding as, and when needed, we may have to further reduce and/or cease our future operations. Any additional funding that we obtain in an equity or convertible debt financing is likely to reduce the percentage ownership of the company held by our existing security holders.

There is substantial doubt about the entity’s ability to continue as a going concern.

The independent auditors’ report accompanying our December 31, 2021 and 2020 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The consolidated financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred net losses of $10,524,330 for the nine months ended September 30, 2022 and has incurred losses since inception resulting in an accumulated deficit of $18,831,946 as of September 30, 2022. The Company anticipates further losses in the development of its business.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. The Company’s ability to raise additional capital through the future issuances of debt or equity is unknown. The obtainment of additional financing, the successful development of the Company’s contemplated plan of operations, or its attainment of profitable operations are necessary for the Company to continue operations. The ability to successfully resolve these factors raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements of the Company do not include any adjustments that may result from the outcome of these aforementioned uncertainties.

Our limited operating history may make it difficult for you to evaluate the success of our business to date and to assess our future viability.

We have a limited operating history and that makes it difficult to assess our future performance with certainty. You should consider our business and prospects in light of the risks and difficulties we may encounter due to our limited operating history. Any predictions about our future success or viability may not be as accurate as they could be if we had a longer operating history.

In addition, as a young business, we may encounter unforeseen expenses, difficulties, complications, delays and other known and unknown factors. Furthermore, some of these factors may be outside our control and leave us with no ability to control or reduce the chances that those risks will adversely impact our business.

Our limited operating experience could make our operations inefficient or ineffective.

We are an early-stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial, or technological challenges. We only recently acquired or commenced each of the businesses that comprise our two lines of business and have limited experience with these activities and the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business, and limited experience responding to such trends. We may make errors in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer or fail.

Widespread health developments, including the recent global COVID-19 pandemic, could materially and adversely affect our business, financial condition, and results of operations.

Our business has been, and may continue to be, impacted by the fear of exposure to or actual effects of the COVID-19 pandemic in locations where we operate or our customers are located, such as recommendations or mandates from governmental authorities to close businesses, limit travel, avoid large gatherings or to self-quarantine, as well as temporary closures or decreased operations of the facilities of our customers, distributors, or suppliers. These impacts include, but are not limited to:

●	Significant reductions in demand or significant volatility in demand for one or more of our products, which may be caused by, among other things: the temporary inability of consumers to purchase our products due to illness, quarantine or other restrictions, store or restaurant closures, or financial hardship, shifts in demand away from one or more of our higher priced products to lower priced products, or stockpiling or similar activity, reduced options for marketing and promotion of products or other restrictions in connection with the COVID-19 pandemic; if prolonged, such impacts can further increase the difficulty of operating our business, including accurately planning and forecasting;

●	The blanket waivers granted by the Centers for Medicare and Medicaid Services (CMS) for use of telehealth-related Current Procedural Terminology (CPT) codes during the Public Health Emergency (PHE) for COVID-19 may be rescinded when the PHE is terminated. Such termination, if it occurs, may adversely impact physician decisions for, or opportunities to receive, full or partial reimbursement for medically necessary services via the use of the PainScript application.

●	Inability to meet our consumers’ and customers’ needs and achieve costs targets due to disruptions in our manufacturing and supply arrangements caused by the loss or disruption of essential manufacturing and supply elements such as raw materials or purchased finished goods, logistics, reduction, or loss of workforce due to the insufficiency or failure of our safety protocols, or other manufacturing and supply capability;

●	Failure of third parties on which we rely, including our suppliers, distributors, contract manufacturers, contractors, commercial banks, and external business partners, to meet their obligations to us or to timely meet those obligations, or significant disruptions in their ability to do so, which may be caused by their own financial or operational difficulties; or

●	Significant changes in the conditions in markets in which we manufacture, sell or distribute our products, including quarantines, governmental or regulatory actions, closures or other restrictions that limit or close our operating and manufacturing facilities, restrict our employees’ ability to perform necessary business functions, restrict or prevent consumers from having access to our products, or otherwise prevent our distributors, partners, suppliers, or customers from sufficiently staffing operations, including operations necessary for the production, distribution, sale, and support of our products.

The COVID-19 pandemic did not impact any open trials that were ongoing as CRA able to conduct business remotely instead of through on-site visits. However, it did impact the number of new trials that were initiated in 2020 and 2021.

All of these impacts could place limitations on our ability to execute on our business plan and materially and adversely affect our business, financial condition, and results of operations.

We are a holding company and our only material assets are its cash in hand, equity interests in its operating subsidiaries and our other investments. As a result, our principal source of revenue and cash flow is distributions from our subsidiaries.

As a holding company, our assets are its cash and cash equivalents, the equity interests in its subsidiaries and other investments. Our principal source of revenue comes from our subsidiary company operations. Thus, our ability to manage our operations and finance future acquisitions, is dependent on the ability of our subsidiaries to generate sufficient net income and cash flows to make upstream cash distributions to us. Our subsidiaries are separate legal entities, and although they may be wholly owned or controlled by us, they have no obligation to make any funds available to us, whether in the form of loans, dividends, distributions or otherwise. The ability of our subsidiaries to distribute cash to us will remain subject to, among other things, availability of sufficient funds and applicable state laws and regulatory restrictions. Claims of creditors of our subsidiaries generally will have priority as to the assets of such subsidiaries over our claims and claims of our creditors and stockholders. The inability of our subsidiaries to distribute dividends or other payments to us could limit our ability to grow, pursue business opportunities or make acquisitions that could be beneficial to our businesses, or otherwise fund and conduct our business.

To service our indebtedness and other obligations, we will require a significant amount of cash.

Our ability to generate cash depends on many factors beyond our control and any failure to service our outstanding indebtedness could harm our business, financial condition, and results of operations. Our ability to make payments on and to refinance our indebtedness and to fund working capital needs and planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, business, legislative, regulatory, and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations or if future borrowings are not available to us in an amount sufficient to enable us and our subsidiaries to pay our indebtedness or to fund our other liquidity needs, we may need to refinance all or a portion of our indebtedness on or before the maturity thereof, sell assets, reduce or delay capital investments or seek to raise additional capital, any of which could have a material adverse effect on us.

In addition, we may not be able to affect any of these actions, if necessary, on commercially reasonable terms or at all. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our debt could be at higher interest rates and may require us to comply with more onerous covenants, which could further restrict our business operations. The terms of existing or future debt instruments or preferred stock may limit or prevent us from taking any of these actions. In addition, any failure to make scheduled payments of interest and principal on our outstanding indebtedness or dividend payments on our outstanding shares of preferred stock would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness or otherwise raise capital on commercially reasonable terms or at all. Our inability to generate sufficient cash flow to satisfy our debt service and other obligations, or to refinance or restructure our obligations on commercially reasonable terms or at all, would have an adverse effect, which could be material, on our business, financial condition, and results of operations.

We have experienced significant historical, and may experience significant future, operating losses, and net losses, which may hinder our ability to meet working capital requirements or service our indebtedness, and we cannot assure you that we will generate sufficient cash flow from operations to meet such requirements or service our indebtedness.

We cannot assure you that we will recognize net income in future periods. If we cannot generate net income or sufficient operating profitability, we may not be able to meet our working capital requirements or service our indebtedness. Our ability to generate sufficient cash for our operations will depend upon, among other things, the future financial and operating performance of our operating businesses, which will be affected by prevailing economic and related industry conditions and financial, business, regulatory and other factors, many of which are beyond our control.

We cannot assure you that our businesses will generate cash flow from operations in an amount sufficient to fund our liquidity needs. If our cash flows and capital resources are insufficient, we may be forced to reduce or delay capital expenditures, sell assets and/or seek additional capital or financings. Our ability to obtain future financings will depend on the condition of the capital markets and our financial condition at such time. Any financing could be at high interest rates and may require us to comply with covenants in addition to, or more restrictive than, covenants in our current financing documents, which could further restrict our business operations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our obligations. We may not be able to consummate those dispositions for fair market value or at all. Furthermore, any proceeds that we could realize from any such disposition may not be adequate to meet our obligations.

If we are not able to deploy capital effectively and on acceptable terms, we may not be able to execute our business strategy.

Our strategy includes effectively deploying capital by acquiring interests in new companies. We may not be able to identify attractive acquisition candidates that fit our strategy. Even if we are able to identify acquisition candidates, we may not be able to acquire interests in those companies due to an inability to reach mutually acceptable financial or other terms with those companies or due to competition from other potential acquirers that may have greater resources, brand name recognition, industry contacts or flexibility of structure than we do. The recent turmoil in the global economy has caused significant declines and fluctuations in the valuations of publicly-traded companies and privately-held companies. Uncertainty regarding the extent to which valuations of companies that fit our acquisition criteria will continue to fluctuate may affect our ability to accurately value potential acquisition candidates. Additionally, ongoing weak economic conditions may make it more difficult for us to obtain capital needed to deploy to new and existing partner companies. If we are unable to effectively deploy capital to partner companies on acceptable terms, we may not be able to execute on our strategy, and our business may be adversely impacted.

We will need additional funding in the near future to continue our current level of operations and growth.

We had an accumulated deficit of $18,831,946 and a net loss of $10,524,330 for the nine months ended September 30, 2022, respectively. Revenues generated from our current operations are not sufficient to pay our on-going operating expenses. Our working capital needs since our acquisition of CRA and Vitality Rx have been primarily funded by securities sold to the Selling Stockholders. We may continue to obtain additional funding from the sale of our securities or from strategic transactions in order to fund our current level of operations. Aside from continuing these loan transactions, we have not identified the sources for additional financing that we may require, and we do not have commitments from third parties to continue to provide this financing. Being a micro-cap stock, certain investors may be unwilling to invest in our securities. There is no assurance that sufficient funding through financing will be available to us at acceptable terms or at all. Historically, we have raised capital through the issuance of convertible debt securities or straight equity securities. However, given the risks associated with our business, the risks associated with our Common Stock, the worldwide financial uncertainty that has affected the capital markets, and our status as a small, unknown public company, we expect in the near future, we will have a great deal of difficulty raising capital through traditional financing sources. Therefore, we cannot guarantee that we will be able to raise capital, or if we are able to raise capital, that such capital will be in the amounts needed. Our failure to raise capital, when needed, and in sufficient amounts, will severely impact our ability to continue to develop our business as planned. In addition, if we are unable to obtain funding as, and when needed, we may have to further reduce and/or cease our future operations. Any additional funding that we obtain through equity or convertible debt financing is likely to reduce the percentage ownership of the company held by our existing security holders.

We have had operating losses since formation and expect to continue to incur net losses for the near term.

Prior to our acquisitions of CRA, PainScript and Vitality Rx we had a working capital deficit, and our revenues were not sufficient to fund our anticipated operating needs. We have reported net losses of $10,524,330 for the nine months ended September 30, 2022, respectively. In order to achieve profitable operations, we need to significantly increase our revenues from the sales of products. We cannot be certain that our business will ever be successful or that we will generate significant revenues and become profitable. As a result, an investment in our company is highly speculative and no assurance can be given that our business model will be successful and, therefore, that our stockholders will realize any return on their investment or that they will not lose their entire investment.

Our current sources of funding are limited, and any additional funding that we may obtain may be on unfavorable terms and may significantly dilute our existing shareholders.

We believe our acquisitions of CRA and Vitality Rx will increase our profitability and contribute toward funding operating expenses, but we can provide no assurance of this. As a result, if operations are not sufficient to fund our operations going forward, we will have to obtain additional public or private equity financings or debt financings in order to continue our operations. Any additional funding that we obtain in a financing is likely to reduce the percentage ownership of our existing holders. The amount of this dilution may be substantial based on our current stock price and could increase if the trading price of our common stock declines at the time of any financing from its current levels. To the extent we raise additional capital by issuing equity securities, our stockholders will experience further dilution. If we raise funds through debt financings, we may become subject to restrictive covenants. We may also attempt to raise funds through corporate collaboration and licensing arrangements. To the extent that we raise additional funds through such means, we may be required to relinquish some rights to our technologies or products, or grant licenses on terms that are not favorable to us. There can be no assurance that financing will be available in amounts or on terms acceptable to us, if at all. If we are unable to obtain the needed additional funding, we will have to reduce or even totally discontinue our operations, which would have a significant negative impact on our stockholders and could result in a total loss of their investment in our stock.

Funding, especially on terms acceptable to us, may not be available to meet our future capital needs because of the state of the credit and capital markets. Global market and economic conditions have been, and continue to be, disruptive and volatile. The cost of raising money in the debt and equity capital markets for smaller companies like ours has increased substantially while the availability of funds from those markets has diminished significantly. Also, low valuations and decreased appetite for equity investments, among other factors, may make the equity markets difficult to access on acceptable terms or unavailable altogether.

If adequate funds are not available, we may be required to delay, scale-back or eliminate our product enhancement and new product development programs. There can be no assurance that additional financing will be available on acceptable terms or at all, if and when required.

Our success is dependent on having the experience to operate our business divisions.

Our success depends substantially on the experience of certain key officers and personnel. Although all of them have substantial experience in relevant areas, there can be no assurance that their prior experience will be beneficial to us. Moreover, our future success depends in part on our ability to retain and attract highly skilled and qualified technical and creative consultants. Competition for such individuals is intense and the availability of such skilled persons is limited in some cases. The loss of services of any of our officers or other key consultants could have a material adverse effect on our business, results of operations, financial condition, and prospects. The loss of any of our key personnel or our inability to attract and retain key employees in the future could have a material adverse effect on our operations and business plans.

The nature of our business is speculative and dependent on a number of variables beyond our control that cannot be reliably ascertained in advance.

The revenues and profits of an enterprise like ours are generally dependent upon many variables. Our customer appeal depends upon factors which cannot be reliably ascertained in advance and over which we have no control, such as unpredictable customer and media reviews, industry analyst commentaries, and comparisons to competitive products. As with any relatively new business enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing difficulties, excessive research and development expenses, unforeseen negative publicity, competition, product liability issues, manufacturing and logistical difficulties, and lack of operating experience. Many of the risks may be unforeseeable or beyond our control. There can be no assurance that we will successfully implement our business plan in a timely or effective manner, that we will be able to generate sufficient interest in our products, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our markets are highly competitive, and our failure to compete successfully would limit our ability to sell our products, attract and retain customers and grow our business.

Our markets are highly competitive, and we expect that both direct and indirect competition will increase in the future. Within each of our markets, we encounter direct competition from various larger U.S. and non-U.S. competitors. The adoption of new technology likely will intensify the competition for our products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition, adversely affecting our sales, and adversely affecting our business and prospects.

We may not be successful in developing our new products and services.

The market for our products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to continually introduce new and innovative products and services. Our success will depend partially on our ability to introduce new products, services, and technologies continually and on a timely basis and to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of prospective customers and competitive products. There can be no assurance that any of our new or proposed products or services will maintain the limited market acceptance that we have to date established. Our failure to design, develop, test, market and introduce new and enhanced products, technologies, and services successfully so as to achieve market acceptance could have a material adverse effect upon our business, operating results and financial condition.

There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction, or marketing of new or enhanced products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve significant acceptance by those customers. Because of certain market characteristics, including technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, the continued introduction of new products and services is critical. Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of revenue. There can be no assurance that we will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards.

In addition, new or enhanced products and services introduced by us may contain undetected errors that require significant design modifications. This could result in a loss of customer confidence which could adversely affect the use of our products, which in turn, could have a material adverse effect upon our business, results of operations or financial condition.

We cannot accurately predict our future revenues and expenses.

We are currently developing various sources of revenues based on market conditions and the type of products that we are marketing. As such, the amount of revenues we receive from the sale and use of our products will fluctuate and depend upon our customer’s willingness to buy our products. As with any developing enterprise operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen negative publicity, competition, product liability and lack of operating experience. Many of the risks may be unforeseeable or beyond our control. There can be no assurance that we will successfully implement our business plan in a timely manner, or generate sufficient interest in our products or services, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income/loss for any quarterly period in which material orders are delayed could vary significantly. In addition, our costs and expenses may vary from period to period because of a variety of factors, including our research and development costs, our introduction of new products and services, cost increases from third-party service providers or product manufacturers, production interruptions, changes in marketing and sales expenditures, and competitive pricing pressures.

The Company depends on the pharmaceutical and biotechnology industries.

The Company’s net revenues depend greatly on the expenditures made by the pharmaceutical, biotechnology and telehealth industries in research and development. Accordingly, economic factors and industry trends that affect the Company’s customers in these industries also affect its business. For example, the availability of financing from the capital markets to the biotechnology industry, especially small or non-revenue producing companies, can have a material impact on their ability to fund development of their compounds. In addition, if health insurers were to change their practices with respect to reimbursements for pharmaceutical products, the Company’s customers may spend less, or reduce their growth in spending on research and development.

The majority of our customers’ contracts can be terminated, delayed or reduced in scope upon short notice or no notice.

Most of our contracts may be terminated by the customer upon 30 to 90 days’ notice. As a result, contract terminations, delays and reductions in scope occur regularly in the normal course of our business. The delay, loss or reduction in scope of a large contract or multiple smaller contracts could result in under-utilization of our personnel, a decline in revenue and profitability and adjustments to our backlog, any or all of which could have a material adverse effect on our business, results of operations, financial condition and/or cash flows. Further, we believe the risk of termination or delay of multiple contracts may be higher where we have strategic partnership arrangements with biopharmaceutical companies and a large backlog of work for those companies.

If our existing customers do not continue or renew their contracts with us, renew at lower fee levels or decline to purchase additional services from us, our business may be harmed.

We expect to derive a significant portion of our revenues from renewal of existing customer contracts and sales of additional services to existing customers. Factors that may affect our ability to sell additional solutions and services include, but are not limited to, the following:

●	the price, performance and functionality of our solutions;

●	the availability, price, performance and functionality of competing solutions;

●	our ability to develop and sell complementary solutions and services;

●	the stability, performance and security of our products;

●	changes in healthcare laws, regulations or trends; and

●	the business environment and strategic priorities of our customers.

We typically enter into annual or multi-year contracts with our customers. These contracts generally have stated initial terms between one to three years. Most of our customers have no obligation to renew their subscriptions for our solutions after the initial term expires. In addition, our customers may negotiate terms less advantageous to us upon renewal, which may reduce our revenues from these customers. If our customers fail to renew their contracts, renew their contracts upon less favorable terms or at lower fee levels or fail to purchase new solutions and services from us, our revenues may decline, or our future revenue growth may be constrained.

Our business and growth strategy depend on our ability to maintain and expand our network of established, board-certified physicians and other provider specialists. If we are unable to do so, our future growth would be limited and our business would be harmed.

Our success is dependent upon our continued ability to maintain a network of established, board-certified physicians and other provider specialists. Fulfilling our clinical and customer service obligations requires a robust supply of physicians. If we are unable to recruit and retain board-certified physicians and other healthcare professionals, it would harm our business and ability to grow and would adversely affect our results of operations. In any particular market, these providers could demand higher payments or take other actions that could result in higher costs, less attractive service for our customers or difficulty meeting regulatory or accreditation requirements. Our ability to develop and maintain satisfactory relationships with these providers also may be negatively impacted by other factors not associated with us, such as changes in Medicare and/or Medicaid reimbursement levels and other pressures on healthcare providers and consolidation activity among hospitals, physician groups and healthcare providers. The failure to maintain or to secure new cost-effective provider contracts may result in a loss of or inability to grow our customer base, higher costs, healthcare provider network disruptions, less attractive service for our customers and/or difficulty in meeting regulatory or accreditation requirements, any of which could harm our business.

If the Company is unable to attract patients, investigators, nurses and other medical professionals its business may suffer.

The recruitment of patients is essential to the Company’s business. The Company’s business could be adversely affected if the Company is unable to attract suitable and willing investigators or patients for clinical trials on a consistent basis. It is possible that the marketing methods the Company has chosen to employ may prove ineffective due to patient preferences or other factors. If the Company is unable to engage and enroll sufficient patients or engage investigators and other medical professionals in clinical trials, the Company may need to expend additional funds to obtain access to resources or else be compelled to delay or modify the clinical trial plans, which may result in additional costs to the Company. These considerations might result in the Company’s being unable to successfully achieve its projected development timelines, or potentially even lead the Company to consider the termination of development of a product.

Because competition for qualified personnel is intense, we may not be able to attract and retain the highly skilled employees we need to support our continued growth.

To continue to execute on our growth plan, we must attract and retain highly qualified personnel. The pool of qualified personnel with experience working in the healthcare market is limited overall and the competition to hire them is intense. As such, we may not be successful in continuing to attract and retain qualified personnel. We have from time to time in the past experienced, and we expect to continue to experience in the future, difficulty in hiring and retaining highly skilled employees with appropriate qualifications. In addition, our search for replacements for departed employees may cause uncertainty regarding the future of our business, impact employee hiring and retention, and adversely impact our revenue, financial condition and results of operations. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed.

Because we face significant competition for acquisition and business opportunities, including from numerous companies with a business plan similar to ours, it may be difficult for us to fully execute our business strategy. Additionally, our subsidiaries also operate in highly competitive industries, limiting their ability to gain or maintain their positions in their respective industries.

We expect to encounter intense competition for acquisition and business opportunities from both strategic investors and other entities having a business objective similar to ours, such as private investors (which may be individuals or investment partnerships), blank check companies, and other entities, domestic and international, competing for the type of businesses that we may acquire. Many of these competitors possess greater technical, human and other resources, or more local industry knowledge, or greater access to capital, than we do, and our financial resources may be relatively limited when contrasted with those of many of these competitors. These factors may place us at a competitive disadvantage in successfully completing future acquisitions and investments.

In addition, while we believe that there are numerous target businesses that we could potentially acquire or invest in, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. We may need to obtain additional financing in order to consummate future acquisitions and investment opportunities and cannot assure you that any additional financing will be available to us on acceptable terms, or at all, or that the terms of our existing financing arrangements will not limit our ability to do so. This inherent competitive limitation gives others an advantage in pursuing acquisition and investment opportunities.

Future acquisitions or business opportunities could involve unknown risks that could harm our business and adversely affect our financial condition and results of operations.

We are a diversified holding company that owns interests in a number of different businesses. We have in the past, and intend in the future, to acquire businesses or make investments, directly or indirectly through our subsidiaries, that involve unknown risks, some of which will be particular to the industry in which the investment or acquisition targets operate, including risks in industries with which we are not familiar or experienced. There can be no assurance our due diligence investigations will identify every matter that could have a material adverse effect on us or the entities that we may acquire. We may be unable to adequately address the financial, legal and operational risks raised by such investments or acquisitions, especially if we are unfamiliar with the relevant industry, which can lead to significant losses on material investments. The realization of any unknown risks could expose us to unanticipated costs and liabilities and prevent or limit us from realizing the projected benefits of the investments or acquisitions, which could adversely affect our financial condition and liquidity. In addition, our financial condition, results of operations and the ability to service our debt may be adversely impacted depending on the specific risks applicable to any business we invest in or acquire and our ability to address those risks.

Financial reporting obligations of being a public company in the United States are expensive and time-consuming, and our management will be required to devote substantial time to compliance matters.

The obligations of being a public company in the United States require significant expenditures and will place significant demands on our management and other personnel, including costs resulting from public company reporting obligations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the rules and regulations regarding corporate governance practices, including those under the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, and the listing requirements of the stock exchange on which our securities are listed. These rules require the establishment and maintenance of effective disclosure and financial controls and procedures, internal control over financial reporting and changes in corporate governance practices, among many other complex rules that are often difficult to implement, monitor and maintain compliance with. In addition, we expect these rules and regulations to make it more difficult and more expensive for us to obtain director and officer liability insurance. Our management and other personnel will need to devote a substantial amount of time to ensure that we comply with all of these requirements and to keep pace with new regulations, otherwise we may fall out of compliance and risk becoming subject to litigation or being delisted, among other potential problems.

If we fail to comply with the rules under the Sarbanes-Oxley Act of 2002 related to accounting controls and procedures in the future, our stock price could decline significantly and raising capital could be more difficult.

Section 404 of the Sarbanes-Oxley Act requires annual management assessments of the effectiveness of our internal control over financial reporting. If we fail to comply with the rules under the Sarbanes-Oxley Act related to disclosure controls and procedures in the future, or, if we discover material weaknesses and other deficiencies in our internal control and accounting procedures, our stock price could decline significantly and raising capital could be more difficult. If material weaknesses or significant deficiencies are discovered or if we otherwise fail to achieve and maintain the adequacy of our internal control, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the trading price of our common stock could drop significantly.

We depend on our key personnel to manage our business effectively in a rapidly changing market. If we are unable to retain our key employees, our business, financial condition, and results of operations could be harmed.

Our future success depends to a significant degree on the skills, efforts and continued services of our executive officers and other key engineering, manufacturing, operations, sales, marketing, and support personnel. If we were to lose the services of one or more of our key executive officers or other key engineering, manufacturing, operations, sales, marketing, and support personnel, we may not be able to grow our business as we expect, and our ability to compete could be harmed, adversely affecting our business and prospects.

Our directors may encounter conflicts of interest involving us and other entities with which they may be affiliated, including matters that involve corporate opportunities.

Some of our directors are, and any future directors may be, affiliated with other entities that may be complementary, competitive, or potentially competitive to the Company. They may also in the future become affiliated with entities that are engaged in business or other activities similar to our business. Additionally, all of our officers and directors, in the course of their other business activities, may become aware of investments, business opportunities, or information which may be appropriate for presentation to us as well as to other entities to which they owe a fiduciary duty. As a result, directors and officers may encounter perceived or actual conflicts of interest involving us and other entities with which they are or become affiliated, including matters that involve corporate opportunities. In addition, as our growth strategy includes considering potential acquisitions, it is possible an entity affiliated with one of our directors could be an acquisition target or a competitive acquiror. Further, to the extent we engage in transactions with any director-affiliated entity, it could create actual, or the perception of, additional conflicts of interest, including with respect to our ability to negotiate terms equivalent to those that could be obtained in an arms’-length negotiation with an unaffiliated third party. For instance, Mr. Wiener, our President, owned Vitality Rx prior to its acquisition by the Company. The commercial terms of the acquisition agreement that we entered into with Vitality Rx were not negotiated on behalf of the Company by persons consisting solely of disinterested directors. Notwithstanding the foregoing, we have no basis for believing that the terms of such agreement is not in the best interests of our stockholders. Nonetheless, no assurance can be given that any stockholder will not claim in a lawsuit that such terms in fact are not in the best interests of the Company and its stockholders, that the directors and officers of the Company breached their fiduciary duties in connection with such agreements and that any disclosures by us to our stockholders regarding this Agreement and the relationship between the parties did not satisfy applicable requirements. In any such instance, we and our directors and officers may also be named as defendants and we would have to defend ourselves and our directors and officers. Further, any such litigation would be time-consuming and would divert focus and resources from the development of our products and our business.

Future acquisitions or strategic investments may not be successful and may harm our operating results.

Future acquisitions or strategic investments could have a material adverse effect on our business and operating results because of:

●	The assumption of unknown liabilities, including employee obligations. Although we normally conduct extensive legal and accounting due diligence in connection with our acquisitions, there are many liabilities that cannot be discovered, and which liabilities could be material.

●	We may become subject to significant expenses related to bringing the financial, accounting, and internal control procedures of the acquired business into compliance with U.S. GAAP financial accounting standards and the Sarbanes Oxley Act of 2002.

●	Our operating results could be impaired as a result of restructuring or impairment charges related to amortization expenses associated with intangible assets.

●	We could experience significant difficulties in successfully integrating any acquired operations, technologies, customers’ products, and businesses with our existing operations.

●	Future acquisitions could divert substantial capital and our management’s attention.

●	We may not be able to hire the key employees necessary to manage or staff the acquired enterprise operations.

Our executive officers and directors beneficially own approximately 13.7% of the outstanding voting power of the Company. As a result, they will be able to exercise significant influence over all matters requiring shareholder approval.

As of December 16, 2022, our executive officers and directors, in the aggregate, beneficially own shares representing approximately 13.7% of our common stock. Beneficial ownership includes shares over which an individual or entity has investment or voting power and includes shares that could be issued upon the exercise of options and warrants within 60 days after the date of determination. On matters submitted to our stockholders for approval, holders of our Common Stock are entitled to one vote per share. If our executive officers and directors choose to act together, they would have significant influence over all matters submitted to our stockholders for approval, as well as our management and affairs. For example, these individuals, if they chose to act together, would have significant influence on the election of directors and approval of any merger, consolidation, or sale of all or substantially all of our assets. This concentration of voting power could delay or prevent an acquisition of our company on terms that other stockholders may desire.

There may be an adverse effect on the value and liquidity of our common stock due to the disparate voting rights of our common stock, our series A preferred stock and our series B preferred stock.

We currently have three classes of stock outstanding, common stock, series A preferred stock and series B preferred stock. Holders of our common stock, series A preferred stock and series B preferred stock are entitled to one vote per share and all such holders will vote together as a single class except as otherwise required by applicable law. Each share of Series A preferred stock is convertible into 1.25 shares of common stock and votes on an as converted basis. Each share of series B preferred stock shall be convertible into 1/20 of a share of common stock. In addition, if we issue additional shares of common stock and/ or preferred stock in the future, there will be further dilution to investors or potential future purchasers of our common stock. See “Description of Capital Stock” for a description of our common stock, series A preferred stock and series B preferred stock and the rights associated with them.

Failure to manage growth effectively could adversely affect our business, results of operations and financial condition.

The success of our future operating activities will depend upon our ability to expand our support system to meet the demands of our growing business. Any failure by our management to effectively anticipate, implement, and manage changes required to sustain our growth would have a material adverse effect on our business, financial condition, and results of operations. We cannot assure you that we will be able to successfully operate acquired businesses, become profitable in the future, or effectively manage any other change.

Subsequent to consummation of any acquisition, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and our stock price, which could cause you to lose some or all of your investment.

Even if we conduct extensive due diligence on a target business with which we acquire, we cannot assure you that this examination will uncover all material risks that may be presented by a particular target business, or that factors outside of the target business and outside of our control will not later arise. Even if our due diligence successfully identifies the principal risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. As a result, from time to time we may be forced to write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in our reporting losses. Even though these charges may be non-cash items and not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about us or our securities. In addition, charges of this nature may cause us to violate net worth or other covenants to which we may be subject as a result of assuming pre-existing debt held by a target business or by virtue of our obtaining post-combination debt financing.

Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, investments, and results of operations.

We are subject to laws and regulations enacted by national, regional, and local governments, including in particular, reporting and other requirements under the Exchange Act. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments, and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could result in fines, injunctive relief or similar remedies which could be costly to us or limit our ability to complete an initial business combination or operate the post-combination company successfully.

The nature of our business is speculative and dependent on a number of variables beyond our control that cannot be reliably ascertained in advance.

The revenues and profits of a Company like ours is generally dependent upon many variables. Our customer appeal depends upon factors which cannot be reliably ascertained in advance and over which we have no control, such as unpredictable customer and media reviews, industry analyst commentaries, and comparisons to competitive products. As with any relatively new Company operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen marketing difficulties, excessive research and development expenses, unforeseen negative publicity, competition, product liability issues, manufacturing and logistical difficulties, and lack of operating experience. Many of the risks may be unforeseeable or beyond our control. There can be no assurance that we will successfully implement our business plan in a timely or effective manner, that we will be able to generate sufficient interest in our products, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our markets are highly competitive, and our failure to compete successfully would limit our ability to sell our products, attract and retain customers and grow our business.

Our markets are highly competitive, and we expect that both direct and indirect competition will increase in the future. Within each of our markets, we encounter direct competition from various competitors. The adoption of new technology likely will intensify the competition for our products. Due to the rapidly evolving markets in which we compete, additional competitors with significant market presence and financial resources may enter those markets, thereby further intensifying competition, adversely affecting our sales, and adversely affecting our business and prospects.

We may not be successful in developing our new products and services.

The market for our products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of this market and the fact that many companies are expected to continually introduce new and innovative products and services. Our success will depend partially on our ability to introduce new products, services and technologies continually and on a timely basis and to continue to improve the performance, features and reliability of our products and services in response to both evolving demands of prospective customers and competitive products. There can be no assurance that any of our new or proposed products or services will maintain the limited market acceptance that we have to date established. Our failure to design, develop, test, market and introduce new and enhanced products, technologies and services successfully so as to achieve market acceptance could have a material adverse effect upon our business, operating results and financial condition.

There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction or marketing of new or enhanced products and services, or that our new products and services will adequately satisfy the requirements of prospective customers and achieve significant acceptance by those customers. Because of certain market characteristics, including technological change, changing customer needs, frequent new product and service introductions and evolving industry standards, the continued introduction of new products and services is critical. Delays in the introduction of new products and services may result in customer dissatisfaction and may delay or cause a loss of revenue. There can be no assurance that we will be successful in developing new products or services or improving existing products and services that respond to technological changes or evolving industry standards.

In addition, new or enhanced products and services introduced by us may contain undetected errors that require significant design modifications. This could result in a loss of customer confidence which could adversely affect the use of our products, which in turn, could have a material adverse effect upon our business, results of operations or financial condition.

We cannot accurately predict our future revenues and expenses.

We are currently developing various sources of revenues based on market conditions and the type of products that we are selling. As such, the amount of revenues we receive from the sale and use of our products will fluctuate and depend upon our customer’s willingness to buy our products. As with any developing company operating in a specialized and intensely competitive market, we are subject to many business risks which include, but are not limited to, unforeseen negative publicity, competition, product liability and lack of operating experience. Many of the risks may be unforeseeable or beyond our control. There can be no assurance that we will successfully implement our business plan in a timely manner, or generate sufficient interest in our products or services, or that we will be able to market and sell enough products and services to generate sufficient revenues to continue as a going concern.

Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income/loss for any quarterly period in which material orders are delayed could vary significantly. In addition, our costs and expenses may vary from period to period because of a variety of factors, including our research and development costs, our introduction of new products and services, cost increases from third-party service providers or product manufacturers, production interruptions, changes in marketing and sales expenditures, and competitive pricing pressures.

The U.S. healthcare industry is subject to political, economic and/or regulatory influences and changes, such as healthcare reform, all of which could adversely affect both our customers’ business and our business.

The U.S. healthcare industry is subject to changing political, economic and regulatory influences that could significantly affect the drug development process, R&D costs and the pricing and reimbursement for pharmaceutical products.

Governments have increased efforts to expand healthcare coverage while at the same time curtailing and better controlling the increasing costs of healthcare. In recent years, the U.S. Congress enacted healthcare reform legislation that expanded health insurance coverage and imposed healthcare industry cost containment measures. More recently, as a result of the 2020 U.S. presidential and congressional elections, there are renewed and reinvigorated calls for health insurance reform, which could cause significant uncertainty in the U.S. healthcare market. At this point, it is uncertain as to what changes, new legislation or regulations will be adopted or how any such changes, new legislation or regulations would impact our business. If cost-containment efforts limit our customers’ profitability, they may decrease R&D spending, which could decrease the demand for our services and materially adversely affect our growth prospects. Likewise, if a simplified or more relaxed drug approval process is adopted, the demand for our services may decrease or could increase depending on the sector affected.

The U.S. Congress has also considered and might adopt other legislation that could put downward pressure on the prices that companies can charge for prescription drugs. In addition, government bodies may have adopted or are considering the adoption of healthcare reform to control the increasing cost of healthcare. For example, under the previous presidential administration, the Centers for Medicare and Medicaid Services issued an interim final rule in November 2020 announcing a most favored nation drug pricing model aimed at certain drug prices. The model was challenged in several U.S. courts and has not been implemented. It is uncertain whether the current presidential administration will defend this new model or take similar measures. Cost-containment measures, whether instituted by healthcare providers or imposed by governments or through new government regulations or executive orders, could result in greater selectivity in the number of pharmaceutical products available for purchase, resulting in third-party payers potentially challenging the price and cost-effectiveness of certain pharmaceutical products. In addition, in many major markets outside the U.S., pricing approval is required before sales may commence. As a result, significant uncertainty exists as to the reimbursement status of approved healthcare products. Any of these factors could harm our customers’ businesses, which, in turn, could materially adversely hurt our business.

In addition to healthcare reform proposals, the expansion of managed care organizations, which focus on reducing healthcare costs by limiting expenditures on pharmaceutical products and medical devices, could result in biopharmaceutical and medical device companies spending less on R&D, which could decrease the demand for our services. If this were to occur, we would have fewer business opportunities and our revenues could decrease, potentially materially.

Government bodies may also adopt healthcare legislation or regulations that are more burdensome than existing regulations. For example, product safety concerns and recommendations from the FDA’s Drug Safety Oversight Board could change the regulatory environment for drug products, including the process for conducting clinical trials of drug and biologic product candidates, FDA product approval and post-approval safety surveillance. These and other changes in regulation could increase our expenses or limit our ability to offer some of our services. Additionally, new or heightened regulatory requirements may have a negative impact on the ability of our customers to conduct and fund clinical trials for new medicines, which could reduce the demand for our services.

We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the U.S., especially given the recent change in the U.S. presidential administration. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, our business may be harmed.

We did not receive full forgiveness of our PPP Loans, and our application for the PPP Loans could in the future be determined to have been impermissible or could adversely affect our reputation and our business, financial condition, results of operations and prospects.

On May 1, 2020, CRA entered into a note agreement for an aggregate principal amount of $146,250 with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration (“SBA”) (the “2020 PPP Loan”). On February 19, 2021 CRA entered into a note agreement for an aggregate principal amount of $148,975 with JPMorgan Chase under the CARES Act administered by the SBA (the “2021 PPP Loan” and together with the 2020 PPP Loan, the “PPP Loans”).The Company received total aggregate proceeds of $295,225 under the PPP Loans. In accordance with the requirements of the CARES Act, CRA used proceeds from the PPP Loans primarily for payroll costs. The 2020 PPP Loan was scheduled to mature on May 1, 2021 and the 2021 PPP Loan was scheduled to mature on February 19, 2022, each with a 1% interest rate and is subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. $126,545.50 of the 2020 PPP Loan was forgiven on March 26, 2021. The remaining balance of $19,136.50 of the 2020 PPP Loan was not forgiven because an employee was terminated during the period. This amount is due in five years and is being repaid on a monthly basis. The 2021 PPP Loan was fully forgiven on November 3, 2021.

In order to apply for the PPP Loans, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loans, and that our receipt of the PPP Loans is consistent with the broad objectives of the Paycheck Protection Program of the CARES Act, as amended by the Flexibility Act. The certification described above does not contain any objective criteria and is subject to interpretation. The lack of clarity regarding loan eligibility under the Paycheck Protection Program has resulted in significant media coverage and controversy, particularly with respect to large or public companies applying for and receiving loans. If, despite our good-faith belief that given our circumstances we satisfied all eligible requirements for the PPP Loans, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loans, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loans, we may be subject to penalties, including significant civil, criminal and administrative penalties and could be required to repay the PPP Loans in their entirety. In addition, receipt of the PPP Loans may result in adverse publicity and damage to reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources. Should we be audited or reviewed by federal or state regulatory authorities as a result of filing an application for forgiveness of the PPP Loan or otherwise, such audit or review could result in the diversion of management’s time and attention and legal and reputational costs. If we were to be audited or reviewed and receive an adverse determination or finding in such audit or review, we could be required to return the full amount of the PPP Loans. Any of these events could have a material adverse effect on our business, results of operations, financial condition and prospects.

Risks Related To The Private Placement

If we are in default under our Notes, the Selling Stockholders may accelerate amounts owed under such Notes and could foreclose upon the assets securing our obligations and our liquidity could be adversely impacted.

Upon the occurrence and during the continuance of an event of default under the Notes and the May 2021 Notes a, the Selling Stockholders have the option, among other things, to accelerate the debt, which was in the aggregate amount of $4.4 million as of, 2022, and foreclose upon the assets pledged as collateral, any of which could severely affect our liquidity and significantly harm our business. The Selling Stockholders have not exercised any remedies under the Notes as of the date of this prospectus. In addition, interest under the Notes would accrue at 20% per annum until any event of defaults are cured. In the event that we are in default under the Notes, and such holders were to assert an event of default and demand repayment pursuant to the terms of the Notes, our business, operating results and financial condition would be adversely affected.

Our obligations to the holders of our Notes are secured by a security interest in substantially all of our assets, so if we default on those obligations, the note holders could foreclose on our assets.

Our obligations under the Notes are secured by a security interest in substantially all of our assets. As a result, if we default in our obligations under the Notes, the holders of the notes, acting through their appointed agent, could foreclose on their security interests and liquidate some or all of these assets, which would harm our business, financial condition and results of operations and could require us to curtail or cease operations.

If the holders of our Notes elect to convert the principal and interest due under the Notes, our stockholders will experience substantial dilution in their investment.

The total remaining principal amount we owe to the holders of our Notes and May 2021 Notes is approximately $4.4 million. If the holders of these Notes were to elect to convert all of the principal amount (and assuming no interest has accrued on the principal amount) into shares of our common stock at the Conversion Price of $1, we would be required to issue approximately 4.4 million shares. These conversions would result in significant dilution to the investments of our existing stockholders.

The terms of our security agreement and other debt documents restrict our current and future operations, which could adversely affect our ability to respond to changes in our business and to manage our operations.

Our security agreement and other debt documents issued under the private placement contain a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

●	incur additional debt;

●	pay dividends and make other restricted payments;

●	create liens; or

●	sell our collateral, other than inventory in the ordinary course of business.

If the holders of our Notes accelerate our indebtedness, our assets would not be sufficient to repay this indebtedness in full and the creditor would be permitted to exercise broad secured creditor remedies.

Risks Related to this Offering and Our Common Stock

There has been a limited public market for our common stock, and we do not know whether one will develop to provide you adequate liquidity. Furthermore, the trading price for our common stock, should an active trading market develop, may be volatile and could be subject to wide fluctuations in per-share price.

Our common stock is quoted on the Pink Open Market under the trading symbol “OHCS”; historically, however, there has been a limited public market for our common stock. We cannot assure you that an active trading market for our common stock will develop or be sustained. The liquidity of any market for the shares of our common stock will depend on a number of factors, including:

●	the number of stockholders;

●	our operating performance and financial condition;

●	the market for similar securities;

●	the extent of coverage of us by securities or industry analysts; and

●	the interest of securities dealers in making a market in the shares of our common stock.

Even if an active trading market develops, the market price for our common stock may be highly volatile and could be subject to wide fluctuations. In addition, the price of shares of our common stock could decline significantly if our future operating results fail to meet or exceed the expectations of market analysts and investors and actual or anticipated variations in our quarterly operating results could negatively affect our share price.

The volatility of the price of our common stock may also be impacted by the risks discussed under this “Risk Factors” section, in addition to other factors, including:

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	significant sales of our common stock or other securities in the open market;

●	variations in interest rates;

●	changes in the market valuations of other comparable companies; and

●	changes in accounting principles.

Our outstanding warrants and preferred stock may affect the market price and liquidity of the common stock.

As of December 16, 2022, we had warrants for the purchase up to an additional 1,705,000 shares of common stock outstanding. All of these warrants are exercisable as of the date of this prospectus at an exercise price of $1.25 per share. We also have outstanding 1,102 shares of our series A preferred stock outstanding, which is convertible into 1,377 shares of common stock as well as 8,105,724 shares of our series B preferred stock outstanding, which is convertible into 405,286 shares of common stock. As described more fully below, holders of our notes and warrants may elect to receive a substantial number of shares of common stock upon conversion of the notes and/or exercise of the warrants. The amount of common stock reserved for issuance may have an adverse impact on our ability to raise capital and may affect the price and liquidity of our common stock in the public market. In addition, the issuance of these shares of common stock will have a dilutive effect on current stockholders’ ownership.

The conversion of outstanding convertible notes into shares of common stock could materially dilute our current stockholders.

As of December 16, 2022, we had approximately $4.4 million aggregate principal amount of convertible notes outstanding, convertible into shares of our common stock at a fixed price of $1.00 per share. The conversion price of these notes may be less than the market price of our common stock at the time of conversion, and which may be subject to future adjustment due to certain events, including our issuance of common stock or common stock equivalents at an effective price per share lower than the conversion rate then in effect. If the entire principal amount of all the outstanding convertible notes is converted into shares of common stock, we would be required to issue an aggregate of no less than approximately 4.4 million shares of common stock. If we issue all of these shares, the ownership of our current stockholders will be diluted.

Because our common stock may be deemed a low-priced “penny” stock, an investment in our common stock should be considered high-risk and subject to marketability restrictions.

Historically, the trading price of our common stock has been $5.00 per share or lower, and deemed a penny stock, as defined in Rule 3a51-1 under the Exchange Act, and subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-100. Those rules require broker–dealers, before effecting transactions in any penny stock, to:

●	deliver to the customer, and obtain a written receipt for, a disclosure document;

●	disclose certain price information about the stock;

●	disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

●	send monthly statements to customers with market and price information about the penny stock; and

●	in some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock and may affect the ability of holders to sell their common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Financial Industry Regulatory Authority (“FINRA”) sales practice requirements may also limit a stockholder’s ability to buy and sell our common stock, which could depress the price of our common stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require a broker-dealer to have reasonable grounds for believing that the investment is suitable for that customer before recommending an investment to a customer. Prior to recommending speculative low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. Thus, the FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our shares of common stock, have an adverse effect on the market for our shares of common stock, and thereby depress our price per share of common stock.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock may be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have, and may never obtain, research coverage by securities and industry analysts. If no or few securities or industry analysts commence coverage of us, the trading price for our common stock may be negatively affected. In the event that we receive securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

We do not currently or for the foreseeable future intend to pay dividends on our common stock.

We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, any return on your investment in our common stock will be limited to the appreciation in the price of our common stock, if any.

We became subject to the reporting requirements with the Securities and Exchange Commission in July 2022. Until such time as we satisfy the requirements under Rule 144(i), there may not be liquidity in our common stock.

We became subject to any reporting obligations with the SEC in July 2022, and we were previously a “shell company” as defined in Rule 12b-2 under the Exchange Act. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after we (a) are no longer a shell company; and (b) has filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it is no longer a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months (or for such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports. As a result, Rule 144 is not currently available to us.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds from the sale of the Shares offered by them pursuant to this prospectus. We will not receive any proceeds from the sale of the Shares by the Selling Stockholders; however, we would receive proceeds upon such Selling Stockholders’ cash exercise of Warrants. If the Selling Stockholders’ fully exercise the Warrants proceeds would be approximately $1.9 million. We can give no assurances that any such Warrant will be exercised, nor can we give any assurances that we will receive any from the Selling Stockholders sale pursuant to this prospectus.

We intend to use any proceeds from the Selling Stockholders’ exercise of the Warrants for working capital and other general corporate purposes. We may use a portion of any proceeds we might receive for acquisitions of complementary businesses, technologies, or other assets. However, we have no commitments to use any proceeds we might receive from this offering for any such acquisitions or investments at this time.

DIVIDEND POLICY

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

MARKET FOR OUR COMMON STOCK AND DIVIDEND POLICY

Our common stock is quoted on the Pink Open Market. Our common stock is currently quoted under the trading symbol “OHCS”. Trading volume of our common stock has often been very limited. As a result, the trading price of our common stock has been subject to significant fluctuations. There can be no assurance that a liquid market will develop in the foreseeable future.

Transfer of our common stock may also be restricted under securities or “blue sky” laws of certain states and foreign jurisdictions. Consequently, investors may not be able to liquidate their investments and should be prepared to hold the common stock for an indefinite period of time. Over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

Stockholders

As of December 16, 2022, there were 435 stockholders of record, which total does not include stockholders who hold their shares in “street name.” The transfer agent for our common stock is Securities Transfer Corporation, whose address is 2901 N. Dallas Parkway, Suite 380, Plano, Texas 75093.

Dividends

We have not paid any dividends on our common stock to date. We do not anticipate that we will pay dividends in the foreseeable future but rather intend to use any future earnings for the development and expansion of our business.

Any future payment of cash dividends on our common stock will be dependent upon (i) the amount of funds legally available, (ii) our earnings, if any, (iii) our financial condition, (iv) anticipated capital requirements, and (v) all other factors as our board of directors may find relevant at the time.

Selected Historical Consolidated Financial Data

The following table sets forth our selected financial data as of the dates and for the periods indicated. We have derived the statement of operations data for the years ended December 31, 2021 and 2020 from our audited financial statements included elsewhere in this prospectus. The statements of operations data for the nine months ended September 30, 2022 and the balance sheet data as of September 30, 2022 have been derived from our unaudited financial statements included elsewhere in this prospectus.  The following summary financial data should be read with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes and other information included elsewhere in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future and the results for the nine months ended September 30, 2022 are not necessarily indicative of the results that may be expected for the full fiscal year.

Statement of Operations Data:

	Years Ended December 31,		Nine Months Ended September 30, (unaudited)
	2021	2020	2022	2021
Revenue	$827,266	$1,085,712	$1,000,945	$623,185
Cost of Sales	108,702	205,803	201,873	145,041
Gross Profit	718,564	879,909	799,072	478,144
Total Operating Expenses	8,458,342	1,261,755	9,171,616	4,884,338
Loss from Operations	(7,739,778)	(381,846)	(8,372,544)	(4,406,194)
Total Other income (expense)	(678,929)	116,427	(1,485,170)	(491,948)
Net Loss	(7,752,091)	(265,419)	(10,524,330)	(4,898,142)
Basic and diluted net loss per share	(0.46)	(0.01)	1,000,945	$623,185)
Weighted average of shares outstanding	16,993,671	21,038,115	201,873	145,041

Balance Sheet Data:

			September 30,
	December 31,		2022
	2021	2020	(unaudited)
Cash and cash equivalents	$260,838	1,041,890	$680,876
Working capital (1)	657,006	422,853	(120,307)
Total assets	7,783,803	1,994,026	7,405,660
Total current liabilities	1,416,855	1,213,149	1,800,934
Total stockholders’ equity (deficit)	5,412,484	444,353	2,827,651

(1)	Working capital is defined as total current assets minus total current liability

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. Some of the information contained in this discussion and analysis or set forth elsewhere in this prospectus, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” You should review the “Risk Factors” section of this prospectus for a discussion of important factors that could cause our actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

The Company is dedicated to: (1) i advancing access to clinical trial research; and (2) improving and simplifying access to vaccines and pharmaceutical products. Currently the Company provides these services through its portfolio companies, Clinical Research Alliance, Inc. (“CRA”), and Worker’s Health Rx (d/b/a “Vitality Rx”).

Our vision for the Company is to continue to grow by acquiring controlling interests in healthcare-related businesses with strong leadership teams, innovative products and services, and proven technologies or processes that expand access to high quality healthcare and improve overall health outcomes and physical well-being. Our goal at Optimus is to empower physicians and patients with the information, guidance and tools needed to make informed health care choices. The Company seeks synergies among its portfolio companies and facilitates access to its management team which has extensive industry experience - including 17 drug or device approvals - and its network of financial and business partners to help finance growth and accelerate business market trajectories.

Clinical Research Alliance

On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”), in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. In connection with the transaction all prior officers and directors of the Company resigned and new officers and directors were appointed as officers and directors of the Company. On November 25, 2020, Clinical Research Alliance Acquisition Corp. (“CRAAC”), an entity 99% owned by Optimus, acquired 100% of the outstanding equity interests in CRA in exchange for 70 shares of its common stock.

CRA provides services to a world-class team of dedicated oncologists across the Tri-State area that are united by a shared commitment to conduct clinical research. CRA provides independent, community-based oncology practices and hospitals in diverse communities with the necessary infrastructure and support to enroll their patients in cutting edge clinical trials without the patients having to leave their physicians’ offices, hospitals or their local communities.

CRA currently supports a number of community-based physicians and has signed an agreement with its first acute care hospital in Brooklyn, New York. CRA’s current focus is with oncologists in private practice, as well as rural and small hospitals in diverse communities.

CRA contracts with pharmaceutical companies and Contract Research Organizations (“CRO”) to conduct clinical trials (Phases I-IV) for investigational new drugs, biologics and medical devices, and has worked with over 40 pharmaceutical companies since inception. CRA’s customers consist primarily of large and mid-sized pharmaceutical and biotech companies. In the last 12 years, CRA has conducted 180 clinical trials. As CRA was the highest enroller in many of these clinical trials, many of those clinical trials led to FDA approval for the trial compounds used to treat various cancers. Depending on the clinical trial design, CRA invoices the pharmaceutical manufacturer for some or all of the following services: startup fees, diagnostic tests, laboratory tests, patient stipends, pharmacy fees, patient visits, document storage and the reporting of serious adverse events.

CRA also contracts with independent community-based oncology practices and hospitals in diverse communities to assist in the conduct of the clinical trials. CRA’s services to the community-based practices and hospitals in diverse communities include:

(1)	maintaining the documentation necessary for the conduct of the clinical trial;

(2)	obtaining Internal Review Board (“IRB”) approval;

(3)	collecting data required by the trial protocol;

(4)	filing regulatory and compliance related documentation; and

(5)	dispensing drugs necessary to conduct the clinical trial.

Our contracts with the community-based practices and hospitals include specific budgets for particular services rendered. The contracts may range in duration from a few months to several years or longer depending on the nature of the work performed. In some cases, a portion of the contract fee is paid at the time the contract is executed with the balance of the contract fee payable either monthly or in installments upon the achievement of milestones over the study duration. Our contracts generally may be terminated or reduced in scope either immediately or upon short notice. Our contracts with our community-based oncology practices and hospitals result in the payment of fees for services rendered to the principal investigator that is conducting a particular clinical trial. The COVID-19 pandemic did not impact any open trials that were ongoing as CRA was able to conduct business remotely instead of through on-site visits. However, it did impact the number of new trials that were initiated in 2020 and 2021. The number of oncology trials has rebounded in 2022.

CRA employs experienced Clinical Research Coordinators that travel to the community-based practices and hospitals for required study visits. Additionally, CRA’s principal investigator for a specific clinical trial is in contact with the oncology practices and hospitals to provide the necessary oversight. Community-based practices and hospitals choose CRA because we provide the opportunity to conduct and conveniently enroll their patients in important clinical trials often unavailable to those community-based practice groups and hospitals. In addition, CRA is committed to increasing clinical trial access to patients from diverse and underserved communities that will better represent the real-world population. Although CRA’s historical focus has been in the area of oncology, in the future we intend to expand our therapeutic reach into gastroenterology, dermatology, cardiology, urology and ophthalmology. The National Institutes of Health estimate that there are currently 126,164 active clinical studies in these therapeutic areas.

The clinical research industry is fragmented, consisting of many small, niche service providers, a number of medium-sized providers and a number of large CROs that are differentiated by the scale of their global operations, breadth of service portfolios and supporting technology infrastructure. Companies like CRA generally compete on the basis of previous product experience, the ability to recruit patients, the depth of therapeutic and scientific expertise, the strength of project teams, price and increasingly on the ability to apply new innovation that can drive significant time and cost savings throughout the development process.

On May 1, 2020, CRA entered into a note agreement for an aggregate principal amount of $146,250 with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration (“SBA”) (the “2020 PPP Loan”). On February 19, 2021, CRA entered into a note agreement for an aggregate principal amount of $148,975 with JPMorgan Chase under the CARES Act administered by the SBA (the “2021 PPP Loan” and together with the 2020 PPP Loan, the “PPP Loans”). CRA received total aggregate proceeds of $295,225 under the PPP Loans. In accordance with the requirements of the CARES Act, CRA used proceeds from the PPP Loans primarily for payroll costs. The 2020 PPP Loan was scheduled to mature on May 1, 2021 and the 2021 PPP Loan was scheduled to mature on February 19, 2022, each with a 1% interest rate and subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. $126,545.50 of the 2020 PPP Loan was forgiven on March 26, 2021. The remaining balance of $19,136.50 of the 2020 PPP Loan was not forgiven because an employee was terminated during the period. This amount is due in five years and is being repaid on a monthly basis. The 2021 PPP Loan was fully forgiven on November 3, 2021.

PainScript

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock, including shares issuable upon satisfaction of certain milestones. On December 28, 2021, we entered into an amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed to modify the commercial milestones which need to be achieved for the release of 400,000 shares of the Company’s common stock to be equal to: (i) the generation of at least $80,000 in aggregate revenue between December 31, 2021 and March 31, 2022; or (ii) between December 31, 2021 and March 31, 2022, the entry into one or more commercial enterprise contracts that will generate revenue during their term not less than $200,000 from commercial sales of the Chronic Care Management application (a “Commercialization Success”). On April 13, 2022, we entered into a second amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed that upon a Commercialization Success and the Company’s receipt of revenue in excess of $200,000 from the commercial enterprise contracts entered into in connection with such Commercialization Success or a Change of Control (as defined therein), the Company shall release the 400,000 shares of Company common stock to the PainScript shareholders.

On December 7, 2022, the Company entered into a stock acquisition agreement (the “Dec 2022 Agreement”) by and among the Company, Optimus Health, Inc., PainScript and certain shareholders of the Company pursuant to which the Company agreed to exchange 100% of the outstanding shares of PainScript for 1,600,000 shares of the Company’s common stock, which shares were then cancelled. The transactions contemplated by the Dec 2022 Agreement closed on December 15, 2022. In connection with the closing of the Dec 2022 Agreement, the 400,000 earnout shares issued to the former shareholders of PainScript were also cancelled. In addition, at closing, the Company provided a loan in the aggregate principal amount of $200,000 to PainScript to cover employee liabilities and general working capital. The loan bears interest at a rate of 8% per annum and matures on the one year anniversary of the original issuance date. The loan is secured by a pledge of a majority of the voting capital stock of PainScript held by certain PainScript shareholders. The Company also contributed $100,000 to PainScript in order to cover outstanding liabilities.

Vitality Rx

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc., d/b/a Vitality Rx (“Vitality Rx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid in full.

Vitality Rx is a pharmacy dedicated to serving the pharmacy needs of clients and patients, community based or residing in Long-Term Care facilities, in a timely and caring manner. The pharmacy maintains an extensive on-site inventory of brand and generic medications and common and esoteric vaccines and hyperimmune agents. In addition, Vitality Rx is exploring the possibility of providing pharmaceuticals and clinical and consulting services to senior living providers which includes, but is not limited to, skilled nursing facilities, assisted living facilities, memory care centers and group homes.

Recent Developments

On December 7, 2022, the Company entered into a stock acquisition agreement (the “Dec 2022 Agreement”) by and among the Company, Optimus Health, Inc., PainScript and certain shareholders of the Company pursuant to which the Company agreed to exchange 100% of the outstanding shares of PainScript for 1,600,000 shares of the Company’s common stock, which shares were then cancelled. The transactions contemplated by the Dec 2022 Agreement closed on December 15, 2022. In connection with the closing of the Dec 2022 Agreement, the 400,000 earnout shares issued to the former shareholders of PainScript were also cancelled. In addition, at closing, the Company provided a loan in the aggregate principal amount of $200,000 to PainScript to cover employee liabilities and general working capital. The loan bears interest at a rate of 8% per annum and matures on the one year anniversary of the original issuance date. The loan is secured by a pledge of a majority of the voting capital stock of PainScript held by certain PainScript shareholders. The Company also contributed $100,000 to PainScript in order to cover outstanding liabilities.

On June 7, 2022, we entered into a securities purchase agreement with certain accredited investors pursuant to which we issued senior secured convertible notes in an aggregate principal amount of $2.2 million for an aggregate purchase price of $2.0 million (“Notes”). In connection with the issuance of the Notes, we issued to the investors warrants to purchase an aggregate of 1,540,000 shares of common stock and 200,000 shares of common stock.

The Notes each have a term of twenty-four months and mature on June 7, 2024, unless earlier converted. The Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis beginning on July 1, 2022. The Notes are convertible at any time, at the holder’s option, into shares of our common stock at an initial conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the conversion price then in effect.

Each warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The investors may exercise the warrants on a cashless basis if the shares of common stock underlying the warrants are not then registered pursuant to an effective registration statement. In the event the investors exercise the warrants on a cashless basis, then we will not receive any proceeds.

The Notes rank pari passu with the senior secured convertible notes issued in a May 2021 financing (the “May 2021 Notes”) and senior to all current and future indebtedness of the Company and are secured by substantially all of the assets of the Company. In addition, some of the Company’s subsidiaries entered into a subsidiary guaranty agreement and guaranteed the obligations owed to investors under the Notes.

A Registration Rights Agreement was executed in connection with the issuance of the Notes, the warrants and the common stock. If we fail to have it filed with the SEC within 180 days following the date of the financing, or if the Company fails to maintain the effectiveness of the registration statement until all of such shares of common stock have been sold or are otherwise able to be sold pursuant to Rule 144 under the Securities Act of 1933, as amended, without any volume or manner of sale restrictions, then the Company will be obligated to pay to the holders of the May 2021 Notes then, in addition to any other rights the holders may have hereunder or under applicable law, until the applicable event of default is cured, liquidated damages equal to an amount in cash, their pro rata portion of $20,000, on the date of such event of default and on every thirtieth (30th) day (pro-rated for periods totaling less than thirty days) thereafter.  If the Company is not 144 eligible and if all the securities included by this Registration Statement and the June 2022 financing are not subject to one or more registration statements declared effective by the Commission within 180 days of the date hereof, the following partial liquidated damages shall apply: (i) if none of the registrable securities are so registered, $40,000 per month; and (ii) if only the registrable securities covered by the May 2021 Registration Rights Agreement are subject to a registration statement declared effective by the Commission within the applicable time period, $20,000 per month, in each case until cured.

On April 13, 2022, we entered into a second amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed that upon a Commercialization Success and the Company’s receipt of revenue in excess of $200,000 from the commercial enterprise contracts entered into in connection with such Commercialization Success or a Change of Control (as defined therein), the Company shall release the 400,000 shares of Company common stock to the PainScript shareholders.

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc. (d/b/a “Vitality Rx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid in full.

On December 17, 2021, the Company filed an amendment to its Amended and Restated Articles of Incorporation amending the voting and conversion rights of the Series A Preferred stock such that each share of Series A preferred stock now converts into 1.25 shares of common stock and votes on an as converted basis.

On November 29, 2021, we entered into a non-binding Letter of Intent to acquire all the outstanding capital stock of Worker’s Health Rx., d/b/a Vitality Rx, for 250,000 shares of the Company’s common stock and $350,000 cash.

We entered into a securities purchase agreement dated May 25, 2021, with funds affiliated with Arena Investors LP (“Arena”) pursuant to which we issued convertible notes in an aggregate principal amount of $2.2 million for an aggregate purchase price of $2.0 million (the “Notes”). In connection with the issuance of the Notes, we issued Arena warrants to purchase an aggregate of 165,000 shares of common stock (the “May 2021 Warrants”) and 1,727,859 shares of common stock.

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock, including shares issuable upon satisfaction of certain milestones.

We filed a Certificate of Amendment with the Florida Secretary of State on January 24, 2021, to reflect that we changed our name from Between Dandelions, Inc. to Optimus Healthcare Services, Inc. In conjunction with the name change, we received approval from the OTCIQ to change our company symbol from “HOPS” to “OHCS.”

On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”) in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. In connection with the transaction all prior officers and directors of the Company (except Michael Pruitt) resigned and new officers and directors were appointed as officers and directors of the Company.

On November 25, 2020, Clinical Research Alliance Acquisition Corp. (“CRAAC”), an entity majority owned by Optimus, acquired 100% of the outstanding equity interests in Clinical Research Alliance, Inc. (“CRA”) in exchange for 70 shares of its common stock.

Impact of COVID-19

On January 30, 2020, the World Health Organization (“WHO”) announced a global health emergency because of a new strain of coronavirus originating in Wuhan, China (the “COVID-19 outbreak”) and the risks to the international community as the virus spread globally beyond its point of origin. In March 2020, the WHO classified the COVID-19 outbreak as a pandemic, based on the rapid increase in exposure globally.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this Quarterly Report on Form 10-Q. As such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation and its impact on our financial condition, liquidity, operations, suppliers, industry, and workforce.

The ultimate impact of the COVID-19 pandemic is highly uncertain and subject to change, and we do not yet know the full extent of potential delays or impacts on our business, financing or clinical trial activities or on healthcare systems or the global economy as a whole. The COVID-19 pandemic did not impact any open trials that were ongoing as CRA able to conduct business remotely instead of through on-site visits. However, it did impact the number of new trials that were initiated in 2020 and 2021. Although we cannot estimate the length or gravity of the impact of the COVID-19 outbreak nor estimate the potential impact to our financial statements at this time, if the pandemic continues, it could have a material adverse effect on our results of future operations, financial position, liquidity, and capital resources, and those of the third parties on which we rely.

Results of Operations

Comparison of the Three Months Ended September 30, 2022 and September 30, 2021

Revenues

Revenues were $347,159 for the three months ended September 30, 2022 and $148,259 for the three months ended September 30, 2021, an increase of $198,900. Revenues consist primarily of services to pharmaceutical companies for the execution of oncology clinical trials. The increase in revenues was a result of a rebound to normal operations in 2022 versus the prior period where the lower revenues were impacted by COVID-19 and reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19.

Cost of Sales

Cost of Sales were $65,020 for the three months ended September 30, 2022 and $39,760 for the three months ended September 30, 2021, an increase of $25,260. Cost of Sales consist primarily of outside physician services. The increase in cost of sales was a result of a rebound to normal operations in 2022 versus the prior period where the lower sales were impacted by COVID-19 and reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19.

Gross Profit

Gross profit was $282,139 for the three months ended September 30, 2022 and $108,499 for the three months ended September 30, 2021, an increase of $173,640. The increase in gross profit was a result of a rebound to normal operations in 2022 versus the prior period where the lower sales were impacted by COVID-19 and reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19.

Stock based compensation

Stock based compensation was $1,304,512 for the three months ended September 30, 2022 and $2,308,044 for the three months ended September 30, 2021. Stock based compensation consists of options issued to employees and consultants.

Personnel Expenses

Personnel expenses were $715,028 for the three months ended September 30, 2022 and $368,162 for the three months ended September 30, 2021, an increase of $346,866. Personnel expenses consist primarily of executive employment agreements and employee salaries and payroll taxes. The increase was a result of a new CEO and other employees for CRA.

General and Administrative Expenses

General and administrative expenses were $517,636 for the three months ended September 30, 2022 and $154,747 for the three months ended September 30, 2021, an increase of $362,889. General and administrative expenses consist primarily of insurance, rent, study expenses and other corporate expenses.

Professional Fees

Professional Fees were $114,276 for the three months ended September 30, 2022 and $83,948 for the three months ended September 30, 2021, an increase of $30,328. Professional Fees consist primarily of legal and accounting fees. The increase was a result of increased legal fees.

Loss from Operations

The Company had a loss from operations of $2,369,313 for the three months ended September 30, 2022 and $2,806,402 for the three months ended September 30, 2021, an increase of $432,089.

Amortization of Debt Discount

Amortization of Debt Discount was $291,318 for the three months ended September 30, 2022 and $277,261 for the three months ended September 30 2021.  The increase was a result of new convertible debt issued in June 2022.

Interest Expense

Interest expense was $104,291 for the three months ended September 30, 2022 and $77,866 for the three months ended September 30, 2021, an increase of $26,425.  Interest expense consists primarily of interest on convertible debt. The increase was a result of new convertible debt issued in June 2022.

Loss on extinguishment of debt & accounts payable

The Company recorded a loss on extinguishment of debt and accounts payable in the amount of $264,261 for the three months ended September 30, 2022.

Net Loss from Investments

Net loss from investments was $61,111 for the three months ended September 30, 2022 and $19,474 for the three months ended September 30, 2021.  Net loss from investments consists of realized and unrealized gains from marketable securities purchased in 2021.

Net Loss

Net loss attributable to common shareholders was $3,090,287 for the three months ended September 30, 2022 and $3,179,719 for the three months ended September 30, 2021, a decrease of $89,432.

Comparison of the Nine months Ended September 30, 2022 and September 30, 2021

Revenues

Revenues were $1,000,945 for the nine months ended September 30, 2022 and $623,185 for the nine months ended September 30, 2021, an increase of $377,760. Revenues consist primarily of services to pharmaceutical companies for the execution of oncology clinical trials. The increase in revenues was a result of a rebound to normal operations in 2022 versus the prior period where the lower revenues were impacted by COVID-19 and reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19.

Cost of Sales

Cost of Sales were $201,873 for the nine months ended September 30, 2022 and $145,041 for the nine months ended September 30, 2021, an increase of $56,832. Cost of Sales consist primarily of outside physician services. The increase in Cost of Sales was a result of a rebound to normal operations in 2022 versus the prior period where the lower sales were impacted by COVID-19 and reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19.

Gross Profit

Gross profit was $799,072 for the nine months ended September 30, 2022 and $478,144 for the nine months ended September 30, 2021, an increase of $320,928. The increase in gross profit was a result of a rebound to normal operations in 2022 versus the prior period where the lower sales were impacted by COVID-19 and reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19.

Stock based compensation

Stock based compensation was $5,191,214 for the nine months ended September 30, 2022 and $2,767,357 for the nine months ended September 30, 2021. Stock based compensation consists of options issued to employees and consultants.

Personnel Expenses

Personnel expenses were $1,757,339 for the nine months ended September 30, 2022 and $989,260 for the nine months ended September 30, 2021, an increase of $768,079. Personnel expenses consist primarily of executive employment agreements and employee salaries and payroll taxes. The increase was a result of a new employment agreement with the CEO for CRA and other employees for CRA.

General and Administrative Expenses

General and administrative expenses were $1,750,636 for the nine months ended September 30, 2022 and $636,120 for the nine months ended September 30, 2021, an increase of $1,114,516. General and administrative expenses consist primarily of insurance, rent, study expenses and other corporate expenses. The increase was a result of added expenses related to the acquisition of Vitality Rx.

Professional Fees

Professional Fees were $472,427 for the nine months ended September 30, 2022 and $491,601 for the nine months ended September 30, 2021, a decrease of $19,174. Professional Fees consist primarily of legal and accounting fees. The decrease was a result of decreased legal and audit related fees from the prior period where there were legal costs and auditing fees related to acquired companies.

Loss from Operations

The Company had a loss from operations of $8,372,544 for the nine months ended September 30, 2022 and $4,406,194 for the nine months ended September 30, 2021, an increase of $3,966,350.  The increase was a result of added expenses related to new acquisitions as well as stock-based compensation of $5,191,214.

Amortization of Debt Discount

Amortization of Debt Discount was $840,311 for the nine months ended September 30, 2022 and $385,754 for the nine months ended September 30 2021.  The increase was a result of new convertible debt issued in 2022.

Interest Expense

Interest expense was $223,015 for the nine months ended September 30, 2022 and $101,720 for the nine months ended September 30, 2021, an increase of $121,295.  Interest expense consists primarily of interest on convertible debt. The increase was a result of new convertible debt issued in 2022.

Loss on extinguishment of debt & accounts payable

The Company recorded a loss on extinguishment of debt and accounts payable in the amount of $264,261 for the nine months ended September 30, 2022.

Net Loss from Investments

Net loss from investments was $157,590 for the nine months ended September 30, 2022 and $19,474 for the nine months ended September 30, 2021.  Net loss from investments consists of realized and unrealized gains from marketable securities purchased in 2021.

Net Loss

Net loss attributable to common shareholders was $10,524,260 for the nine months ended September 30, 2022 and $4,754,322 for the nine months ended September 30, 2021, an increase of $5,560,555. The increase was a result of added expenses related to new acquisitions as well as stock-based compensation of $5,191,214.

Comparison of the Years Ended December 31, 2021 and 2020

Revenues

Revenues were $827,266 for the year ended December 31, 2021 and $1,085,712 for the year ended December 31, 2020, a decrease of $258,446. Revenues consist primarily of services to pharmaceutical companies for the execution of oncology clinical trials. The decrease was a result of COVID-19 reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19. Additionally, in 2020, patients were not visiting their doctors and as a result were not getting diagnosed.

Cost of Sales

Cost of Sales were $108,702 for the year ended December 31, 2021 and $205,803 for the year ended December 31, 2020, a decrease of $97,101. Cost of Sales consist primarily of outside physician services. The decrease was a result of COVID-19 reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19. Additionally, in 2020, patients were not visiting their doctors and as a result were not getting diagnosed.

Gross Profit

Gross profit was $718,564 for the year ended December 31, 2021 and $879,909 for the year ended December 31, 2020, a decrease of $161,345. The decrease was a result of COVID-19 reducing the number of oncology trials offered as many pharmaceuticals companies changed their focus to vaccine development and treatment for COVID-19. Additionally, in 2020, patients were not visiting the doctors and as a result were not getting diagnosed.

Stock based compensation

Stock based compensation was $4,700,222 for the year ended December 31, 2021 and $0 for the year ended December 31, 2020. Stock based compensation consists of options issued to employees and consultants. There were no stock options issued during the year ended December 31, 2020.

Personnel Expenses

Personnel expenses were $1,581,716 for the year ended December 31, 2021 and $884,374 for the year ended December 31, 2020, an increase of $697,342. Personnel expenses consist primarily of executive employment agreements and employee salaries and payroll taxes. The increase was a result of new employment agreements with our CEO and CFO.

General and Administrative Expenses

General and administrative expenses were $1,499,791 for the year ended December 31, 2021 and $354,761 for the year ended December 31, 2020, an increase of $1,145,030. General and administrative expenses consist primarily of insurance, rent, study expenses and other corporate expenses. The increase was a result of added expenses related to new acquisitions.

Professional Fees

Professional Fees were $676,613 for the year ended December 31, 2021 and $22,620 for the year ended December 31, 2021, an increase of $653,993. Professional Fees consist primarily of legal and accounting fees. The increase was a result of increased legal and audit related fees related to operations and acquisitions.

Loss from Operations

The Company had a loss from operations of $(7,739,778) for the year ended December 31, 2021 and $(381,846) for the year ended December 31, 2020, an increase of $7,357,932.  The increase was a result of added expenses related to new acquisitions as well as stock-based compensation of $4,700,222.

Amortization of Debt Discount

Amortization of Debt Discount was $(663,014) for the year ended December 31, 2021 and $0 for the year ended December 31, 2020.  The increase was a result of new convertible debt issued in 2021.

Forgiveness of PPP Loan

Forgiveness of a payroll protection loan was $148,975 for the year ended December 31, 2021 and $126,546 for the year ended December 31, 2020.

Interest Expense

Interest expense was $(157,330) for the year ended December 31, 2021 and $(10,119) for the year ended December 31, 2020, an increase of $147,211.  Interest expense consists primarily of interest on convertible debt. The increase was a result of new convertible debt issued in May 2021.

Net Loss from Investments

Net loss from investments was $(22,560) for the year ended December 31, 2021 and $0 for the year ended December 31, 2020.  Net loss from investments consists of realized and unrealized gains from marketable securities purchased in 2021.

Interest Income

Interest income was $(15,000) for the year ended December 31, 2021 and $0 for the year ended December 31, 2020, an increase of 15,000.  Interest income consists primarily of interest on a short-term loan receivable.

Net Loss

Net loss was $(7,752,091) for the year ended December 31, 2021 and $(265,419) for the year ended December 31, 2020, an increase of $(7,486,672).  The increase was a result of added expenses related to new acquisitions as well as stock-based compensation of $4,700,222.

Liquidity and Capital Resources

The Company’s current operations have focused on business planning and raising capital. The Company has sustained operating losses since inception and expects such losses to continue over the foreseeable future. In May 2021, the Company issued approximately $2.2 million aggregate principal amount of the notes and in June 2022, the Company issued an additional $2.2 million aggregate principal amount of notes on the same terms as the notes issued in May 2021. Substantial additional financing will be needed by the Company to fund its operations and to commercially develop its product candidates and services. Management is currently evaluating different strategies to obtain the required funding for future operations. These strategies may include but are not limited to: public offerings of equity and/or debt securities, payments from potential strategic research and development and licensing and/or marketing arrangements. Management believes that these ongoing and planned financing endeavors, if successful, will provide adequate financial resources to continue as a going concern for at least the next six months from the date the financial statements are issued; however, there can be no assurance in this regard. If the Company is unable to secure adequate additional funding, its business, operating results, financial condition and cash flows may be materially and adversely affected.

The independent auditors’ report accompanying our December 31, 2021 and 2020 financial statements contains an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. The financial statements of the Company have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. Accordingly, the financial statements do not include any adjustments that might be necessary should the Company be unable to continue in existence. The Company has incurred substantial losses and negative cash flows from operations since its inception and has an accumulated deficit of approximately $18,831,946 at September 30, 2022. The Company has incurred substantial losses and negative cash flows from operations since its inception and has an accumulated deficit of approximately $8,307,686 for the year ended December 31, 2021. The Company anticipates incurring additional losses until such time, if ever, that it can generate significant sales or revenue from its products and services. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

As of September 30, 2022, we had cash of $680,876 and negative working capital of $120,307. We may, however, in the future require additional cash resources due to changing business conditions, implementation of our strategy to expand our business, or other investments or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern. Management believes that actions presently being taken to obtain additional funding and implement its strategic plans for the Company’s operating businesses provide the opportunity for the Company to continue as a going concern.

During the nine months ended September 30, 2022, we had net cash flow used by operating activities of $3,032,629. The cash flow used by operating activities resulted from the net loss for the period, an increase in outstanding receivables, as partially offset by non-cash charges for stock-based compensation and stock issuance costs, and the amortization of debt discounts.

We had net cash flow provided by investing activities of $779,616 for the nine months ended September 30, 2022. The cash provided by investing activities was the result of sales and purchases of marketable securities, cash acquired in a business combination and acquisition of fixed assets.

We had net cash flow provided by financing activities of $2,673,051 for the nine months ended September 30, 2022. The cash provided by financing activities was primarily the result of proceeds from sale of equity and convertible securities.

During the year ended December 31, 2021, we had net cash flow used by operating activities of $2,754,054. The cash flow provided by operating activities resulted from the net loss for the year, an increase in outstanding receivables, non-cash charges for stock-based compensation and stock issuance costs, and the amortization of debt discounts as well as an increase in accrued expenses as offset by payment of accounts payable and net income from investments.

We had net cash flow used by investing activities of $1,584,496 for the year ended December 31, 2021. The cash used by investing activities was the result of investments in marketable securities and cash used for a note receivable.

We had net cash flow provided by financing activities of $3,557,498 for the year ended December 31, 2021. The cash provided by financing activities was the result of proceeds from the issuance of notes payable and the sale of common stock as partially offset by repayments on the line of credit.

As a result of the foregoing, the Company had a net decrease in cash of $781,052 during the year ended December 31, 2021.

During the year ended December 31, 2020, we had net cash flow used by operating activities of $258,136, The cash flow used by operating activities was primarily a result of our $265,419 net loss reconciled with our net non-cash expenses relating to depreciation expense, gain of forgiveness of PPP loan and changes in operating assets and liabilities related to accounts receivable, deposits and prepaid expenses and accounts payable and accrued liabilities.

We had net cash flow provided by investing activities of $1,160,815 for the year ended December 31, 2020.  The cash provided by investing activities was the result of the cash acquired in the business combination.

We had net cash flow provided by financing activities of $139,098 during the year ended December 31, 2020. These cash flows provided were primarily the result of the proceeds for debt financing offset by the payment on a line of credit.

As a result of the foregoing, the Company had a net increase in cash of $1,041,777 during the year ended December 31, 2020.

We estimate that the total expenses of the Company in connection with the registration of the securities on behalf of the Selling Stockholders, including registration, filing and listing fees, printing fees and legal and accounting expenses, will be approximately $50,000.

On May 1, 2020, the Company entered into a note agreement for an aggregate principal amount of $146,250 with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration (“SBA”) (the “2020 PPP Loan”). On February 19, 2021 the Company entered into a note agreement for an aggregate principal amount of $148,975 with JPMorgan Chase under the CARES Act administered by the SBA (the “2021 PPP Loan”). The Company received total aggregate proceeds of $295,225 under the PPP Loan. In accordance with the requirements of the CARES Act, the Company used proceeds from the PPP Loan primarily for payroll costs. The 2020 PPP Loan was scheduled to mature on May 1, 2021 and the 2021 PPP Loan was scheduled to mature on February 19, 2022, each with a 1% interest rate and is subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. $126,545.50 of the 2020 PPP Loan was forgiven on March 26, 2021. The remaining balance of $19,136.50 of the 2020 PPP Loan was not forgiven because an employee was terminated during the period. This amount is due in five years and is being repaid on a monthly basis. The 2021 PPP Loan was fully forgiven on November 3, 2021.

The impact of COVID-19 on our business has been considered in these assumptions; however, it is too early to know the full impact of COVID-19 or its timing on a return to more normal operations.

Critical Accounting Policies

We consider the following accounting policies to be critical given they involve estimates and judgments made by management and are important for our investors’ understanding of our operating results and financial condition. For more information see Note 2 to our audited financial statements beginning on page F-8 of this prospectus.

Inflation

We believe that inflation has not had a material adverse impact on our business or operating results during the periods presented.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements as of the date of this prospectus.

BUSINESS

Overview

The Company is dedicated to: (1) advancing access to clinical trial research; and (2) improving and simplifying access to vaccines and pharmaceutical products. Currently the Company provides these services through its portfolio companies, Clinical Research Alliance, Inc. (“CRA”), and Worker’s Health Rx (d/b/a “Vitality Rx”).

Our vision for the Company is to continue to grow by acquiring controlling interests in healthcare-related businesses with strong leadership teams, innovative products and services, and proven technologies or processes that expand access to high quality healthcare and improve overall health outcomes and physical well-being. Our goal at Optimus is to empower physicians and patients with the information, guidance and tools needed to make informed health care choices. The Company seeks synergies among its portfolio companies and facilitates access to its management team which has extensive industry experience - including 17 drug or device approvals - and its network of financial and business partners to help finance growth and accelerate business market trajectories.

Clinical Research Alliance

On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”), in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. In connection with the transaction all prior officers and directors of the Company (except director Michael Pruitt) resigned and new officers and directors were appointed as officers and directors of the Company. On November 25, 2020, Clinical Research Alliance Acquisition Corp. (“CRAAC”), an entity 99% owned by Optimus, acquired 100% of the outstanding equity interests in CRA in exchange for 70 shares of its common stock.

CRA provides services to a world-class team of dedicated oncologists across the Tri-State area that are united by a shared commitment to conduct clinical research. CRA provides independent, community-based oncology practices and hospitals in diverse communities with the necessary infrastructure and support to enroll their patients in cutting edge clinical trials without the patients having to leave their physicians’ offices, hospitals or their local communities.

CRA currently supports a number of community-based physicians and has signed an agreement with its first acute care hospital in Brooklyn, NY. CRA’s current focus is with oncologists in private practice, as well as rural and small hospitals in diverse communities.

CRA contracts with pharmaceutical companies and Contract Research Organizations (“CRO”) to conduct clinical trials (Phases I-IV) for investigational new drugs, biologics and medical devices, and has worked with over 40 pharmaceutical companies since inception. CRA’s customers consist primarily of large and mid-sized pharmaceutical and biotech companies. In the last 12 years, CRA has conducted 180 clinical trials. As CRA was the highest enroller in many of these clinical trials, many of those clinical trials led to FDA approval for the trial compounds used to treat various cancers. Depending on the clinical trial design, CRA invoices the pharmaceutical manufacturer for some or all of the following services: startup fees, diagnostic tests, laboratory tests, patient stipends, pharmacy fees, patient visits, document storage and the reporting of serious adverse events.

CRA also contracts with independent community-based oncology practices and hospitals in diverse communities to assist in the conduct of the clinical trials. CRA’s services to the community-based practices and hospitals in diverse communities include:

(1)	maintaining the documentation necessary for the conduct of the clinical trial;

(2)	obtaining Internal Review Board (“IRB”) approval;

(3)	collecting data required by the trial protocol;

(4)	filing regulatory and compliance related documentation; and

(5)	dispensing drugs necessary to conduct the clinical trial.

Our contracts with the community-based practices and hospitals include specific budgets for particular services rendered. The contracts may range in duration from a few months to several years or longer depending on the nature of the work performed. In some cases, a portion of the contract fee is paid at the time the contract is executed with the balance of the contract fee payable either monthly or in installments upon the achievement of milestones over the study duration. Our contracts generally may be terminated or reduced in scope either immediately or upon short notice. Our contracts with our community-based oncology practices and hospitals result in the payment of fees for services rendered to the principal investigator that is conducting a particular clinical trial. The COVID-19 pandemic did not impact any open trials that were ongoing as CRA was able to conduct business remotely instead of through on-site visits. However, it did impact the number of new trials that were initiated in 2020 and 2021.

CRA employs experienced Clinical Research Coordinators that travel to the community-based practices and hospitals for required study visits. Additionally, CRA’s principal investigator for a specific clinical trial is in contact with the oncology practices and hospitals to provide the necessary oversight. Community-based practices and hospitals choose CRA because we provide the opportunity to conduct and conveniently enroll their patients in important clinical trials often unavailable to those community-based practice groups and hospitals. In addition, CRA is committed to increasing clinical trial access to patients from diverse and underserved communities that will better represent the real-world population. Although CRA’s historical focus has been in the area of oncology, in the future we intend to expand our therapeutic reach into gastroenterology, dermatology, cardiology, urology and ophthalmology. The National Institutes of Health estimate that there are currently 126,164 active clinical studies in these therapeutic areas.

The clinical research industry is fragmented, consisting of many small, niche service providers, a number of medium-sized providers and a number of large CROs that are differentiated by the scale of their global operations, breadth of service portfolios and supporting technology infrastructure. Companies like CRA generally compete on the basis of previous product experience, the ability to recruit patients, the depth of therapeutic and scientific expertise, the strength of project teams, price and increasingly on the ability to apply new innovation that can drive significant time and cost savings throughout the development process.

On May 1, 2020, CRA entered into a note agreement for an aggregate principal amount of $146,250 with JPMorgan Chase Bank, N.A. (“JPMorgan Chase”) under the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration (“SBA”) (the “2020 PPP Loan”). On February 19, 2021, CRA entered into a note agreement for an aggregate principal amount of $148,975 with JPMorgan Chase under the CARES Act administered by the SBA (the “2021 PPP Loan” and together with the 2020 PPP Loan, the “PPP Loans”). CRA received total aggregate proceeds of $295,225 under the PPP Loans. In accordance with the requirements of the CARES Act, CRA used proceeds from the PPP Loans primarily for payroll costs. The 2020 PPP Loan was scheduled to mature on May 1, 2021 and the 2021 PPP Loan was scheduled to mature on February 19, 2022, each with a 1% interest rate and subject to the terms and conditions applicable to loans administered by the SBA under the CARES Act. $126,545.50 of the 2020 PPP Loan was forgiven on March 26, 2021. The remaining balance of $19,136.50 of the 2020 PPP Loan was not forgiven because an employee was terminated during the period. This amount is due in five years and is being repaid on a monthly basis. The 2021 PPP Loan was fully forgiven on November 3, 2021.

PainScript

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock, including shares issuable upon satisfaction of certain milestones. On December 28, 2021, we entered into an amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed to modify the commercial milestones which need to be achieved for the release of 400,000 shares of the Company’s common stock to be equal to: (i) the generation of at least $80,000 in aggregate revenue between December 31, 2021 and March 31, 2022; or (ii) between December 31, 2021 and March 31, 2022, the entry into one or more commercial enterprise contracts that will generate revenue during their term not less than $200,000 from commercial sales of the Chronic Care Management application (a “Commercialization Success”). On April 13, 2022, we entered into a second amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed that upon a Commercialization Success and the Company’s receipt of revenue in excess of $200,000 from the commercial enterprise contracts entered into in connection with such Commercialization Success or a Change of Control (as defined therein), the Company shall release the 400,000 shares of Company common stock to the PainScript shareholders.

On December 7, 2022, the Company entered into a stock acquisition agreement (the “Dec 2022 Agreement”) by and among the Company, Optimus Health, Inc., PainScript and certain shareholders of the Company pursuant to which the Company agreed to exchange 100% of the outstanding shares of PainScript for 1,600,000 shares of the Company’s common stock, which shares were then cancelled. The transactions contemplated by the Dec 2022 Agreement closed on December 15, 2022. In connection with the closing of the Dec 2022 Agreement, the 400,000 earnout shares issued to the former shareholders of PainScript were also cancelled. In addition, at closing, the Company provided a loan in the aggregate principal amount of $200,000 to PainScript to cover employee liabilities and general working capital. The loan bears interest at a rate of 8% per annum and matures on the one year anniversary of the original issuance date. The loan is secured by a pledge of a majority of the voting capital stock of PainScript held by certain PainScript shareholders. The Company also contributed $100,000 to PainScript in order to cover outstanding liabilities.

Vitality Rx

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc., d/b/a Vitality Rx (“Vitality Rx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid in full.

Vitality Rx is a pharmacy dedicated to serving the pharmacy needs of clients and patients, community based or residing in Long-Term Care Facilities, in a timely and caring manner.The pharmacy maintains an extensive on-site inventory of brand and generic medications and common and esoteric vaccines and hyperimmune agents. In addition, Vitality Rx is exploring the possibility of providing pharmaceuticals and clinical and consulting services to senior living providers which includes, but is not limited to, skilled nursing facilities, assisted living facilities, memory care centers and group homes.

Government Regulation

Our operations are subject to comprehensive United States federal, state and local regulation in the jurisdictions in which we do business. Our ability to operate profitably will depend in part upon our ability to maintain all necessary licenses and to operate in compliance with applicable laws and rules. Those laws and rules continue to evolve, and we therefore devote significant resources to monitoring developments in healthcare and medical practice regulation. As the applicable laws and rules change, we are likely to make conforming modifications in our business processes from time to time. In some jurisdictions where we operate, neither our current nor our anticipated business model has been the subject of formal judicial or administrative interpretation. We cannot be assured that a review of our business by courts or regulatory authorities will not result in determinations that could adversely affect our operations or that the healthcare regulatory environment will not change in a way that impacts our operations.

In response to the COVID-19 pandemic, state and federal regulatory authorities loosened or removed a number of regulatory requirements in order to increase the availability of telehealth services. For example, many state governors issued executive orders permitting physicians and other health care professionals to practice in their state without any additional licensure or by using a temporary, expedited or abbreviated licensure process so long as they hold a valid license in another state. In addition, changes were made to the Medicare and Medicaid programs (through waivers and other regulatory authority) to increase access to telehealth services by, among other things, increasing reimbursement, permitting the enrollment of out of state providers and eliminating prior authorization requirements. It is uncertain how long these COVID-19 related regulatory changes will remain in effect and whether they will continue beyond this public health emergency period.

Regulation of Drugs and Biologics

The development, testing, manufacturing, labeling, storage, approval, promotion, marketing, distribution and post-approval monitoring and reporting of pharmaceutical, biological and medical device products are subject to rigorous regulation by numerous governmental authorities in the United States at the federal, state and local level, including the United States Food and Drug Administration (“FDA”). These regulations apply to our customers and are generally applicable to us when we are providing services to our customers, either as a result of their direct applicability, through a transfer of regulatory obligations from our customers, or as a consequence of acting as local legal representative on behalf of our customers in a particular country or countries. Consequently, we must comply with all relevant laws and regulations in the conduct of our clinical research services. The following discussion describes the role of the FDA in the clinical drug development process in the United States. Clinical trials conducted outside the United States are subject to the laws and regulations of the country where the trials are conducted. These laws and regulations might not be similar to the laws and regulations administered by the FDA and other laws and regulations regarding the protections of patient safety and privacy and the control of study pharmaceuticals, medical devices or other materials. FDA laws and regulations may apply to clinical studies conducted outside the United States if, for example, such studies are conducted under an investigational new drug application (“IND”) or offered as support for an IND. However, some regions and countries do not allow for clinical trials to be conducted under foreign country legislation. Therefore, the FDA may waive certain requirements such as the institutional review board (“IRB”) requirements for a foreign institutional review board/independent ethics committee (“IRB/IEC”) that operates in accordance with Good Clinical Practice (“GCP”) but may not meet may not meet all the IRB requirements contained in Title 21 Part 56 of the United States Code of Federal Regulations.

Prior to commencing human clinical trials in the United States, a company developing a new drug must file an investigational new drug application (“IND”) with the United States Food and Drug Administration (“FDA”). The IND must include information about pre-clinical tests, manufacturing and control data, and a study protocol for the proposed clinical trial of the drug in humans. If the FDA does not object in writing within 30 days after filing, the IND becomes effective and the clinical trial may begin. A separate submission to an existing IND must also be made for each successive clinical trial conducted during product development. Each clinical trial must be conducted in accordance with an effective IND. Similarly, the development of new medical devices in the United States requires an investigational device exemption application (“IDE”), unless exempt, prior to conducting human clinical trials. For therapeutic and diagnostic products that combine drugs, devices, and/or biological products, these are considered combination products. The FDA will make a determination based on the prior mode of action as to which FDA center will take the lead on the review. Nonetheless, due to the nature of combination products, there can still be differences in regulatory pathways for each component. These differences can impact regulatory processes for all aspects of product development and management, including pre-clinical tests, clinical studies, manufacturing and control data as well as adverse event reporting.

The study protocol must also be reviewed and approved by an institutional review board (“IRB”) for each principal investigator’s site in which a study is proposed to be conducted and each IRB may impose additional requirements on the conduct of the study in its institution. IRB have the authority to review, approve and monitor clinical trials, and clinical trials are subject to oversight by IRB. The industry standard for the conduct of clinical trials is embodied in the FDA’s regulations for IRB, investigators and sponsor/monitors, which regulations collectively are termed Good Clinical Practice (“GCP”) by industry. GCP requirements address, among other things, IRBs, qualified investigators, informed consent, recordkeeping and reporting. Regulatory authorities enforce GCP requirements through periodic inspections, and violations of GCP requirements could result in enforcement actions including the issuance of warning letters, civil penalties, product recalls, criminal prosecutions or debarment from involvement in the submission of New Drug Applications/Biologics License Applications (“NDAs” and “BLAs,” respectively). Our global standard operating procedures are written in accordance with all applicable FDA and GCP requirements. This enables our work to be conducted locally to standards that meet all currently applicable regulatory requirements. We must also maintain records and documentation in compliance with applicable regulatory requirements for each study for auditing by the customer and regulatory authorities.

If a clinical trial is not conducted in accordance with regulatory requirements, the applicable regulatory agency may require that a clinical trial be modified, suspended or terminated, and we or our customers may be subject to a variety of sanctions. For example, violations could result, depending on the nature of the violation and the type of product involved, in the issuance of a warning or untitled letter, suspension or termination of a clinical study, refusal of the FDA to approve clinical trial or marketing applications or withdrawal of such applications, injunction, seizure of investigational products, civil penalties, criminal prosecutions, or debarment from assisting in the submission of new drug applications. IRBs may also suspend or terminate research not conducted in accordance with IRB requirements or that has been associated with unexpected serious harm to subjects.

After receiving IRB approval, clinical trials usually start on a small scale to assess safety and then expand to larger trials to test both efficacy and safety in the target population. The trials are generally conducted in three phases (Phases I, II and III), which may overlap or be combined, although the FDA may require, or sponsors may voluntarily conduct, a fourth phase of clinical trials (Phase IV) as a condition of approval or to obtain additional data on the product under investigation, respectively. After the successful completion of the first three clinical phases, a company requests approval for marketing its product by submitting an NDA for a drug or a BLA for a biologic product. NDAs/BLAs are comprehensive filings that include, among other things, the results of all preclinical and clinical studies, information about how the product will be manufactured, additional stability data and proposed labeling.

Medical Practice, Certification and Related Laws and Guidelines

The practice of medicine is subject to various federal, state and local certification and licensing laws, regulations, approvals and standards, relating to, among other things, the adequacy of medical care, the practice of medicine (including the provision of remote care), equipment, personnel, operating policies and procedures and the prerequisites for the prescription of medication and ordering of tests. The application of some of these laws to telehealth is unclear and subject to differing interpretation.

Corporate Practice of Medicine Laws in the U.S.; Fee Splitting

We contract with physicians or physician owned professional associations and professional corporations to provide access to our platform and services to them and their patients. We have entered into management services contracts that outline the nature of our relationships with them, and they pay us for those services via management and other service fees. These contractual relationships are subject to various state laws, including those of New York, Texas and California, that prohibit fee splitting or the practice of medicine by lay entities or persons and that are intended to prevent unlicensed persons from interfering with or influencing a physician’s professional judgment. Activities other than those directly related to the delivery of healthcare may be considered an element of the practice of medicine in many states. Under the corporate practice of medicine restrictions of certain states, decisions and activities such as scheduling, contracting, setting rates and the hiring and management of non-clinical personnel may implicate the restrictions on the corporate practice of medicine.

State corporate practice of medicine and fee splitting laws and rules vary from state to state and are not always consistent among states. In addition, these requirements are subject to broad interpretation and enforcement by state regulators. Some of these requirements may apply to us even if we do not have a physical presence in the state, based solely on our engagement of a provider licensed in the state or the provision of telehealth to a resident of the state. Thus, regulatory authorities or other parties, including our providers, may assert that, despite these arrangements, we are engaged in the corporate practice of medicine or that our contractual arrangements with affiliated physician groups constitute unlawful fee splitting. In such event, failure to comply could lead to adverse judicial or administrative action against us and/or our affiliated providers, civil, criminal or administrative penalties, receipt of cease-and-desist orders from state regulators, loss of provider licenses, the need to make changes to the terms of engagement of our providers that interfere with our business, and other materially adverse consequences.

U.S. Federal and State Fraud and Abuse Laws

Federal Stark Law

We are subject to the federal self-referral prohibitions, commonly known as the Stark Law. Where applicable, this law prohibits a physician from referring Medicare patients for “designated health services” such as laboratory and radiology services that are furnished at an entity if the physician or a member of such physician’s immediate family has a “financial relationship” with the entity, unless an exception applies. Sanctions for violating the Stark Law include denial of payment, civil monetary penalties of up to $25,820 per claim submitted and exclusion from the federal health care programs. Failure to refund amounts received as a result of a prohibited referral on a timely basis may constitute a false or fraudulent claim and may result in civil penalties and additional penalties under the FCA. The statute also provides for a penalty of up to $172,137 for a circumvention scheme. The Stark Law is a strict liability statute, which means proof of specific intent to violate the law is not required. In addition, the government and some courts have taken the position that claims presented in violation of the various statutes, including the Stark Law, can be considered a violation of the federal False Claims Act (described below) based on the contention that a provider impliedly certifies compliance with all applicable laws, regulations and other rules when submitting claims for reimbursement. A determination of liability under the Stark Law could have a material adverse effect on our business, financial condition and results of operations.

Federal Anti-Kickback Statute

We are also subject to the federal Anti-Kickback Statute. The Anti-Kickback Statute is broadly worded and prohibits the knowing and willful offer, payment, solicitation or receipt of any form of remuneration in return for, or to induce, (i) the referral of a person covered by Medicare, Medicaid or other governmental programs, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare, Medicaid or other governmental programs or (iii) the purchasing, leasing or ordering or arranging or recommending purchasing, leasing or ordering of any item or service reimbursable under Medicare, Medicaid or other governmental programs. Certain federal courts have held that the Anti-Kickback Statute can be violated if “one purpose” of a payment is to induce referrals. In addition, a person or entity does not need to have actual knowledge of this statute or specific intent to violate it to have committed a violation, making it easier for the government to prove that a defendant had the requisite state of mind or “scienter” required for a violation. Moreover, the government may assert that a claim including items or services resulting from a violation of the Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, as discussed below. Violations of the federal Anti-Kickback Statute may result in civil monetary penalties up to $104,330 for each violation, plus up to three times the remuneration involved. Civil penalties for such conduct can further be assessed under the federal False Claims Act. Violations of the Federal Anti-Kickback Statute can also result in criminal penalties, including criminal fines of more than $100,000 and imprisonment of up to 10 years. Similarly, violations can result in exclusion from participation in government healthcare programs, including Medicare and Medicaid. Imposition of any of these remedies could have a material adverse effect on our business, financial condition and results of operations. In addition to a few statutory exceptions, the OIG has published safe-harbor regulations that outline categories of activities that are deemed protected from prosecution under the Anti-Kickback Statute provided all applicable criteria are met. The failure of a financial relationship to meet all of the applicable safe harbor criteria does not necessarily mean that the particular arrangement violates the Anti-Kickback Statute. However, conduct and business arrangements that do not fully satisfy each applicable safe harbor may result in increased scrutiny by government enforcement authorities, such as the OIG.

Although we believe that our arrangements with physicians and other referral sources comply with current law and available interpretative guidance, as a practical matter, it is not always possible to structure our arrangements so as to fall squarely within an available safe harbor. Where that is the case, we cannot guarantee that applicable regulatory authorities will determine these financial arrangements do not violate the Anti-Kickback Statute or other applicable laws, including state anti-kickback laws.

False Claims Act

Both federal and state government agencies have continued civil and criminal enforcement efforts as part of numerous ongoing investigations of healthcare companies and their executives and managers. Although there are a number of civil and criminal statutes that can be applied to healthcare providers, a significant number of these investigations involve the federal False Claims Act. These investigations can be initiated not only by the government but also by a private party asserting direct knowledge of fraud. These “qui tam” whistleblower lawsuits may be initiated against any person or entity alleging such person or entity has knowingly or recklessly presented, or caused to be presented, a false or fraudulent request for payment from the federal government, or has made a false statement or used a false record to get a claim approved. In addition, the improper retention of an overpayment for 60 days or more is also a basis for a False Claim Act action, even if the claim was originally submitted appropriately. Penalties for False Claims Act violations include fines ranging from $11,665 to $23,331 for each false claim, plus up to three times the amount of damages sustained by the federal government. A False Claims Act violation may provide the basis for exclusion from the federally funded healthcare programs.

State Fraud and Abuse Laws

Several states in which we operate have also adopted or may adopt similar fraud, whistleblower and false claims laws as described above. The scope of these laws and the interpretations of them vary by jurisdiction and are enforced by local courts and regulatory authorities, each with broad discretion. Some state fraud and abuse laws apply to items or services reimbursed by Medicaid programs and any third-party payer, including commercial insurers or to any payer, including to funds paid out of pocket by a patient. A determination of liability under such state fraud and abuse laws could result in fines and penalties and restrictions on our ability to operate in these jurisdictions.

Other Healthcare Laws

HIPAA established several separate criminal penalties for making false or fraudulent claims to insurance companies and other non-governmental payers of healthcare services. Under HIPAA, these two additional federal crimes are: “Healthcare Fraud” and “False Statements Relating to Healthcare Matters.” The Healthcare Fraud statute prohibits knowingly and recklessly executing a scheme or artifice to defraud any healthcare benefit program, including private payers. A violation of this statute is a felony and may result in fines, imprisonment, or exclusion from government sponsored programs. The False Statements Relating to Healthcare Matters statute prohibits knowingly and willfully falsifying, concealing, or covering up a material fact by any trick, scheme or device or making any materially false, fictitious, or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items, or services. A violation of this statute is a felony and may result in fines or imprisonment. This statute could be used by the government to assert criminal liability if a healthcare provider knowingly fails to refund an overpayment. These provisions are intended to punish some of the same conduct in the submission of claims to private payers as the federal False Claims Act covers in connection with governmental health programs.

In addition, the Civil Monetary Penalties Law imposes civil administrative sanctions for, among other violations, inappropriate billing of services to federally funded healthcare programs and employing or contracting with individuals or entities who are excluded from participation in federally funded healthcare programs. Moreover, a person who offers or transfers to a Medicare or Medicaid beneficiary any remuneration, including waivers of copayments and deductible amounts (or any part thereof), that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner or supplier of Medicare or Medicaid payable items or services may be liable for civil monetary penalties of up to $10,000 for each wrongful act. Moreover, in certain cases, providers who routinely waive copayments and deductibles for Medicare and Medicaid beneficiaries can also be held liable under the Anti-Kickback Statute and civil False Claims Act, which can impose additional penalties associated with the wrongful act. One of the statutory exceptions to the prohibition is non-routine, unadvertised waivers of copayments or deductible amounts based on individualized determinations of financial need or exhaustion of reasonable collection efforts. The OIG emphasizes, however, that this exception should only be used occasionally to address special financial needs of a particular patient. Although this prohibition applies only to federal healthcare program beneficiaries, the routine waivers of copayments and deductibles offered to patients covered by commercial payers may implicate applicable state laws related to, among other things, unlawful schemes to defraud, excessive fees for services, tortious interference with patient contracts, and statutory or common law fraud.

U.S. State and Federal Health Information Privacy and Security Laws

There are numerous U.S. federal and state laws and regulations related to the privacy and security of PII, including health information. In particular, HIPAA establishes privacy and security standards that limit the use and disclosure of PHI, and require the implementation of administrative, physical, and technical safeguards to ensure the confidentiality, integrity and availability of PHI in electronic form. AMG, our health system clients, and our health plan clients are all regulated as covered entities under HIPAA. We are a business associate of our covered entity clients when we are working on behalf of our covered entity clients including our affiliated medical groups and also when we are providing technology services to those clients via our telehealth platform. As a business associate, we are also directly regulated by HIPAA and are required to provide satisfactory written assurances to our covered entity clients through written business associate agreements that we will provide our services in accordance with HIPAA. Failure to comply with these contractual agreements could lead to loss of clients, contractual liability to our clients, and direct action by HHS, including monetary penalties.

Violations of HIPAA may result in civil and criminal penalties. The civil penalties include civil monetary penalties of up to $59,552 per violation, not to exceed approximately $1.8 million for violations of the same standard in a single calendar year (as of 2020, and subject to periodic adjustments for inflation), and in certain circumstances, criminal penalties with fines up to $250,000 per violation and/or imprisonment. However, a single breach incident can result in violations of multiple standards. Our management responsibilities to AMG include assisting it with its obligations under HIPAA’s breach notification rule. Under the breach notification rule, covered entities must notify affected individuals without unreasonable delay in the case of a breach of unsecured PHI, which may compromise the privacy, security or integrity of the PHI. In addition, notification must be provided to HHS and the local media in cases where a breach affects more than 500 individuals. Breaches affecting fewer than 500 individuals must be reported to HHS on an annual basis. HIPAA also requires a business associate to notify its covered entity clients of breaches by the business associate.

State attorneys general also have the right to prosecute HIPAA violations committed against residents of their states. While HIPAA does not create a private right of action that would allow individuals to sue in civil court for a HIPAA violation, its standards have been used as the basis for the duty of care in state civil suits, such as those for negligence or recklessness in misusing personal information. In addition, HIPAA mandates that HHS conduct periodic compliance audits of HIPAA covered entities and their business associates for compliance. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator. In light of the HIPAA Omnibus Final Rule, recent enforcement activity, and statements from HHS, we expect increased federal and state HIPAA privacy and security enforcement efforts.

HIPAA also required HHS to adopt national standards for electronic transactions that all healthcare providers must use when submitting or receiving certain healthcare transactions electronically. On January 16, 2009, HHS released the final rule mandating that everyone covered by HIPAA must implement ICD 10 for medical coding on October 1, 2013, which was subsequently extended to October 1, 2015 and is now in effect.

Many states in which we operate and in which our patients reside also have laws that protect the privacy and security of sensitive and personal information, including health information. These laws may be similar to or even more protective than HIPAA and other federal privacy laws. For example, the laws of the State of California, in which we operate, are more restrictive than HIPAA. Where state laws are more protective than HIPAA, we must comply with the state laws we are subject to, in addition to HIPAA. In certain cases, it may be necessary to modify our planned operations and procedures to comply with these more stringent state laws. Not only may some of these state laws impose fines and penalties upon violators, but, unlike HIPAA, some may afford private rights of action to individuals who believe their personal information has been misused. In addition, state laws are changing rapidly, and there is discussion of a new federal privacy law or federal breach notification law, to which we may be subject.

In addition to HIPAA and state health information privacy laws, we may be subject to other state and federal privacy laws, including laws that prohibit unfair privacy and security acts or practices and deceptive statements about privacy and security and laws that place specific requirements on certain types of activities, such as data security and texting. The FTC and states’ attorneys general have brought enforcement actions and prosecuted some data breach cases as unfair and/or deceptive acts or practices under the FTC Act and similar state laws.

In recent years, there have been a number of well publicized data breaches involving the improper use and disclosure of PII and PHI. Many states have responded to these incidents by enacting laws requiring holders of personal information to maintain safeguards and to take certain actions in response to a data breach, such as providing prompt notification of the breach to affected individuals and state officials and provide credit monitoring services and/or other relevant services to impacted individuals. In addition, under HIPAA and pursuant to the related contracts that we enter into with our clients who are covered entities, we must report breaches of unsecured PHI to our clients following discovery of the breach. Notification must also be made in certain circumstances to affected individuals, federal authorities and others.

Intellectual Property

We do not own patents, copyrights or trademarks and service marks on or in connection with our services, including both unregistered common law marks and issued trademark registrations in several jurisdictions. Instead, we rely on other forms of intellectual property rights and measures, including trade secrets, know-how and other unpatented proprietary processes and nondisclosure agreements, to maintain and protect proprietary aspects of our products and technologies. These licenses are standard licenses for common, easily replaceable commercial infrastructure. We require our employees, consultants and certain of our contractors to execute confidentiality agreements in connection with their employment or consulting relationships with us. We also require our employees and consultants to disclose and assign to us inventions conceived during the term of their employment or engagement while using our property or which relate to our business.

Employees

As of November 30, 2022, we had approximately 20 employees. Many of our activities are outsourced to consultants who provide services to us on a project basis. As business activities require and capital resources permit, we will hire additional employees to fulfill our Company’s needs.

Properties

The Company entered into a seven (7) year triple-net lease for 2,275 square feet of office space at 1400 Old Country Road, Suite 304, which expires on August 31, 2027. The Company also entered into a month-to-month triple-net lease for a period of six months for an additional 2,987 square feet of office space at 1400 Old Country Road, Suite 306. This additional lease expired on November 30, 2021. The Company is currently negotiating with the landlord to extend the lease however there can be no assurances that any agreement will be entered into between the parties. The Company has the option to add the lease for the additional space to its long-term lease. KORR Acquisition Group, Inc., a shareholder of the Company, subleases a portion of the space from the Company and pays a portion of the rent owed for such space. The Company believes that its corporate headquarters are adequate for its immediate needs and that it will be able to obtain additional or substitute space, as needed, on commercially reasonable terms.

Legal Proceedings

From time to time, the Company may become involved in legal proceedings arising in the ordinary course of its business. The Company is not presently a party to any legal proceedings that, in the opinion of its management, would individually or taken together have a material adverse effect on its business, financial condition, results of operations or cash flows. Regardless of outcome, litigation can have an adverse impact on the Company due to defense and settlement costs, diversion of management resources, negative publicity, reputational harm and other factors.

Corporate History and Information

We were incorporated in the state of Florida on February 26, 1990, under the name “Phoenix Management Associates, Inc.” On December 11, 1997, we changed our name to “Americas Senior Financial Services, Inc.,” on August 25, 2003, we changed our name to “Amstar Financial Services, Inc.,” on June 2, 2009, we changed our name to “Remodel Auction, Inc.,” on December 7, 2011, we changed our name to “North Carolina Natural Energy, Inc.,” on January 8, 2014, we changed our name to “Appalachian Mountain Brewery, Inc.,” and finally, on November 29, 2018, we changed our name to “Between Dandelions, Inc.” As of January 24, 2021, our name has been further changed to “Optimus Healthcare Services, Inc.”

On December 7, 2022, the Company entered into a stock acquisition agreement (the “Dec 2022 Agreement”) by and among the Company, Optimus Health, Inc., PainScript and certain shareholders of the Company pursuant to which the Company agreed to exchange 100% of the outstanding shares of PainScript for 1,600,000 shares of the Company’s common stock, which shares were then cancelled. The transactions contemplated by the Dec 2022 Agreement closed on December 15, 2022. In connection with the closing of the Dec 2022 Agreement, the 400,000 earnout shares issued to the former shareholders of PainScript were also cancelled. In addition, at closing, the Company provided a loan in the aggregate principal amount of $200,000 to PainScript to cover employee liabilities and general working capital. The loan bears interest at a rate of 8% per annum and matures on the one year anniversary of the original issuance date. The loan is secured by a pledge of a majority of the voting capital stock of PainScript held by certain PainScript shareholders. The Company also contributed $100,000 to PainScript in order to cover outstanding liabilities.

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc. (“Vitality Rx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid.

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock, including 400,000 shares that would be issuable upon satisfaction of certain revenue milestones for achieving certain sales by December 31, 2021. Prior to Closing, the Company made a loan of $150,000 to PainScript, which was converted to an intercompany loan upon closing of the acquisition. At the Closing, the Company made an intercompany loan of $100,000 to PainScript.On December 28, 2021, we entered into an amendment to the stock acquisition agreement by and among the Company, Optimus Health, AdhereRx Corporation and Daniel Cohen, pursuant to which we agreed to modify the commercial milestones which needed to be achieved for the release of the 400,000 shares to be equal to (i) the generation of at least $80,000 in aggregate revenue between December 31, 2021 and March 31, 2022 or (ii) between December 31, 2021 and March 31, 2022, the entry into one or more commercial enterprise contracts that will generate revenue during their term not less than $200,000 from commercial sales of the Chronic Care Management application.

On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”) in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. In connection with the transaction all prior officers and directors of the Company (except Michael Pruitt) resigned and new officers and directors were appointed as officers and directors of the Company. In connection with this transaction, the Company filed a certificate of amendment to its Articles of Incorporation changing its name to “Optimus Healthcare Services, Inc.” The certificate of amendment became effective with the State of Florida on January 24, 2021.

On November 25, 2020, Clinical Research Alliance Acquisition Corp. (“CRAAC”), an entity majority owned by Optimus acquired 100% of the outstanding equity interests in Clinical Research Alliance, Inc. (“CRA”) in exchange for 70 shares of its common stock.

Our principal executive offices are located at 1400 Old Country Road, Suite 304, Westbury, NY 11590 and our telephone number is (516) 806-4201. We maintain a website at www.Optimushealthcare.com. Information contained on or accessible through our website is not, and should not be considered, part of, or incorporated by reference into, this prospectus and you should not consider any information contained on, or that can be accessed through, our website as part of this prospectus in deciding whether to purchase our securities.

MANAGEMENT

The following table sets forth the names, ages, and biographical information of each of our current directors and executive officers, and the positions with the Company held by each person. Our directors serve a one-year term until their successors are elected and qualified, or until such director’s earlier death, resignation, or removal. Our executive officers are elected annually by our board of directors and serve a one-year term until their successors are elected and qualified, or until such officer’s earlier death, resignation or removal.

Name	Age	Position
John Sganga	62	Chairman of the Board and Chief Executive Officer
Marc Wiener	57	President Secretary, Treasurer and Director
Cliff Saffron	64	Chief Financial Officer and General Counsel
Philip Scala	72	Director
James Murphy	77	Director
Justin Deutsch	45	Director
James Hartmann	56	Director
Dr. Jeffrey Gudin	56	Director

John Sganga was appointed President and Chief Executive Officer of Clinical Research Alliance on June 30,2022. On August 25, 2022, Mr. Sganga was appointed Chairman and Chief Executive Officer of the Company. From 2017 – 2020 Mr. Sganga served as SVP of Premier, Inc. From 1994 – 2016 Mr. Sganga was President and CEO of Innovatix & Essensa, which was sold to Premier. From 1992 – 1994 Mr. Sganga was VP, Financial Operations for the Greater New York Hospital Association. From 199Mr Sganga was Senior Director, Financial Operations for Columbia-Presbyterian Medical Center. From 1989 – 1990 Mr. Sganga was Manager, Ernst & Young. From 2020 – present Mr. Sganga has been Senior Advisor, Healthcare for Google Development, LLC. Mr. Sganga also currently sits on the Board of Directors for Pandion Optimization Alliance and White Plains Hospital.

Marc Wiener was appointed President of the Company on August 25, 2022. From December 2020 through August 25, 2022, Mr. Wiener was Chief Executive Officer of the Company. From April 2017 to June 2020, Mr. Wiener served as President of Orphan Pharmacy Services. From July 2011 to January 2017, Mr. Wiener served as President of Linden Care Pharmacy. Mr. Wiener is a serial entrepreneur who has successfully built and led multiple healthcare services companies. Prior to the Company, Mr. Wiener founded Orphan Pharmacy Services, a provider of pharmacy services for FDA approved clinical studies, was the co-founder and CEO of Lindencare, which had over $43.5 billion in sales, and founded Vitality Pharmaceutical Services, a provider of specialty pharmacy services. Mr. Wiener received his BS Pharmacy from St. John’s University College of Pharmacy & Allied Sciences.

Cliff Saffron has been our Chief Financial Officer and General Counsel since April 2021. From March 2020 to March 2021, Mr. Saffron served as CEO of The Animal Surgical Center. From October 2018 to March 2020, Mr. Saffron served as President of Hoffman Technologies d/b/a Varent Life Sciences. Mr. Saffron has over three decades of experience advising pharmaceutical, biotech and healthcare companies as an attorney and consultant. As a direct entry partner at KPMG, Mr. Saffron, for 13 years, established and led the regulatory, risk and compliance practice for pharmaceutical, biotech and healthcare companies. Prior to KPMG, Mr. Saffron was the Senior Vice President and General Counsel of ImClone Systems (2002 – 2005) and from 1994 – 2001 Mr. Saffron was Senior Vice President and Deputy General Counsel of ICN Pharmaceuticals, Inc. Early in his career Mr. Saffron was associated with a number of New York City based law firms, the last of which was Proskauer Rose. Mr. Saffron received his BA in History from Syracuse University, and his Juris Doctor from Touro College – Jacob Fuchsberg School of Law.

Philip P. Scala was the Company’s interim Chief Executive Officer from May 2020 until October 2020 and has been a Director since May 2020. Since May 2008, Mr. Scala has also been the chief executive officer and founder of Pathfinder Consultants International, Inc., a privately-held firm that provides services to its clients on a variety of matters, including, monitorships, executive employment screening, covert internal investigations, vendor qualification, asset recovery, crisis management, executive protection, site surveys, surveillances, negotiation training, firearms training and tactical. Prior to forming Pathfinder Consultants International, Mr. Scala served the United States both as a Commissioned Officer in the US Army for five years followed by his 29 years of service with the Federal Bureau of Investigations (FBI). Mr. Scala received his bachelor’s degree and Master of Business Administration in accounting from St. John’s University and earned a Master of Arts degree in Psychology from New York University.

James Murphy has been a director of the Company since December 2020. Mr. Murphy is the Founder and President of Sutton Associates and has served in such role since 1991. Prior to Sutton Associates, Mr. Murphy was President of Yale Associates from 1985 to 1990. From 1980 to 1984, Mr. Murphy was an Assistant Special Agent in Charge with the Federal Bureau of Investigation, responsible for a territory encompassing more than seven million people. His investigative specialties included organized crime, white-collar crime, labor racketeering and political corruption. From 1976 to 1980, Mr. Murphy was assigned to the Office of Planning and Evaluation at FBI headquarters, Washington, D.C. In this capacity, he evaluated and recommended changes in the FBI’s administrative and investigative programs. Since entering the private sector in 1984, Mr. Murphy has advanced the industry by developing systematic and professional protocols for performing due diligence, as well as other investigative services.

Justin Deutsch has been a director of the Company since December 2020. Mr. Deutsch joined Weybosset Research & Management, LLC in October 2014 as a portfolio manager and since 2020 has served as a partner. Prior to joining the firm, he was an equity analyst and trader at Bay Crest Partners for five years, specializing in large cap companies. Justin has been instrumental in helping build portfolios at Weybosset – think, trains, truck engines, beer, industrial gasses, and retailing. Before Bay Crest, Mr. Deutsch worked as head trader and portfolio manager for Horn Capital Management, a hedge fund based in New York City. Mr. Deutsch received his BA from New York University and most recently attended the Harvard Kennedy Schools program, Investment Decisions and Behavioral Finance. He currently splits his time between New York and Providence.

James Hartmann has been a director since December. Mr. Hartmann has over 30 years of regulatory and investment management experience advising SEC-registered investment advisers and investment companies in venture capital, private equity, private credit, and various liquid fixed income and equity strategies. Since February 2020, Mr. Hartmann has been a compliance and regulatory consultant at MSU Consulting Corp. From September 2015 to February 2020, Mr. Hartmann served as chief compliance officer and managing director of Arena Investors, LP and Arena Financial Services LLC, a registered investment adviser and its affiliated broker-dealer. He has previously held Chief Compliance Officer positions at divisions of Prudential Insurance Company and UBS, in addition to senior consulting positions at PricewaterhouseCoopers LLP and Ernst & Young Global Limited. Mr. Hartmann began his career with the U.S. Securities & Exchange Commission’s New York Regional Office in 1990 and received his B.S. in Corporate Finance from Indiana University.

Dr. Jeff Gudin has been a director since August 2021. Since 2020, Dr Gudin has been on Faculty with the Department of Anesthesiology, Preoperative Medicine and Pain Management at the University of Miami Miller School of Medicine. From 2000 to 2019, Dr. Gudin was the Director of Pain Management and Palliative Care at Englewood Hospital and Medical Center, a Mount Sinai University School of Medicine teaching affiliate in New Jersey. Dr. Gudin completed his residency in Anesthesiology at the Yale University School of Medicine and his fellowship at the Yale Center for Pain Management. While in New Haven, Dr. Gudin also trained in Addiction Medicine and directed a substance abuse treatment center. Dr. Gudin has dedicated his career to promoting education in pain management with a focus on opioid related safety. As faculty in the Department of Anesthesiology at the University of Miami Miller School of Medicine, he remains active in teaching and research. Dr. Gudin has lectured internationally on a variety of topics in pain management, palliative care and addiction medicine. Through a company he co-founded, Dr Gudin is principal investigator on an NIH funded research project through the Help End Addiction Long-Term (HEAL) Initiative. This grant from the National Center for Advancing Translational Sciences (NCATS) division of NIH is to study the pharmacology and safety of a novel analgesic molecule/formulation for the treatment of pain.

Board Committees, Compensation Committee Interlocks and Insider Participation

Our board of directors directs the management of our business and affairs, as provided by Florida law, and conducts its business through meetings of the board of directors. As of the date of this prospectus, the Board has adopted committee charters for an audit committee, nominating and governance committee and compensation committee, copies of which will be available on our website. In addition, from time to time, special committees may be established under the direction of the board of directors when necessary to address specific issues. The Company intends to formally appoint members to each of the various committees during the fiscal year ended December 31, 2023.

Audit Committee

Our audit committee will be responsible for, among other things:

●	The Company’s financial statements and other financial information provided by the Company to its shareholders and others;

●	The independent auditors, including their qualifications and independence;

●	The Company’s systems of internal controls, including internal audit function;

●	Treasury and finance matters;

●	Enterprise risk management, privacy and data security; and

●	Compliance with legal, regulatory and public disclosure requirements

Compensation Committee

Our compensation committee will be responsible for, among other things:

●	review and recommend the compensation arrangements for management; and

●	administer our stock incentive plans.

Nominating and Governance Committee

Our nominating and governance committee will be responsible for, among other things:

●	identify and nominate members of the board of directors; and

●	develop and recommend to the board of directors a set of corporate governance principles applicable to the company;

Family Relationships

None

Arrangements between Officers and Directors

To our knowledge, there is no arrangement or understanding between any of our officers or directors and any other person pursuant to which the officer or director was selected to serve as an officer or director.

Involvement in Certain Legal Proceedings

We are not aware of any of our directors or officers being involved in any legal proceedings in the past ten years relating to any matters in bankruptcy, insolvency, criminal proceedings (other than traffic and other minor offenses), or being subject to any of the items set forth under Item 401(f) of Regulation S-K.

Code of Ethics and Code of Conduct

Prior to the effective date of this registration statement of which this prospectus forms a part, we will adopt a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code will be posted on our website. In addition, we intend to post on our website all disclosures that are required by law concerning any amendments to, or waivers from, any provision of the code. The information on our website is deemed not to be incorporated in this prospectus or to be part of this prospectus.

EXECUTIVE COMPENSATION

As a “smaller reporting company” under SEC rules, our named executive officers for the fiscal year ended December 31, 2020 (collectively, the “Named Executive Officers”) were as follows:

●	Marc Wiener, who was appointed as our President on December 26, 2020 and became CEO in March 2021.

●	Dan Cohen, who was appointed as our President on March 24, 2021.

●	Cliff Saffron, who was appointed as our chief financial officer and general counsel on May 25, 2021.

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2021 and 2020.

Name and Principal Position	Year	Salary ($)	Bonus ($)[3]	Option Awards ($)[1]	All Other Compensation ($)		Total ($)
Marc Wiener	2021	105,000	90,000	1,876,855	—		2,071,855
Former Chief Executive Officer and current President	2020	—	—	—	—		—

Dan Cohen	2021	182,711	114,000	1,876,855	50,000	(2)	2,173,566
Former President

Cliff Saffron	2021	102,000	54,000	234,607	—		390,607
Chief Financial Officer and General Counsel

1	These amounts represent the aggregate grant date fair value for option awards for the fiscal year ended December 31, 2021, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. A discussion of the assumptions used in determining grant date fair value may be found in Note 17 to our consolidated financial statements appearing elsewhere in this prospectus.

2	Represents $50,000 paid to Mr. Cohen at closing of the acquisition of PainScript to retire previously retained earnings that were held at PainScript. Mr. Cohen resigned as President of the Company on August 24, 2022.

3	Amounts represent annual cash bonuses earned for the applicable fiscal year. The annual cash bonuses are paid in the first quarter of the calendar year following the year in which the cash bonus relates.

Employment Agreements

On June 30, 2022, we entered into a letter employment agreement with John Sganga, whereby he became President and Chief Executive Officer of Clinical Research Alliance, one of our portfolio companies. On August 25, 2022, Mr. Sganga became Chairman and Chief Executive Officer of the Company. Mr Sganga’s base salary is $300,000 per year and he is eligible to receive an annual bonus of up to 50% of his base salary per year at the discretion of the Board. Mr. Sganga was also granted options to purchase 250,000 shares of our common stock, which vest in four equal installments commencing on the date of the agreement and each anniversary thereafter. Mr. Sganga is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. The agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, we are required to provide Mr. Sganga at least 1-day prior written notice. Mr. Sganga may terminate the agreement for any reason (or no reason) upon 30 days prior written notice. If the employment agreement is terminated by us without cause or if Mr. Sganga terminates his employment for good reason, Mr. Sganga shall receive: (i) a pro-rated bonus for the year in which such termination became effective: (ii) continued payment of his base compensation during the 12 month period following termination; (iii) immediate vesting of all unvested equity awards held immediately prior to his termination date; and (iv) payment of the cost of medical insurance for a period of 12 months following termination. The employment agreement also contains covenants: (i) assigning all intellectual property developed by Mr. Sganga during the employment term to us; (ii) prohibiting the executive from disclosing confidential information regarding us; and (iii) from soliciting our employees or consultants during the term of the employment agreement and for a period of one year thereafter.

On May 25, 2021, we entered into a letter employment agreement with Marc Wiener, our President, which was amended on August 25, 2022. Mr. Wiener’s base salary is $250,000 per year and he is eligible to receive an annual bonus of up to 50% of his base salary per year at the discretion of the Board. Mr. Wiener was also granted options to purchase 2 million shares of our common stock, which vest in four equal installments commencing on the date of the agreement and each anniversary thereafter. Mr. Wiener is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. The agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, we are required to provide Mr. Wiener at least 1-day prior written notice. Mr. Wiener may terminate the agreement for any reason (or no reason) upon 30 days prior written notice. If the employment agreement is terminated by us without cause or if Mr. Wiener terminates his employment for good reason, Mr. Wiener shall receive: (i) a pro-rated bonus for the year in which such termination became effective: (ii) continued payment of his base compensation during the 12 month period following termination; (iii) immediate vesting of all unvested equity awards held immediately prior to his termination date; and (iv) payment of the cost of medical insurance for a period of 12 months following termination. The employment agreement also contains covenants: (i) assigning all intellectual property developed by Mr. Wiener during the employment term to us; (ii) prohibiting the executive from disclosing confidential information regarding us; and (iii) from soliciting our employees or consultants during the term of the employment agreement and for a period of one year thereafter.

On March 24, 2021, PainScript and the Company entered into a letter employment agreement with Dan Cohen, our President. Mr. Cohen’s base salary is $300,000 per year provided that until a Go-To-Market Event (as defined in the Employment Agreement) is triggered Mr. Cohen’s salary shall be $150,000. Mr Cohen is eligible to receive an annual bonus of up to 50% of his base salary per year at the discretion of the Board. Mr. Cohen was also granted options to purchase 2,000,000 of our common stock, which vest in four equal installments commencing on the date of the agreement and each anniversary thereafter. In addition, in connection with his employment, the Company paid him $50,000, subject to all mandatory and voluntary payroll deductions, and the Company issued him shares of common stock. Mr. Cohen is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. The agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, we are required to provide Mr. Cohen at least 1-day prior written notice. Mr. Cohen may terminate the agreement for any reason (or no reason) upon 30 days prior written notice. If the employment agreement is terminated by us without cause or if Mr. Cohen terminates his employment for good reason, Mr. Cohen shall receive: (i) a pro-rated bonus for the year in which such termination became effective: (ii) continued payment of his base compensation during the 12 month period following termination; (iii) immediate vesting of all unvested equity awards held immediately prior to his termination date; and (iv) payment of the cost of medical insurance for a period of 12 months following termination. The employment agreement also contains covenants: (i) assigning all intellectual property developed by Mr. Cohen during the employment term to us; (ii) prohibiting the executive from disclosing confidential information regarding us; and (iii) soliciting our employees or consultants during the term of the employment agreement and for a period of one year thereafter. Mr. Cohen resigned as President of the Company on August 24, 2022.

On May 25, 2021, we entered into a letter employment agreement with Cliff Saffron, our Chief Financial Officer and General Counsel, which was amended August 25, 2022. Mr. Saffron’s base salary is $214,000 per year and he is eligible to receive an annual bonus of up to 50% of his base salary per year at the discretion of the Board. Mr. Saffron was also granted options to purchase 250,000 of our common stock, which vest in four equal installments commencing on the date of the agreement and each anniversary thereafter. Mr. Saffron is entitled to participate in any and all benefit plans, from time to time, in effect for senior management, along with vacation, sick and holiday pay in accordance with our policies established and in effect from time to time. The agreement may be terminated by us at any time and for any reason (or no reason), and with or without cause, provided if the agreement is terminated without cause, we are required to provide Mr. Saffron at least 1-day prior written notice. Mr. Saffron may terminate the agreement for any reason (or no reason) upon 30 days prior written notice. If the employment agreement is terminated by us without cause or if Mr. Saffron terminates his employment for good reason, Mr. Saffron shall receive: (i) a pro-rated bonus for the year in which such termination became effective: (ii) continued payment of his base compensation during the 12 month period following termination; (iii) immediate vesting of all unvested equity awards held immediately prior to his termination date; and (iv) payment of the cost of medical insurance for a period of 12 months following termination. The employment agreement also contains covenants: (i) assigning all intellectual property developed by Mr. Saffron during the employment term to us; (ii) prohibiting the executive from disclosing confidential information regarding us; and (iii) from soliciting our employees or consultants during the term of the employment agreement and for a period of one year thereafter.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning outstanding equity awards held by our Named Executive Officers as of December 31, 2021. All equity awards set forth in the table below were granted under our Plan.

	Option Awards
NAME	Number Of Securities Underlying Unexercised Options (#) Exercisable[1]	Number Of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Marc Wiener[1]	—	2,000,000	1.80	5/25/2031
Dan Cohen[2]	—	2,000,000	1.80	5/25/2031
Cliff Saffron.[3]	—	250,000	1.80	5/25/2031

[1]	On May 25, 2021, we issued Marc Wiener, now our president, , options to purchase 2,000,000 shares of common stock with an exercise price of $1.80 per share. The options vest in 4 equal installments commencing on the first anniversary of the issuance date and each anniversary thereafter.

[2]	On May 25, 2021, we issued Dan Cohen, who resigned as our president on August 24, 2022, options to purchase 2,000,000 shares of common stock with an exercise price of $1.80 per share. The options were cancelled as part of the disposition of Painscript in December 2022.

[3]	On May 25, 2021, we issued Cliff Saffron, our chief financial officer and general counsel, options to purchase 250,000 shares of common stock with an exercise price of $1.80 per share. The options vest in 4 equal installments commencing on the first anniversary of the issuance date and each anniversary thereafter.

Long-Term Incentive Plans, Retirement or Similar Benefit Plans

As of December 31, 2021, there were no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers.

Resignation, Retirement, Other Termination, or Change in Control Arrangements

As of December 31, 2021, we do not have arrangements in respect of remuneration received or that may be received by our Named Executive Officers set forth above to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control except as those set forth under “Employment Agreements” above.

Non-Employee Director Compensation

The following table presents the total compensation for each person who served as a non-employee member of our board of directors and received compensation for such service during the fiscal year ended December 31, 2021. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards or non-equity awards to, or pay any other compensation to any of the non-employee members of our board of directors in 2021.

NAME	Fees Earned or Paid in Cash ($)	Option Awards ($)	Total ($)
Phil Scala	--	--	--
James Murphy	--	--	--
Dr. Jeffrey Gudin	--	--	--
Justin Deutsch	--	--	--
James Hartmann	--	--	--
Michael Pruitt(1)	--	--	--

(1)	Michael Pruitt resigned as a director of the Company on September 7, 2022

2021 Omnibus Equity Incentive Plan

Summary

On May 25, 2021, our Board of Directors and a majority of our stockholders adopted the 2021 Omnibus Equity Incentive Plan (the “2021 Plan”).

Our administrator may grant incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, restricted stock units and other stock-based awards to participants to acquire shares of our common stock under the 2021 Plan. It is anticipated that the 2021 Plan will be administered by our Board of Directors, or if our Board of Directors does not administer the 2021 Plan, a committee or subcommittee of our Board of Directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements. The following table sets forth, as of November 30, 2022, the approximate number of each class of participants eligible to participate in the 2021 Plan and the basis of such participation.

Class and Basis of Participation	Approximate Number of Class
Employees	20
Directors	7
Independent Contractors	9

(1)	Two of our directors are employees of the Company.

Description of 2021 Plan

Types of Awards.

The 2021 Plan provides for the issuance of incentive stock options, non-statutory stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), and other stock-based awards. Items described above in the Section called “Shares Available; Certain Limitations” are incorporated herein by reference.

Administration.

The 2021 Plan will be administered by our Board of Directors, or if our Board of Directors does not administer the 2021 Plan, a committee or subcommittee of our Board of Directors that complies with the applicable requirements of Section 16 of the Exchange Act and any other applicable legal or stock exchange listing requirements (each of our Board of Directors or such committee or subcommittee, the “plan administrator”). The plan administrator may interpret the 2021 Plan and may prescribe, amend and rescind rules and make all other determinations necessary or desirable for the administration of the 2021 Plan, provided that, subject to the equitable adjustment provisions described below, the plan administrator will not have the authority to reprice or cancel and re-grant any award at a lower exercise, base or purchase price or cancel any award with an exercise, base or purchase price in exchange for cash, property or other awards without first obtaining the approval of our stockholders.

The 2021 Plan permits the plan administrator to select the eligible recipients who will receive awards, to determine the terms and conditions of those awards, including, but not limited to, the exercise price or other purchase price of an award, the number of shares of common stock or cash or other property subject to an award, the term of an award and the vesting schedule applicable to an award, and to amend the terms and conditions of outstanding awards.

Restricted Stock and Restricted Stock Units.

Restricted stock and RSUs may be granted under the 2021 Plan. The plan administrator will determine the purchase price, vesting schedule and performance goals, if any, and any other conditions that apply to a grant of restricted stock and RSUs. If the restrictions, performance goals or other conditions determined by the plan administrator are not satisfied, the restricted stock and RSUs will be forfeited. Subject to the provisions of the 2021 Plan and the applicable award agreement, the plan administrator has the sole discretion to provide for the lapse of restrictions in installments.

Unless the applicable award agreement provides otherwise, participants with restricted stock will generally have all of the rights of a stockholder; provided that dividends will only be paid if and when the underlying restricted stock vests. RSUs will not be entitled to dividends prior to vesting but may be entitled to receive dividend equivalents if the award agreement provides for them. The rights of participants granted restricted stock or RSUs upon the termination of employment or service to us will be set forth in the award agreement.

Options.

Incentive stock options and non-statutory stock options may be granted under the 2020 Plan. An “incentive stock option” means an option intended to qualify for tax treatment applicable to incentive stock options under Section 422 of the Code. A “non-statutory stock option” is an option that is not subject to statutory requirements and limitations required for certain tax advantages that are allowed under specific provisions of the Code. A non-statutory stock option under the 2020 Plan is referred to for federal income tax purposes as a “non-qualified” stock option. Each option granted under the 2020 Plan will be designated as a non-qualified stock option or an incentive stock option. At the discretion of the administrator, incentive stock options may be granted only to our employees, employees of our “parent corporation” (as such term is defined in Section 424(e) of the Code) or employees of our subsidiaries.

The exercise period of an option may not exceed ten years from the date of grant and the exercise price may not be less than 100% of the fair market value of a share of common stock on the date the option is granted (110% of fair market value in the case of incentive stock options granted to ten percent stockholders). The exercise price for shares of common stock subject to an option may be paid in cash, or as determined by the plan administrator in its sole discretion, (i) through any cashless exercise procedure approved by the plan administrator (including the withholding of shares of common stock otherwise issuable upon exercise), (ii) by tendering unrestricted shares of common stock owned by the participant, (iii) with any other form of consideration approved by the plan administrator and permitted by applicable law or (iv) by any combination of these methods. The option holder will have no rights to dividends or distributions or other rights of a stockholder with respect to the shares of common stock subject to an option until the option holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of a participant’s termination of employment or service, the participant may exercise his or her option (to the extent vested as of such date of termination) for such period of time as specified in his or her option agreement.

Stock Appreciation Rights.

SARs may be granted either alone (a “free-standing SAR”) or in conjunction with all or part of any option granted under the 2020 Plan (a “tandem SAR”). A free-standing SAR will entitle its holder to receive, at the time of exercise, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the base price of the free-standing SAR (which shall be no less than 100% of the fair market value of the related shares of common stock on the date of grant) multiplied by the number of shares in respect of which the SAR is being exercised. A tandem SAR will entitle its holder to receive, at the time of exercise of the SAR and surrender of the applicable portion of the related option, an amount per share up to the excess of the fair market value (at the date of exercise) of a share of common stock over the exercise price of the related option multiplied by the number of shares in respect of which the SAR is being exercised. The exercise period of a free-standing SAR may not exceed ten years from the date of grant. The exercise period of a tandem SAR will also expire upon the expiration of its related option.

The holder of a SAR will have no rights to dividends or any other rights of a stockholder with respect to the shares of common stock subject to the SAR until the holder has given written notice of exercise and paid the exercise price and applicable withholding taxes.

In the event of an participant’s termination of employment or service, the holder of a SAR may exercise his or her SAR (to the extent vested as of such date of termination) for such period of time as specified in his or her SAR agreement.

Other Stock-Based Awards.

The plan administrator may grant other stock-based awards under the 2021 Plan, valued in whole or in part by reference to, or otherwise based on, shares of common stock. The plan administrator will determine the terms and conditions of these awards, including the number of shares of common stock to be granted pursuant to each award, the manner in which the award will be settled, and the conditions to the vesting and payment of the award (including the achievement of performance goals). The rights of participants granted other stock-based awards upon the termination of employment or service to us will be set forth in the applicable award agreement. In the event that a bonus is granted in the form of shares of common stock, the shares of common stock constituting such bonus shall, as determined by the administrator, be evidenced in uncertificated form or by a book entry record or a certificate issued in the name of the participant to whom such grant was made and delivered to such participant as soon as practicable after the date on which such bonus is payable. Any dividend or dividend equivalent award issued hereunder shall be subject to the same restrictions, conditions and risks of forfeiture as apply to the underlying award.

Equitable Adjustment and Treatment of Outstanding Awards Upon a Change in Control

Equitable Adjustments.

In the event of a merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase, reorganization, special or extraordinary dividend or other extraordinary distribution (whether in the form of common stock, cash or other property), combination, exchange of shares, or other change in corporate structure affecting our common stock, an equitable substitution or proportionate adjustment shall be made in: (i) the aggregate number and kind of securities reserved for issuance under the 2021 Plan; (ii) the kind and number of securities subject to, and the exercise price of, any outstanding options and SARs granted under the 2021 Plan; (iii) the kind, number and purchase price of shares of common stock, or the amount of cash or amount or type of property, subject to outstanding restricted stock, RSUs and other stock-based awards granted under the 2021 Plan; and (iv) the terms and conditions of any outstanding awards (including any applicable performance targets). Equitable substitutions or adjustments other than those listed above may also be made as determined by the plan administrator. In addition, the plan administrator may terminate all outstanding awards for the payment of cash or in-kind consideration having an aggregate fair market value equal to the excess of the fair market value of the shares of common stock, cash or other property covered by such awards over the aggregate exercise price, if any, of such awards, but if the exercise price of any outstanding award is equal to or greater than the fair market value of the shares of common stock, cash or other property covered by such award, the plan administrator may cancel the award without the payment of any consideration to the participant. With respect to awards subject to foreign laws, adjustments will be made in compliance with applicable requirements. Except to the extent determined by the plan administrator, adjustments to incentive stock options will be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code.

Change in Control.

The 2021 Plan provides that, unless otherwise determined by the plan administrator and evidenced in an award agreement, if a “change in control” (as defined below) occurs and a participant is employed by us or any of our affiliates immediately prior to the consummation of the change in control, then the plan administrator, in its sole and absolute discretion may: (i) provide that any unvested or unexercisable portion of an award carrying a right to exercise will become fully vested and exercisable; and (ii) cause the restrictions, deferral limitations, payment conditions and forfeiture conditions applicable to any award granted under the 2021 Plan to lapse, and the awards will be deemed fully vested and any performance conditions imposed with respect to such awards will be deemed to be fully achieved at target performance levels. The plan administrator shall have discretion in connection with such change in control to provide that all outstanding and unexercised options and SARs shall expire upon the consummation of such change in control.

For purposes of the 2021 Plan, a “change in control” means, in summary, the first to occur of the following events: (i) a person or entity becomes the beneficial owner of more than 50% of our voting power; (ii) an unapproved change in the majority membership of our Board of Directors; (iii) a merger or consolidation of us or any of our subsidiaries, other than: (A) a merger or consolidation that results in our voting securities continuing to represent 50% or more of the combined voting power of the surviving entity or its parent and our Board of Directors immediately prior to the merger or consolidation continuing to represent at least a majority of the Board of Directors of the surviving entity or its parent; or (B) a merger or consolidation effected to implement a recapitalization in which no person is or becomes the beneficial owner of our voting securities representing more than 50% of our combined voting power; or (iv) stockholder approval of a plan of our complete liquidation or dissolution or the consummation of an agreement for the sale or disposition of substantially all of our assets, other than (A) a sale or disposition to an entity, more than 50% of the combined voting power of which is owned by our stockholders in substantially the same proportions as their ownership of us immediately prior to such sale or (B) a sale or disposition to an entity controlled by our Board of Directors. However, a change in control will not be deemed to have occurred as a result of any transaction or series of integrated transactions following which our stockholders, immediately prior thereto, hold immediately afterward the same proportionate equity interests in the entity that owns all or substantially all of our assets.

Tax Withholding

Each participant will be required to make arrangements satisfactory to the plan administrator regarding payment of up to the maximum statutory tax rates in the participant’s applicable jurisdiction with respect to any award granted under the 2021 Plan, as determined by us. We have the right, to the extent permitted by applicable law, to deduct any such taxes from any payment of any kind otherwise due to the participant. With the approval of the plan administrator, the participant may satisfy the foregoing requirement by either electing to have us withhold from delivery of shares of common stock, cash, or other property, as applicable, or by delivering already owned unrestricted shares of common stock, in each case, having a value not exceeding the applicable taxes to be withheld and applied to the tax obligations. We may also use any other method of obtaining the necessary payment or proceeds, as permitted by applicable law, to satisfy our withholding obligation with respect to any award.

Amendment and Termination of the 2021 Plan

The 2021 Plan provides our Board of Directors with authority to amend, alter or terminate the 2021 Plan, but no such action impairs the rights of any participant with respect to outstanding awards without the participant’s consent. The plan administrator may amend an award, prospectively or retroactively, but no such amendment may materially impair the rights of any participant without the participant’s consent. Stockholder approval of any such action will be obtained if required to comply with applicable law. The 2021 Plan will terminate on the tenth anniversary of the Effective Date (although awards granted before that time will remain outstanding in accordance with their terms).

Clawback

If we are required to prepare a financial restatement due to the material non-compliance with any financial reporting requirement, then the plan administrator may require any Section 16 officer to repay or forfeit to us that part of the cash or equity incentive compensation received by that Section 16 officer during the preceding three years that the plan administrator determines was in excess of the amount that such Section 16 officer would have received had such cash or equity incentive compensation been calculated based on the financial results reported in the restated financial statement. The plan administrator may take into account any factors it deems reasonable in determining whether to seek recoupment of previously paid cash or equity incentive compensation and how much of such compensation to recoup from each Section 16 officer (which need not be the same amount or proportion for each Section 16 officer). The amount and form of the incentive compensation to be recouped shall be determined by the administrator in its sole and absolute discretion.

New Plan Benefits

Future grants under the 2021 Plan will be made at the discretion of the plan administrator and, accordingly, are not yet determinable. In addition, benefits under the 2021 Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants receiving discretionary grants under the 2021 Plan.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of December 16, 2022, as to each person or group who is known to us to be the beneficial owner of more than 5% of our outstanding voting securities and as to the security and percentage ownership of each of our executive officers and directors and of all of our officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock that are currently exercisable or convertible within 60 days of November 8, 2022 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage beneficial ownership of that person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Except as otherwise indicated, the address of each stockholder is c/o Optimus Healthcare Services, Inc., 1400 Old Country Road, Suite 306, Westbury, New York 11590.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class Outstanding (1)	Shares of Series A Preferred Stock Beneficially Owned	Percentage of Class Outstanding(2)	Shares of Series B Preferred Stock Beneficially Owned	Percentage of Class Outstanding(3)
Security Ownership of Certain Beneficial Owners:
KORR Acquisitions Group, Inc. (4)	8,552,374	22.3%	—	—	—	—
KORR Value, LP (5)	6,525,000	17.0	—	—	—	—
Kenneth Orr (6)	17,202,374	45.6	—	—	—	—
Cori Orr (6)	17,202,374	45.6	—	—	—	—
The Gabriel 613 Trust (7)	3,125,000	7.5	—	—	—	—
Arena Investors LP (8)	8,032,859	9.99	—	—	—	—
Sean Spiegelman (9)	2,200,000	6.1	—	—	3,000,000	37.01
Stephanie Spigelman (10)	2,200,000	6.1	—	—	3,000,000	37.01
Nathan Kelischek (10)	38,750	*	1,000	90.74	750,000	*
Fordee CA Trust (11)	27,500	*	—	—	550,000	6.79
Qualstar Capital Corp. (12)	30,000	*	—	—	600,000	7.40
Clinton Walker (13)	24,338	*	—	—	486,764	6.01
Chris Zieber (14)			100	9.07
Security Ownership of Management and Directors:
John Sganga	0	—
Marc Wiener	4,250,000	11.1%			—	—
Cliff Saffron	250,000	*			—	—
Phil Scala	500,000	1.3	—	—	—	—
James Murphy	0	—	—	—	—	—
Justin Deutsch	0	—	—	—	—	—
James Hartmann	250,000	*	—	—	—	—
Jeff Gudin (15)	15,000	*	—	—	—	—
Executive officers and directors as a group — 8 persons	5,250,000	13.7

*	less than 1%

(1)	The number and percentage of shares beneficially owned are determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares over which the individual or entity has voting power or investment power and any shares of common stock that the individual has the right to acquire within 60 days of December 16, 2022, through the exercise of any stock option or other right.

(2)	The Series A Preferred Stock is convertible into 1.25 shares of common stock and votes on an as converted basis.

(3)	The Series B Preferred Stock is convertible such that one share of common stock shall be issuable for each twenty (20) shares of Series B Preferred Stock then outstanding. Each share of Series B Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company, but voting shall not be by class of stock but by majority vote of all outstanding shares of stock, including common stock and Series A Preferred Stock.

(4)	Kenneth Orr is the principal operating officer of KORR Acquisitions Group, Inc. Mr. Orr has sole voting and dispositive power over the shares held by KORR Acquisitions Group, Inc. The address of KORR Acquisitions Group, Inc. is 1400 Old Country Road, Suite 306, Westbury, NY 11590.

(5)	Kenneth Orr is the principal operating officer of KORR Acquisitions Group, Inc., which is the general partner of KORR Value LP. Mr. Orr has sole voting and dispositive power over the shares held by KORR Acquisitions Group, Inc. and KORR Value LP. The address of KORR Acquisitions Group, Inc. is 1400 Old Country Road, Suite 306, Westbury, NY 11590.

(6)	Includes: (i) 8,552,374 shares of common stock held by KORR Acquisitions Group, Inc.; (ii) 6,525,000 shares of common stock held by KORR Value, LP; (iii) 500,000 shares of common stock held by Cori Orr, as custodian for Benjamin Orr under the NY UTMA; and (iv) 1,875,000 shares of common stock held by Cori Orr. Kenneth Orr is the principal operating officer of KORR Acquisitions Group, Inc., which is the general partner of KORR Value LP. Mr. Orr has sole voting and dispositive power over the shares held by KORR Acquisitions Group, Inc. and KORR Value LP.

(7)	Greg Goldberg, as trustee of the trust, has sole voting and dispositive power over the shares held by The Gabriel 613 Trust. The address of The Gabriel 613 Trust is P.O Box 627, Rincon, Puerto Rico, 00677.

(8)	Arena Investors, LP (the “Arena Investment Advisor”) is the investment adviser of, and may be deemed to beneficially own securities owned by the following entities (the “Arena Entities”): (a) Arena Special Opportunities Fund, LP which directly owns (i) 630,462 shares of Common Stock, (ii) warrants to purchase 203,170 shares of Common Stock, and (iii) 985,779 shares of Common Stock issuable upon conversion of outstanding convertible notes, (b) Arena Special Opportunities Partners I, LP which directly owns (i) 1,160,397 shares of Common Stock, (ii) warrants to purchase 446,930 shares of Common Stock, and (iii) 1,908,013 shares of Common Stock issuable upon conversion of outstanding convertible notes, and (c) Arena Special Opportunities Partners II, LP which directly owns (i) 137,000 shares of Common Stock, (ii) warrants to purchase 1,054,900 shares of Common Stock, and (iii) 1,506,208 shares of Common Stock issuable upon conversion of outstanding convertible notes; Arena Investors GP, LLC (the “Arena General Partner”) is the general partner of, and may be deemed to beneficially own securities owned by, the Arena Investment Advisor. By virtue of his position as the chief executive officer of the Arena General Partner and the Arena Investment Manager, Daniel Zwirn may be deemed to beneficially own securities owned by each of the Arena Entities. It is our understanding that each of Mr. Zwirn, the Arena Investment Advisor and the Arena General Partner share voting and disposal power over the shares held by the Arena Entities described above. Each of the common stock, notes and warrants described above provide for limitations on exercise and conversion, respectively, such that the holder along with its affiliates may not beneficially own more than 9.99% of our Common Stock, except upon not less than 61 days’ prior written notice to us. The address for the entities set forth above is 405 Lexington Avenue, 59th Floor, New York, New York 10174.

(9)	Includes: (i) 2,200,000 shares of common stock held by Sean Spigelman; (ii) approximately 50,000 shares of common stock issuable upon conversion of 1,000,000 shares of Series B Preferred Stock held by Sean Spigelman; and (iii) approximately 100,000 shares of common stock issuable upon conversion of 2,000,000 shares of Series B Preferred Stock held by Stephanie Spigelman.

(10)	Includes; (i) approximately 1,250 shares of common stock issuable upon conversion of 1,000 shares of Series A Preferred Stock; and (ii) approximately 37,500 shares of common stock issuable upon conversion of 750,000 shares of Series B Preferred Stock.

(11)	Includes approximately 27,500 shares of common stock issuable upon conversion of 550,000 shares of Series B Preferred Stock.

(12)	Includes approximately 30,000 shares of common stock issuable upon conversion of 600,000 shares of Series B Preferred Stock.

(13)	Includes: (i) 2 shares of common stock; and (ii) approximately 24,338 shares of common stock issuable upon conversion of 486,764 shares of Series B Preferred Stock.

(14)	Includes approximately 125 shares of common stock issuable upon conversion of 100 shares of Series A Preferred Stock.

(15)	Includes options to purchase 15,000 shares of common stock.

SELLING SHAREHOLDERS

The common stock being offered by the selling shareholders are those previously issued to the selling shareholders, and those issuable to the selling shareholders, upon conversion of the Notes and/or exercise of the Warrants.

We are registering the shares of common stock in order to permit the selling shareholders to offer the shares for resale from time to time. Except for the ownership of the securities by the selling shareholders that were issued in the June 2022 private placement, the selling shareholders have not had any material relationship with us within the past three years.

The table below lists the selling shareholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling shareholders. The second column lists the number of shares of common stock beneficially owned by each selling shareholder, based on its ownership of our common stock, the Notes and Warrants, as of September 30, 2022, assuming conversion of the Notes and/or exercise of Warrants held by the selling shareholders on that date, without regard to any limitations on exercises.

The third column lists the shares of common stock being offered by this prospectus by the selling shareholders.

In accordance with the terms of the registration rights agreement with the selling shareholders, this prospectus generally covers the resale of the sum of (i) the shares of common stock issued to the selling shareholders, (ii) the maximum number of shares of common stock issuable upon conversion of the notes, determined as if the outstanding notes were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC and (iii) the maximum number of shares of common stock issuable upon exercise of the warrants, determined as if the outstanding warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the warrants or conversion of the notes. The fourth column assumes the sale of all of the shares offered by the selling shareholders pursuant to this prospectus.

Under the terms of the Notes and Warrants, a selling shareholder may not exercise the notes and/or exercise the warrants to the extent such exercise would cause such selling shareholder, together with its affiliates and attribution parties, to beneficially own a number of shares of common stock which would exceed 9.99% of our then outstanding common stock following such conversion and/or exercise. The number of shares in the second column does not reflect this limitation.

The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Shareholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Number of Shares Owned After the Offering	Percentage of Class
Arena Special Opportunities Partners I, LP (1)(2)	3,515,340	871,353	2,643,987	6.6
Arena Special Opportunities Fund, LP (1)(3)	1,819,411	370,539	1,488,872	3.57
Arena Special Opportunities Partners II, LP (1)(4)	2,698,108	2,698,108	0	—

*	Less than 1%

(1)	Arena Investors, LP (the “Arena Investment Advisor”) is the investment adviser of, and may be deemed to beneficially own securities owned by the following entities (the “Arena Entities”): (a) Arena Special Opportunities Fund, LP which directly owns (i) 630,462 shares of Common Stock, (ii) warrants to purchase 203,170 shares of Common Stock, and (iii) 985,779 shares of Common Stock issuable upon conversion of outstanding convertible notes, (b) Arena Special Opportunities Partners I, LP which directly owns (i) 1,160,397 shares of Common Stock, (ii) warrants to purchase 446,930 shares of Common Stock, and (iii) 1,908,013 shares of Common Stock issuable upon conversion of outstanding convertible notes, and (c) Arena Special Opportunities Partners II, LP which directly owns (i) 137,000 shares of Common Stock, (ii) warrants to purchase 1,054,900 shares of Common Stock, and (iii) 1,506,208 shares of Common Stock issuable upon conversion of outstanding convertible notes; Arena Investors GP, LLC (the “Arena General Partner”) is the general partner of, and may be deemed to beneficially own securities owned by, the Arena Investment Advisor. By virtue of his position as the chief executive officer of the Arena General Partner and the Arena Investment Manager, Daniel Zwirn may be deemed to beneficially own securities owned by each of the Arena Entities. It is our understanding that each of Mr. Zwirn, the Arena Investment Advisor and the Arena General Partner share voting and disposal power over the shares held by the Arena Entities described above. Each of the common stock, notes and warrants described above provide for limitations on exercise and conversion, respectively, such that the holder along with its affiliates may not beneficially own more than 9.99% of our Common Stock, except upon not less than 61 days’ prior written notice to us. The address for the entities set forth above is 405 Lexington Avenue, 59th Floor, New York, New York 10174.

(2)	Includes (a) 1,421,200 shares of common stock issuable upon conversion of the Notes, and (b) 106,590 shares of common stock issuable upon exercise of the Warrants.

(3)	Includes (a) 778,800 shares of common stock issuable upon conversion of the Notes, and (b) 58,410 shares of common stock issuable upon exercise of the Warrants.

PLAN OF DISTRIBUTION

Each Selling Stockholder (the “Selling Stockholders”) of the securities and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market, or trading facility on which the securities are traded or in private transactions. These sales may be at $1.50 per share until our shares are quoted on the OTCQX, OTCQB or listed on a national securities exchange, and thereafter, at fixed or negotiated prices. A Selling Stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended (the “Securities Act”), if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus forms a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.

DESCRIPTION OF SECURITIES

The following description of our capital stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our capital stock. For the complete terms of our capital stock, please refer to our certificate of incorporation bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The terms of these securities may also be affected by the Florida Business Corporation Act (the “FBCA”). The summary below and that contained in any applicable prospectus supplement, or any related free writing prospectus are qualified in their entirety by reference to our certificate of incorporation and bylaws.

General

As of the date of this prospectus, our authorized capital stock consists of 130,000,000 shares of common stock, par value $0.001 per share, and 70,000,001 shares of preferred stock, par value $0.001 per share. As of December 16, 2022, there were 38,286,598 shares of our common stock, 1,102 shares of our Series A Preferred Stock issued and outstanding and 8,105,724 shares of Series B Preferred Stock issued and outstanding. The amount of shares outstanding does not include 750,000 shares that are issuable as a subscription receivable.

Common Stock

Holders of our common stock are entitled to one vote for each share of common stock held of record for the election of directors and on all matters submitted to a vote of stockholders. Holders of our common stock are entitled to receive dividends ratably, if any, as may be declared by the Board out of legally available funds, subject to any preferential dividend rights of any preferred stock then outstanding. In the event of our dissolution, liquidation or winding up, holders of our common stock are entitled to share ratably in our net assets legally available after the payment of all of our debts and other liabilities, subject to the liquidation preferences of any preferred stock then outstanding. Holders of our common stock have no preemptive, subscription, redemption, or conversion rights. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock currently outstanding or that we may designate and issue in the future.

Preferred Stock

Our Board is authorized to issue up to 70.0 million shares of preferred stock in one or more series. Our Board can fix or alter the rights, preferences, and privileges of the shares of each series and any of its qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting a class or series. The issuance of preferred stock could, under certain circumstances, result in one or more of the following adverse effects:

●	decreasing the market price of our common stock;

●	restricting dividends on our common stock;

●	diluting the voting power of our common stock;

●	impairing the liquidation rights of our common stock; or

●	delaying or preventing a change in control of us without further action by our stockholders.

Our Board will make any determination to issue such shares based on its judgment as to our best interests and the best interests of our stockholders.

Series A Preferred

Each share of Series A Preferred Stock is convertible into 1.25 shares of common stock and votes on an as converted basis.

Series B Preferred Stock

The Series B Preferred Stock is convertible such that one share of common stock shall be issuable for each twenty (20) shares of Series B Preferred Stock then outstanding. Each share of Series B Preferred Stock shall have one vote for any election or other vote placed before the shareholders of the Company, but voting shall not be by class of stock but by majority vote of all outstanding shares of stock, including common stock and Series A Preferred Stock. The Series B Preferred Stock shall rank senior with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company and all other shares of capital stock of the Company shall be junior in rank to all Series B Preferred Stock with respect to the preferences as to dividends, distributions and payments upon the liquidation, dissolution and winding up of the Company.

Our executive officers and directors beneficially own approximately 13.7% of the outstanding voting power of the Company. Our majority shareholders control approximately 45.5% of the outstanding voting power of the Company. As a result, they will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors, amendment of organizational documents, and approval of major corporate transactions, such as a change in control, merger, consolidation, or sale of assets.

Future issuances of Series A and Series B preferred stock may be dilutive to common stock shareholders.

Stock Options

As of the date of this prospectus, an aggregate of 3,352,500 shares of common stock were issuable upon the exercise of outstanding stock options, at a weighted-average exercise price of $1.74 per share.

Warrants

As of the date of this prospectus, warrants to purchase an aggregate of 1,705,000 shares of common stock with exercise price of $1.25 are issued and outstanding.

Anti-Takeover Effects of Certain Provisions of our Certificate of Incorporation, Bylaws and Florida law

Certain provisions of our Amended and Restated Articles of Incorporation, as amended and Amended and Restated Bylaws, which are summarized in the following paragraphs, may have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control, including changes a stockholder might consider favorable. Such provisions may also prevent or frustrate attempts by our stockholders to replace or remove our management. In particular, our Amended and Restated Articles of Incorporation, as amended and Amended and Restated Bylaws and Florida law, as applicable, among other things:

●	provide the board of directors with the ability to alter the bylaws without stockholder approval;

●	place limitations on the removal of directors; and

●	provide that vacancies on the board of directors may be filled by a majority of directors in office, although less than a quorum.

These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our company to first negotiate with its board. These provisions may delay or prevent someone from acquiring or merging with us, which may cause the market price of our common stock to decline.

Transfer Agent and Registrar

Our transfer agent and registrar for our capital stock is Action Stock Transfer, whose address is 2469 E. Fort Union Blvd, Suite 214, Salt Lake City, UT 84121.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than as disclosed below, during the last two fiscal years, there have been no transactions, or proposed transactions, in which our company was or is to be a participant where the amount involved exceeds the lesser of $120,000 or one percent of the average of our company’s total assets at year-end and in which any director, executive officer or beneficial holder of more than 5% of the outstanding common, or any of their respective relatives, spouses, associates or affiliates, has had or will have any direct or material indirect interest. We have no policy regarding entering into transactions with affiliated parties.

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc. (“Vitality Rx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of Vitality Rx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price has been paid.

LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sheppard Mullin Richter & Hampton LLP, New York, New York and by Olken Law PLLC, Plantation, Florida.

EXPERTS

The financial statements of the Company at December 31, 2021 and 2020, and for each of the two years in the period ending December 31, 2020, appearing in this prospectus have been audited by Seligson & Giannattasio, LLP an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and our common stock, reference is made to the registration statement and the exhibits and schedules to the registration statement. Statements contained in this prospectus as to the contents or provisions of any documents referred to in this prospectus are not necessarily complete, and in each instance where a copy of the document has been filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matters involved.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the Securities and Exchange Commission at 100 F Street, N.E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the Securities and Exchange Commission at prescribed rates from the public reference room of the Securities and Exchange Commission at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the Securities and Exchange Commission electronically are publicly available through the Securities and Exchange Commission’s website at http://www.sec.gov. The registration statement, including all exhibits and amendments to the registration statement, has been filed electronically with the Securities and Exchange Commission.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended, and, accordingly, are required to file annual reports containing financial statements audited by an independent public accounting firm, quarterly reports containing unaudited financial data, current reports and other information with the Securities and Exchange Commission. You are able to inspect and copy such periodic reports and other information at the Securities and Exchange Commission’s public reference room, and the website of the Securities and Exchange Commission referred to above.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of Optimus Healthcare Services, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Optimus Healthcare Services, Inc. and subsidiaries (the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

We identified the valuation of the convertible notes and related conversion features and warrants issued as a critical audit matter, due to the complexity of the transactions and various clauses as well as the subjectivity involved with the valuation and certain of the valuation inputs.

The primary procedures performed to address this critical audit matter included the following: We evaluated and discussed with management their analysis of the various terms within the related agreements. We read and analyzed the preferred stock and note agreements to ensure management’s assessments were correct, whether the conversion features should be bifurcated, and whether a beneficial conversion feature existed. We tested the calculations related to the carrying value of the instrument and each of the conversion features as well as their classification of debt or equity. We recalculated the amortization of the debt discount recorded as interest expense.

Correction of Material Misstatement in Previously Issued Financial Statements

As discussed in Note 3 to the financial statements, the financial statements for the year ended December 31, 2020 have been restated to correct a misstatement.

Substantial Doubt about the Company’s ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company’s significant recurring losses raise substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from this uncertainty.

/s/ Seligson & Giannattasio, LLP

We have served as the Company’s auditor since 2021.

White Plains, New York

March 25, 2022, except for notes 7 and 16 the date of which are June 3, 2022

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of December 31, 2021	As of December 31, 2020 (Restated)
Assets
Current assets
Cash and cash equivalents	$260,838	$1,041,890
Accounts receivable	474,638	586,698
Deposits and prepaid expenses	10,945	7,414
Investment in marketable securities	1,327,440	-
Total current assets	2,073,861	1,636,002

Right-of-use asset	318,717	358,024
Property, plant and equipment, net	4,516	-
Intangible assets - software development costs, net	1,899,748	-
Goodwill	2,820,345	-
Deferred tax asset	666,616	-
Total Assets	$7,783,803	$1,994,026

Liabilities & Stockholders’ Equity
Current liabilities
Accounts payable & accrued liabilities	$1,190,431	$929,798
Line of credit	150,079	201,556
Notes payable	617	4,300
Notes payable, related party	25,200	35,100
Paycheck protection program loan, current	5,304	3,827
Operating lease liability, current	45,224	38,568
Total current liabilities	1,416,855	1,213,149

Operating lease liability, non-current	279,968	321,214
Convertible notes payable, net of discount	663,014	-
Paycheck protection program loan	11,482	15,310
Total Liabilities	2,371,319	1,549,673

Commitments and contingencies

Stockholders’ Equity (Deficit)
Series A Preferred stock, $0.001 par value; 10,000,001 authorized: 10,000,001 shares issued and outstanding	10,001	10,001

Series B Preferred stock, $0.001 par value; 60,000,000 authorized: 8,105,724 shares issued and outstanding	8,106	8,106

Common stock, $0.001 par value; 130,000,000 shares authorized; 26,225,974 and 8,038,115 shares issued and outstanding at December 31, 2021 and 2020, respectively	26,226	8,038
Common stock to be issued	0	13,000
Additional paid in capital	13,676,762	961,728
Accumulated deficit	(8,307,686)	(281,507)
Controlling interest	5,413,409	719,366
Non-controlling interest	(925)	(275,013)
Total Stockholders’ Equity	5,412,484	444,353
Total Liabilities and Stockholders’ Equity	$7,783,803	$1,994,026

The accompanying notes are an integral part of these consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the years ended
	December 31,
	2021	2020 (Restated)

Revenue	$827,266	$1,085,712

Cost of sales	108,702	205,803

Gross profit	718,564	879,909

Operating expenses:
Stock based compensation	4,700,222	-
Personnel expenses	1,581,716	884,374
General and administrative expenses	1,499,791	354,761
Professional fees	676,613	22,620
Total operating expenses	8,458,342	1,261,755

Loss from operations	(7,739,778)	(381,846)

Other income (expense):
Amortization of debt discount	(663,014)	-
Forgiveness of PPP loan	148,975	126,546
Interest expense	(157,330)	(10,119)
Net loss from investments	(22,560)	-
Interest income	15,000	-
Total other income (expense)	(678,929)	116,427

Income tax benefit (expense)	666,616	-

Net loss attributable:
Non-controlling interest	(312)	(115,353)
Common stockholders	(7,751,779)	(150,066)
Net loss	$(7,752,091)	$(265,419)

Basic and diluted earnings per share on net loss	$(0.46)	$(0.01)

Weighted average shares outstanding - basic and diluted	16,993,671	21,038,115

The accompanying notes are an integral part of these consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Common Stock to be Issued		Additional Paid in	Accumulated	Non- Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance January 1, 2020	10,000,001	10,001	8,105,724	8,106	8,038,115	8,038	-	-	-	(131,441)	(159,660)	(264,956)

Recapitalization at reverse merger - December 28, 2020	-	-	-	-	-	-	13,000,000	13,000	961,728	-	-	974,728

Net loss	-	-	-	-	-	-	-	-	-	(150,066)	(115,353)	(265,419)

Balance December 31, 2020	10,000,001	10,001	8,105,724	8,106	8,038,115	8,038	13,000,000	13,000	961,728	(281,507)	(275,013)	444,353

Issuance of common stock previously in common stock to be issued	-	-	-	-	13,000,000	13,000	(13,000,000)	(13,000)	-	-	-	-

Sale of common stock	-	-	-	-	1,460,000	1,460	-	-	1,458,540	-	-	1,460,000

Issuance of common stock for acquisition of AdHere Rx Corporation	-	-	-	-	2,000,000	2,000	-	-	4,558,000	-	-	4,560,000

Common stock issued with convertible debt	-	-	-	-	1,727,859	1,728	-	-	927,034	-	-	928,762

Stock-based compensation	-	-	-	-	-	-	-	-	4,700,222	-	-	4,700,222

Warrants issued with convertible debt	-	-	-	-	-	-	-	-	88,691	-	-	88,691

Fair value of beneficial conversion feature	-	-	-	-	-	-	-	-	982,547	-	-	982,547

Reduction in non-controlling interest (ownership change from 49% to 0.12%)	-	-	-	-	-	-	-	-	-	(274,400)	274,400	-

Net loss	-	-	-	-	-	-	-	-	-	(7,751,779)	(312)	(7,752,091)

Balance December 31, 2021	10,000,001	$10,001	8,105,724	$8,106	26,225,974	$26,226	-	$-	$13,676,762	$(8,307,686)	$(925)	$5,412,484

The accompanying notes are an integral part of these consolidated financial statements

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the years ended
	December 31,
	2021	2020 (Restated)
Cash Flows from Operating Activities
Net Loss	$(7,752,091)	$(265,419)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	313,814	-
Stock-based compensation	4,700,223	-
Gain on forgiveness of PPP loan	(148,975)	(126,546)
Net loss from investments	22,560	-
Interest income	-	-
Amortization of debt discount	663,014	-
Right-of-use asset	4,717	1,758
Income tax benefit (expense)	(666,616)	-
Changes in operating assets & liabilities
Accounts receivable	112,060	137,007
Deposits & prepaid expenses	(2,760)	-
Accounts payable and accrued liabilities	-	(4,936)
Net cash used by operating activities	(2,754,054)	(258,136)

Cash Flows from Investing Activities
Cash acquired in business combination	82,157	1,160,815
Purchase of marketable securities	(1,350,000)	-
Acquisition of intangible assets	(311,592)	-
Acquisition of fixed assets	(5,061)	-
Net cash used by investing activities	(1,584,496)	1,160,815

Cash Flows from Financing Activities
Sale of common stock	1,460,000	-
Proceeds from convertible notes payable	2,000,000	-
Proceeds from PPP loan	148,975	145,682
Payments on line of credit	(51,477)	(6,584)
Net cash provided by financing activities	3,557,498	139,098

Increase in Cash	(781,052)	1,041,777

Cash (and equivalents) at beginning of period	1,041,890	113

Cash (and equivalents) at end of period	$260,838	$1,041,890

Supplemental Cash Flow Information
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Common stock issued for business combination	$4,560,000	$-
Software development costs acquired in business combination	$2,026,245	$-
Fair value of beneficial conversion feature	$982,547	$-
Warrants issued with convertible notes payable	$88,691	$-
Common stock issued with convertible notes payable	$928,762	$-

The accompanying notes are an integral part of these consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Optimus Healthcare Services, Inc. (formerly Between Dandelions, Inc., “Optimus”, “The Company”) was initially organized under the laws of Florida on February 26, 1990 as Phoenix Management Associates, Inc. Over the ensuing years, the Company made a series of amendments to its Articles of Incorporation relating to authorization of various series of Preferred Shares and made a series of name changes. The current name of Optimus Healthcare Services, Inc. became effective with the State of Florida on January 24, 2021.

On December 28, 2020, the Company acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”) in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. Optimus owned 51% of Clinical Research Alliance Acquisition Corp. (“CRAAC”), which owns 100% of the outstanding equity interests in Clinical Research Alliance, Inc. (“CRA”). On September 1, 2021, Optimus exchanged $425,000 of debt it had loaned to CRAAC for 425,000 shares of CRAAC stock. After the exchange Optimus owns 99.88% of CRAAC.

CRA is a team of oncologists and medical professionals united by a shared commitment to clinical research, founded by Dr. Francis P. Arena and Morton Coleman. CRA provides community-oriented physicians with the necessary infrastructure and support to enroll their patients in cutting edge clinical trials. CRA has approximately 60 physicians involved as members of CRA. This network is managed from a central location which contracts for all pharmaceutical trials and handles all clinical coordination and data collection. This central location employs experienced medical professionals that travel to sub-sites for essential study visits. Additionally, a physician at our main site is in constant contact with sub-sites to pride the necessary oversight to conduct trials smoothly and efficiently.

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRX Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock, including shares issuable upon satisfaction of certain milestones.

PainScript’s (www.PainScript.com) medical treatment compliance platform, which is focused on creating a personalized pathway to support chronic care management (CCM) interventions for patients suffering from opioid and other substance use disorders (SUD).  The platform is a technology based clinically validated (9-separate published and peer-reviewed clinical trials) protocols.  PainScript’s approach is very accessible and user-friendly via a digital platform to provide the physician and patients daily, evidence-based telehealth monitoring interventions designed to effectively improve patient compliance with treatment protocols, leading to better health outcomes and a reduction in related healthcare costs.

The platform uses daily contact between scheduled therapy treatments as the evidence demonstrates greater adherence to clinical protocols that, in turn, leads to an improved health benefit. The PainScript platform is designed with a HIPAA compliant, “concierge medicine” approach, allowing for real-time doctor-patient interactions, remote monitoring and communication, appointment scheduling and an early warning of treatment complications.  Near-term additions to the platform include AI/ML analysis and Electronic Healthcare Record (EHR) transcription.

The Company focuses on acquiring controlling interests in healthcare-related businesses. Currently, the Company owns and operates Clinical Research Alliance, Inc and AdhereRX Corporation (d/b/a PainScript).

2. Summary of significant accounting policies

Principles of Consolidation

The consolidated financial statements which include the accounts of the Company, and its subsidiaries, CRAAC, CRA and PainScript are prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The results of operations of any interim period are not necessarily indicative of the results for the full year. The fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company’s main revenue stream is from services. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

For services performed by CRA, the Company’s performance obligations are generally met at the point in time the services are rendered.

AdHere Rx, Inc. provides software services primarily to physicians and physician groups through a cloud software as a service (SaaS) platform through which customers will be billed on a periodic basis for the services. AdHere Rx, Inc. will typically meet its performance obligations over a period of time. Revenues will be recognized ratable over the related contractual term of the service.

Accounts Receivable

Trade accounts receivable are recorded at the net invoice value and are not interest bearing. The Company considers receivables past due based on the payment terms. The Company reviews its exposure to amounts receivable and reserves specific amounts if collectability is no longer reasonably assured. The Company also reserves a percentage of its trade receivable balance based on collection history and current economic trends that might impact the level of future credit losses. The Company re-evaluates such reserves on a regular basis and adjusts its reserves as needed.

Fair Value Measurements and Fair Value of Financial Instruments

Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements, clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows ASC subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value.

The following table represents the Company’s assets and liabilities by level measured at fair value on a recurring basis at December 31, 2021.

	December 31, 2021			December 31, 2020
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Marketable securities	$1,327,440	—	—	$—	—	—

Derivative Liability

The Company evaluates convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date. The Company currently has no derivative liability instruments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Finite-lived Intangible Assets

Our internal software development costs primarily relate to internal-use software. Such costs are capitalized in the application development stage in accordance with ASC 350-40, Internal-use Software (“ASC 350-40”). We also capitalize software development costs upon the establishment of technological feasibility for a product in accordance with ASC 985-20, Software to be Sold, Leased, or Marketed (“ASC 985-20”). Software development costs are amortized on a straight-line basis.

Goodwill

We assess goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, by comparing its carrying value to the reporting unit’s fair value. For the year ended December 31, 2021, we determined that there was no goodwill impairment.

Stock Based Compensation

The Company records stock-based compensation in accordance with the provisions of FASB ASC Topic 718, “Accounting for Stock Compensation,” which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC Topic 718, the Company recognizes an expense for the fair value of its stock awards at the time of grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. On May 25, 2021, the Company granted 4,747,500 options and on September 14, 2021 the Company granted 550,000 options. For the year ended December 31, 2021, the Company recorded $4,700,222 in stock compensation expense.

Convertible Debentures

If the conversion features of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). A BCF is recorded by the Company as a debt discount pursuant to ASC Topic 470-20 “Debt with Conversion and Other Options”. In those circumstances, the convertible debt is recorded net of the discount related to the BCF, and the Company amortizes the discount to interest expense, over the life of the debt. During the years ended December 31, 2021, the Company recorded a BCF in the amount of $982,547.

Advertising, Marketing and Public Relations

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. There were $9,380 and $0 advertising expenses for the years ended December 31, 2021 and 2020, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. CRA had elected Subchapter S corporation status for income tax purposes. As a result, items of profit and loss were taxed to the shareholders of CRA and no provision was made for federal or state income taxes. Effective upon being acquired by CRAAC on November 25, 2020, the Subchapter S election of CRA was automatically terminated.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which will require lessees to recognize almost all leases on their balance sheet as a right-of-use asset and a lease liability. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Classification will be based on criteria that are largely similar to those applied in current lease accounting, but without explicit bright lines. Lessor accounting is similar to the current model, but updated to align with certain changes to the lessee model and the new revenue recognition standard. This ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company has adopted this guidance effective January 1, 2019.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. Restatement of Previously Issued Financial Statements

The financial statements for the period ending December 30, 2020, requires restatement to correct errors related to the following:

●	Correction of negative balance in additional paid-in capital from the year ended December 31, 2019.

●	Addition of right-of-use asset and operating lease liability due to implementation of ASC 842 related to facilities lease.

The tables below show the impact of the errors before and after restatement for the relevant sections of the financial statements and the individual lines.

	Period ended December 31, 2020
	Reported	Right-of-use asset / operating lease liability	Adjustment to APIC	As Restated
ASSETS
Right-of-use asset	$-	$358,024	$-	$358,024
Total assets	$1,636,002	$358,024	$-	$1,994,026

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Operating lease liability, current	$-	$38,568	$-	$38,568
Non-current liabilities:
Operating lease liability, non-current	-	321,214	-	321,214
Total liabilities	$1,189,891	$359,782	$-	$1,549,673
Stockholder’s Equity
Additional paid-in capital	935,733		25,995	961,728
Accumulated deficit	(243,350)	(12,162)	(25,995)	(281,507)
Controlling interest	731,528	(12,162)	-	719,366
Non-controlling interest	(285,417)	10,404	-	(275,013)
Total stockholders’ equity	446,111	(1,758)	-	444,353
Total liabilities and stockholders’ equity	$1,636,002	$358,024	$-	$1,994,026

	Period ended December 31, 2019
	Reported	Adjustment to APIC	As Restated
Stockholder’s Equity
Additional paid-in capital	-25,995	25,995	0
Accumulated deficit	-105,446	-25,995	-131,441
Total stockholders’ equity	-264,956	0	-264,956
Total liabilities and stockholders’ equity	$730,438	$0	$730,438

	For the year ended December 30, 2020
	Reported	Adjustments	As Restated
Total operating expenses	1,259,997	1,758	1,261,755
Net operating loss	-380,088	-1758	-381,846
Net loss attributable:
Non-controlling interest	-125,757	10,404	-115,353
Common stockholders	(137,904)	-12,162	-150,066
Net income (loss)	-263,661		-265,419

	Reported	Adjustments	As Restated
Cash Flows from Operating Activities
Net Loss	$(263,661)	(1,758)	(265,419)
Adjustments to reconcile net loss to net cash used by operating activities:
Right-of-use asset	1,758	0	1,758
Net cash used by operating activities	(258,136)	(1,758)	(258,136)

4. Concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable.  The Company maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporation (FDIC). At times, cash balances may exceed the maximum coverage provided by the FDIC on insured depositor accounts. The Company believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. At December 31, 2021, the Company had no deposits in excess of FDIC insurance.

5. Operating lease right-of-use asset and operating lease liability

The Company leases 2,275 square feet of office space located at 1400 Old Country Road, Suite 304N, Westbury, New York, 11590. The Company entered into a lease agreement commencing on September 1, 2020 through July 31, 2027. The following table illustrates the base rent amounts over the term of the lease:

Rent Periods	Base Rent
September 1, 2020 to August 31, 2021	$5,308
September 1, 2021 to August 31, 2022	$5,448
September 1, 2022 to August 31, 2023	$5,591
September 1, 2023 to August 31, 2024	$5,739
September 1, 2024 to August 31, 2025	$5,891
September 1, 2025 to August 31, 2026	$6,048
September 1, 2026 to August 31, 2027	$6,210

The Company has an equipment lease commencing on January 1, 2021 through December 1, 2023. The contract requires payments of $179 per month.

Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 7.5%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in other general and administrative expenses on the statements of operations.

Right-of-use asset is summarized below:

	December 31,	December 31,
	2021	2020
Office lease	$371,832	$371,832
Equipment lease	5,611	-
Less: accumulated amortization	(58,726)	(13,808)
Right-of-use asset, net	$318,717	$358,024

Operating lease liability is summarized below:

	December 31,	December 31,
	2021	2020
Office lease	$321,214	$359,782
Equipment lease	3,978	-
Less: current portion	(45,224)	(38,568)
Long term portion	279,968	321,214

Maturity of the lease liability is as follows:

	December 31,	December 31,
	2021	2020
Fiscal year ending December 31, 2021	$-	$64,257
Fiscal year ending December 31, 2022	69,094	65,946
Fiscal year ending December 31, 2023	69,834	67,686
Fiscal year ending December 31, 2024	69,477	69,477
Fiscal year ending December 31, 2025	71,323	71,323
Fiscal year ending December 31, 2026	73,223	73,223
Fiscal year ending December 31, 2027	49,677	49,677
	402,628	461,589
Present value discount	(77,436)	(101,807)
Lease liability	$325,192	$359,782

6. Going Concern

The Company’s consolidated financial statements are prepared using the GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At December 31, 2021 and 2020, the Company had $260,838 and $1,041,890 in cash and $657,006 and $422,853 in working capital, respectively.  For the years ended December 31, 2021 and 2020, the Company had a net loss of $7,752,091 and $265,419, respectively. Continued losses may adversely affect the liquidity of the Company in the future.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has operating costs and expenses at the present time for development of its business activities. The Company, however, will be required to raise additional capital over the next twelve months to meet its current administrative expenses, and it may do so in connection with or in anticipation of possible acquisition transactions. This financing may take the form of additional sales of its equity securities loans from its directors and/or convertible notes. There is no assurance that additional financing will be available, if required, or on terms favorable to the Company.

7. Reverse merger

Optimus Healthcare Services, Inc.

On December 28, 2020, the Company (Optimus Healthcare Services, Inc – a Florida corporation) acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”) in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. As a result of the transaction, Optimus shareholders acquired approximately 73% of the voting shares in the Company and was reflected as the accounting acquirer in the transaction.

On November 6, 2020, Optimus acquired 51% of Clinical Research Alliance Acquisition Corp. (“CRAAC”) as a founder. On that date, neither entity had any assets or operations.

On November 25, 2020, CRAAC acquired 100% of the outstanding equity interest in in Clinical Research Alliance, Inc. (“CRA”). The Company determined that CRA was the accounting acquirer in the transaction. On September 1, 2021, Optimus exchanged $425,000 of debt it had loaned to CRAAC for 425,000 shares of CRAAC stock. After the exchange Optimus owns 99.88% of CRAAC.

The Series A Preferred Stock votes and is convertible into four times the sum of (i) the total number of shares of common stock issued and outstanding at the time of conversion plus (ii) the total number of shares of Series B Preferred Stock which are issued and outstanding at the time of conversion. In connection with the transaction all prior officers and directors of the Company resigned and new officers and directors were appointed as officers and directors of the Company. In connection with this transaction, the former CEO agreed to return 5,000,000 shares of common stock.

In connection with this transaction, the Company filed a certificate of amendment to its Articles of Incorporation with the State of Florida changing its name to “Optimus Healthcare Services, Inc.” (January 24, 2021).

The transaction has been accounted for as a reverse merger with Optimus Healthcare Services, Inc. as the accounting acquirer and Between Dandelions, Inc. as the accounting acquiree. The financial reporting will reflect the accounting from the perspective of Optimus (“accounting acquirer”), except for the legal capital, which has been retroactively adjusted to reflect the capital of Between Dandelions (“accounting acquiree”) in accordance with ASC 805-40-45-1. As such, the historical financial information presented are those of CRA as the beneficial accounting acquirer in the above transaction.

8. Business acquisition

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in Adherx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock which includes 400,000 shares held in escrow. Per the agreement, the escrow shares are released if the meets commercialization success and are cancelled if it doesn’t meet commercialization success. A review of this contingent consideration was made and was determined to be classified as equity because the contingent consideration is a fixed amount of shares. Prior to Closing, the Company made a loan of $150,000 to PainScript, which was converted to an intercompany loan upon closing of the acquisition. At the Closing, the Company made an intercompany loan of $100,000 to PainScript. The Company analyzed the acquisition under applicable guidance and determined that the acquisition should be accounted for as a business combination. The purchase price allocation is as follows:

Consideration
2,000,000 shares of common stock	$4,560,000
Total consideration	$4,560,000

Fair value of net identifiable assets (liabilities) acquired
Cash	$128,934
Employee advance	15,000
Intangible assets – software development costs	1,901,427
Total fair value of net identifiable assets	$2,045,361

Accounts payable	$74,703
Accrued liabilities	31,003
Loan payable	200,000
Total fair value of net identifiable liabilities	$305,706

Fair value of net identifiable assets (liabilities) acquired	$1,739,655

Goodwill	$2,820,345

9. Property, plant and equipment

Property, plant and equipment consisted of the following at December 31, 2021:

December 31,
2021

Furniture and fixtures	$11,555
Computer equipment	3,904
15,459
Less: Accumulated depreciation	(10,943)
Property, plant and equipment - net	$4,516

Depreciation expense was $544 for the year ended December 31, 2021.

10. Intangible assets

Intangible assets consisted of the following at December 31, 2021:

December 31,
2021

Software development costs	$2,026,245
Less: Accumulated amortization	(126,497)
Software development costs - net	$1,899,748

Amortization expense was $126,497 for the year ended December 31, 2021.

11. Marketable securities and other investments

Our marketable securities are stated at fair value in accordance with ASC Topic 321, Investments- Equity Securities. Any changes in the fair value of the Company’s marketable securities are included in net income under the caption of net loss from investments. The market value of the securities is determined using prices as reflected on an established market. Realized and unrealized gains and losses are determined on an average cost basis. The marketable securities are investments predominately in shares of large publicly traded securities which are being invested until such time the funds are needed for operations.

The value of these marketable securities at December 31, 2021 is as follows:

Brokerage Account
Cost	$1,350,000
Gross unrealized gain	-
Gross unrealized loss	(22,560)
Fair value	$1,327,440

The above marketable securities are reflected as level 1 assets as the securities prices are quotes in an established market. The Company has reflected $22,560 in in net unrealized losses and has reported these securities as net losses from investments on the statement of operations during the years ended December 31, 2021. There were no realized gains or losses on marketable securities in the years ended December 31, 2020.

12. Line of credit

As of December 31, 2021 and 2020, the balance of the line of credit was $150,079 and $201,556, respectively. The Company has a line of credit with Chase Bank with a credit limit is $250,000. The line of credit has a variable interest rate equal to the sum of the prime rate plus 1.64%. During the years ended December 31, 2021, the Company repaid $51,477 towards the line of credit balance.

13. Notes payable

As of December 31, 2021 and 2020, the balance of the notes payable was $617 and $4,300, respectively. The notes are outlined in the following table:

	As of	As of
	December 31,	December 31,
	2021	2020
Notes payable
$2,800, issued March 20, 2013, 10% coupon, due on demand*	$617	$2,800
$1,500, issued December 31, 2013, 10% coupon, due on demand*	-	1,500
Total long-term notes payable	$617	$4,300

*	These notes were acquired in the December 28, 2020 reverse merger.

As of December 31, 2021, the Company has accrued $3,270 in interest on the notes.

14. Notes payable, related party

As of December 31, 2021 and 2020, the balance of the notes payable, related party was $25,200 and $35,100, respectively. The notes are outlined in the following table:

	As of	As of
	December 31,	December 31,
	2021	2020
Notes payable, related party
$10,000, issued January 5, 2011, no coupon, due on demand	$10,000	$10,000
$15,000, issued October 7, 2016, no coupon, due on demand	15,000	15,000
$10,100, issued December 10, 2020, no coupon, due on demand	200	10,100
Total long-term notes payable, related party	$25,200	$35,100

On June 30, 2021, $10,000 was transferred to a subscription agreement for 10,000 shares at $1.00 per share.

15. Paycheck protection program loan

PPP Loans

The Company received loan proceeds in the amount of approximately $145,683 on May 1, 2020. The Company received loan proceeds on the second advance under the PPP in February 2021 totaling $148,975. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the period.

The Company was granted forgiveness of $126,546 on the original PPP loan. As a result, the Company recorded a gain on PPP forgiveness in the amount of $126,546 during the year ended December 31, 2020. The unforgiven portion of the PPP loan totaling $19,137 is payable over five years at an interest rate of 1%, with a deferral of payments for the first twelve months.

As of December 31, 2021, the non-current portion is $11,482 and the current portion is $5,304.

In November 2021, the Company was granted forgiveness on the full $148,975 of the second advance under the PPP.

16. Convertible notes payable

The carrying value of convertible notes payable, net of discount, as of December 31, 2021 was $663,014.

May 2021 Financing $2,200,000 Face Value

On May 25, 2021, the Company entered into a securities purchase agreement with certain institutional investors (collectively, the “May 2021 Investors”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $2,200,000 for an aggregate purchase price of $2 million (collectively, the “Notes”). In connection with the issuance of the Notes, the Company issued to the May 2021 Investors warrants to purchase an aggregate of 165,000 shares of Common Stock (collectively, the “Warrants”) and 1,727,859 shares of common stock. The Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis. The May 2021 Notes are convertible at any time, at the holder’s option, into shares of the Company’s common stock at a conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends, and stock splits.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The May 2021 Investors may exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the May 2021 Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

The Company has accounted for these Notes as a financing transaction, wherein the net proceeds that were received were allocated to the financial instrument issued. Prior to making the accounting allocation, the Company evaluated the notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. There were no embedded instruments which required bifurcation.

We did analyze the detachable warrants under ASC 480-10 and ASC 815. The warrants did not fall under the guidance of ASC 480-10. After analyzing the warrants under ASC 815, it was determined that the warrants did meet all the requirements for equity classification under guidance of ASC 815-40-25-1 through 6.

The fair value of the warrants were calculated using the Black-Scholes option-pricing model. The Black-Scholes option-pricing model requires inputs such as the risk-free interest rate, expected term and expected volatility. The value used for the warrants recorded was based on its relative fair value. The Company was required to determine if a beneficial conversion feature arose from the convertible debt. If the conversion feature of conventional convertible debt provide for a rate of conversion that is below market value at issuance, this feature is characterized as a beneficial conversion feature (“BCF”). As of the financing date, the conversion price was $1.00 versus the market price of the stock, which was $1.78 resulting in a BCF per share of $0.78, or $1,716,000. However, since the proceeds of $2,000,000 were first allocated to the warrants at $88,691, then to the common stock at $928,762, the BCF amount is limited to the remaining proceeds of $982,547.

The proceeds of the transaction were allocated as follows:

May 25, 2021 Notes
Original issue discount	$200,000
Beneficial conversion feature	982,547
Warrants (Equity)	88,691
Common stock	928,762
Face value	$2,200,000

For the years ended December 31, 2021, the Company recorded $121,000 in accrued interest and $663,014 in the amortization of debt discount.

17. Equity

Sale of Securities

In August 2021, the Company commenced an offering of up to $2 million shares of the Company common stock at a price of $1 per share. The Company has sold 1,160,000 shares of its Common Stock through this offering.

Preferred Stock

The Company has 70,000,001 Shares of Preferred Stock authorized with a par value of $.001.

Series A —The Company has 10,000,001 shares of Series A Preferred outstanding as of December 31, 2021 and December 31, 2020. The Series A Preferred has the following designations:

●	Convertible at option of holder with unanimous Board of Directors’ approval.

●	Convertible into 1.25 shares of common stock.

●	Voting: The holders of this series of Preferred are entitled to 1.25 votes per share, and all such holders will vote together as a single class except as otherwise requires by applicable law.

In connection with the December 28, 2020 merger with Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”), the Company issued 9,998,899 shares of its Series A convertible preferred stock. Simultaneously, the Company cancelled 9,998,889 shares previously held by its former CEO.

Series B — The Company has 8,105,724 shares of Series B Preferred outstanding as of December 31, 2021 and December 31, 2020. The Series B Preferred has the following designations:

●	Convertible at option of holder with unanimous Board of Directors’ approval.

●	Convertible such that one share of common stock shall be issuable for each twenty (20) shares of Series B Preferred Stock then outstanding.

●	Voting: The holder of this Series of Preferred are entitled to whole number of votes equal to the number of shares of common stock.

Stock options

The Company selected the Black-Scholes-Merton (“BSM”) valuation technique to calculate the grant date fair values for the stock options because it believes that this technique is reflective of all the inputs that market participants would likely consider in transactions involving warrants. The inputs include the strike price, underlying price, term to expiration, volatility, and risk-free interest rate.

Stock option activity for the period ended December 31, 2021 is summarized as follows:

		Weighted
		Average
	Shares	Exercise Price

Options outstanding January 1, 2021	-	-
Options granted	5,297,500	$1.74
Options exercised	0	-
Options cancelled	0	-
Options outstanding at December 31, 2021	5,297,500	$1.74
Options exercisable at December 31, 2021	140,000	$1.37

During the year ended December 31, 2021, the Company recorded $4,700,222 in stock-based compensation expense. At December 31, 2021, the weighted average remaining life of the stock options is 9.43 years. At December 31, 2021, there was $10,119,677 in unrecognized costs related to the stock options granted.

Noncontrolling interest

On September 1, 2021, Optimus exchanged $425,000 of debt it had loaned to CRAAC for 425,000 shares of CRAAC stock which increased our ownership percentage of CRAAC from 51% to 99.88%.

Changes in the Company’s ownership interests in our less than 100% owned subsidiary during the year ended December 31, 2021 were as follows:

Net Loss Attributable to Optimus Healthcare Services, Inc.

Transfers (to) from the Noncontrolling Interest

Years Ended
December 31, 2021
Net Loss attributable to Optimus Healthcare Services, Inc.	$(7,751,779)
Transfers (to) from the noncontrolling interest
Increase in Optimus Healthcare Services, Inc. ownership interests in CRAAC from 51% to 99.88%	(274,400)
Net transfers from (to) noncontrolling interest	$-
Change from net loss attributable to Optimus Healthcare Services, Inc. and transfers from (to) noncontrolling interest	$(8,026,179)

18. Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of December 31, 2021 and 2020, the Company is not aware of any contingent liabilities that should be reflected in the consolidated financial statements.

Note 19 Income taxes

The components of income tax expense (benefit) for the year ended December 31, 2021 was as follows:

2021
Current
Federal	$-
State and local	-
Total current	$-

Deferred
Federal	(666,616)
State and local	-
Total deferred	$(666,616)

Total income tax expense (benefit)	$(666,616)

The following table reconciles the difference between the statutory federal income tax rate for the Company and the effective income tax rate the year ended December 31, 2021:

2021
U.S. statutory federal income tax rate	21.0%

Stock compensation	(11.72%)
Convertible debt	(1.96%)
Other	0.59%
Income tax expense (benefit) for the period	7.91%

Deferred income taxes reflect the net tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes.

Significant components of U.S. federal and state deferred tax assets and liabilities as of the year ended December 31, 2021 are as follows:

2021
Deferred tax assets
Federal net operating loss carryforwards	$601,151
Lease Liability	68,290
Accrued Salary	51,345
Unrealized gains / (loss)	12,553
Charitable Contribution Carryover	1,155
Total gross deferred tax assets	734,494

Deferred tax liabilities
Property, plant and equipment	$(948)
Right of use Asset	(66,930)
Total gross deferred tax liabilities	(67,878)
Net deferred tax asset (liabilities)	$666,616

Future utilization of NOL’s arising in tax years after December 31, 2017 are limited to eighty percent of taxable income and are allowed to be carried forward indefinitely. NOL’s generated in 2017 and prior may carry forward 20 years. As of December 31, 2020 the Company has $0.193 million of NOL’s generated prior to December 31, 2017 and $2.84 million of NOL’s generated after 2017. The company’s NOL carryforwards generated prior to December 31, 2017 will begin to expire in the year 2031. Included in the total NOLs discussed above, are $.203 million of NOLs generated by the company’s 100% owned subsidiary Adhererx Corporation. When the company acquired Adhererx Corporation in 2020, Adhererx Corporation underwent an ownership change as defined by section 382 of the Internal Revenue Code, and as such the NOL will be subject to annual limitation. Management has reviewed and evaluated the relevant technical merits of each of its tax positions and determined that there are no uncertain tax positions that would have a material impact on these financial statements.

20. Subsequent events

VaccinationsRx

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc. (“VaccinationsRx”) and Marc Wiener, the sole shareholder, who is also our chief executive officer, pursuant to which we acquired 100% of the outstanding equity interests of VaccinationsRx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price shall be paid by the Company no later than June 30, 2022. Until the such payment has been made, the unpaid balance of the purchase price shall accrue interest at the rate of LIBOR plus 1%.

Vaccinations Rx is a concierge vaccination pharmacy dedicated to simplifying access to vaccines. It maintains an extensive on-site inventory of common and esoteric vaccines and hyperimmune agents and is able to fulfill vaccination needs on very short notice. For patients, it eliminates the burden of tracking down vaccines that their physician may not carry, and provides vaccinations in the comfort of the patient’s home or office. We partner with providers to ensure patients have access to vaccines they need, while eliminating the burden and cost on providers associated with stocking vaccines. For employers, we come to their place of business and set up immunization points of distribution (PODs) for numerous vaccines, including influenza and COVID-19. This reduces the burden of vaccination by providing a safe environment and it improves employee efficiency. We will be paid cash for our services, but we help patients seek reimbursement from their insurers.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of September 30, 2022 (Unaudited)	As of December 31, 2021
Assets
Current assets
Cash and cash equivalents	$680,876	$260,838
Accounts receivable	602,875	474,638
Deposits and prepaid expenses	27,026	10,945
Investment in marketable securities	369,850	1,327,440
Total current assets	1,680,627	2,073,861

Right-of-use asset	356,056	318,717
Property, plant and equipment	30,320	4,516
Intangible assets	1,702,812	1,899,748
Goodwill	3,635,845	2,820,345
Deferred tax asset	-	666,616
Total Assets	$7,405,660	$7,783,803

Liabilities & Stockholders’ Equity
Current liabilities
Accounts payable & accrued liabilities	$1,587,778	$1,190,431
Line of credit	141,816	150,079
Notes payable	617	617
Notes payable, related party	200	25,200
Paycheck protection program loan, current	5,304	5,304
Operating lease liability, current	65,219	45,224
Total current liabilities	1,800,934	1,416,855

Operating lease liability, non-current	300,636	279,968
Convertible notes payable, net of discount	2,468,643	663,014
Paycheck protection program loan	7,796	11,482
Total Liabilities	4,578,009	2,371,319

Commitments and contingencies

Stockholders’ Equity
Series A Preferred stock, $0.001 par value; 10,000,001 authorized: 1,102 and 10,000,001 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	2	10,001

Series B Preferred stock, $0.001 par value; 60,000,000 authorized: 8,105,724 shares issued and outstanding	8,106	8,106

Common stock, $0.001 par value; 130,000,000 shares authorized; 40,286,598 and 26,225,974 shares issued and outstanding at September 30, 2022 and December 31, 2021, respectively	40,287	26,226
Additional paid in capital	21,612,197	13,676,762
Accumulated deficit	(18,831,946)	(8,307,686)
Controlling interest	2,828,646	5,413,409
Non-controlling interest	(995)	(925)
Total Stockholders’ Equity	2,827,651	5,412,484
Total Liabilities and Stockholders’ Equity	$7,405,660	$7,783,803

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

UNAUDITED

	For the three months ended		For the nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenue	$347,159	$148,259	$1,000,945	$623,185

Cost of sales	65,020	39,760	201,873	145,041

Gross profit	282,139	108,499	799,072	478,144

Operating expenses:
Stock based compensation	1,304,512	2,308,044	5,191,214	2,767,357
Personnel expenses	715,028	368,162	1,757,339	989,260
General and administrative expenses	517,636	154,747	1,750,636	636,120
Professional fees	114,276	83,948	472,427	491,601
Total operating expenses	2,651,452	2,914,901	9,171,616	4,884,338

Loss from operations	(2,369,313)	(2,806,402)	(8,372,544)	(4,406,194)

Other income (expense):
Amortization of debt discount	(291,318)	(277,261)	(840,311)	(385,754)
Interest expense	(104,291)	(77,866)	(223,015)	(101,720)
Loss on extinguishment of debt & accounts payable	(264,261)	-	(264,261)	-
Net loss from investments	(61,111)	(19,474)	(157,590)	(19,474)
Interest income	7	15,000	7	15,000
Total other income (expense)	(720,974)	(359,601)	(1,485,170)	(491,948)

Income tax benefit (expense)	-	-	(666,616)	-

Net loss attributable:
Non-controlling interest	(77)	13,716	(70)	(143,820)
Common stockholders	(3,090,210)	(3,179,719)	(10,524,260)	(4,754,322)
Net loss	$(3,090,287)	$(3,166,003)	$(10,524,330)	$(4,898,142)

Basic and diluted earnings per share on net loss	$(0.08)	$(0.14)	$(0.27)	$(0.29)

Weighted average shares outstanding - basic and diluted	40,173,220	22,638,115	38,425,341	16,993,671

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

UNAUDITED

	Series A		Series B				Common Stock		Additional		Non-
	Preferred Stock		Preferred Stock		Common Stock		to be Issued		Paid in	Accumulated	Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance December 31, 2021	10,000,001	$10,001	8,105,724	$8,106	26,225,974	$26,226	-	$-	$13,676,762	$(8,307,686)	$(925)	$5,412,484

Conversion of Series A preferred stock into common stock	(9,998,899)	(9,999)	-	-	12,498,624	12,499	-	-	(2,500)	-	-	-

Issuance of common stock for business acquisition	-	-	-	-	250,000	250	-	-	467,250	-	-	467,500

Stock based compensation	-	-	-	-	-	-	-	-	2,481,510	-	-	2,481,510

Net loss	-	-	-	-	-	-	-	-	-	(3,644,014)	(44)	(3,644,058)

Balance March 31, 2022	1,102	2	8,105,724	8,106	38,974,598	38,975	-	-	16,623,022	(11,951,700)	(969)	4,717,436

Sale of common stock	-	-	-	-	-	-	375,000	375	374,625	-	-	375,000

Common stock issued with convertible debt	-	-	-	-	-	-	200,000	200	111,647	-	-	111,847

Warrants issued with convertible debt	-	-	-	-	-	-	-	-	857,835	-	-	857,835

Stock based compensation	-	-	-	-	-	-	-	-	1,405,193	-	-	1,405,193

Net loss	-	-	-	-	-	-	-	-	-	(3,790,036)	51	(3,789,985)

Balance June 30, 2022	1,102	2	8,105,724	8,106	38,974,598	38,975	575,000	575	19,372,322	(15,741,736)	(918)	3,677,326

Sale of common stock	-	-	-	-	375,000	375	-	-	374,625	-	-	375,000

Issuance of common stock previously in common stock to be issued	-	-	-	-	575,000	575	(575,000)	(575)	-	-	-	-

Stock issued to satisfy debt and accounts payable	-	-	-	-	362,000	362	-	-	560,738	-	-	561,100

Stock based compensation	-	-	-	-	-	-	-	-	1,304,512	-	-	1,304,512

Net loss	-	-	-	-	-	-	-	-	-	(3,090,210)	(77)	(3,090,287)

Balance September 30, 2022	1,102	$2	8,105,724	$8,106	40,286,598	$40,287	-	$-	$21,612,197	$(18,831,946)	$(995)	$2,827,651

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021

(UNAUDITED)

	Series A		Series B				Common Stock		Additional		Non-
	Preferred Stock		Preferred Stock		Common Stock		to be Issued		Paid in	Accumulated	Controlling
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Total
Balance December 31, 2020	10,000,001	$10,001	8,105,724	$8,106	8,038,115	$8,038	13,000,000	$13,000	$961,728	$(281,507)	$(275,013)	$444,353

Issuance of common stock previously in common stock to be issued					13,000,000	13,000	(13,000,000)	(13,000)				-

Sale of common stock					1,160,000	1,160			1,158,840			1,160,000

Issuance of common stock for acquisition of AdHere Rx Corporation					2,000,000	2,000			4,558,000			4,560,000

Common stock issued with convertible debt					1,727,859	1,728			927,034			928,762

Stock-based compensation									2,767,357			2,767,357

Warrants issued with convertible debt									88,691			88,691

Fair value of beneficial conversion feature									982,547			982,547

Reduction in non-controlling interest (ownership change from 49% to 0.12%)									-	(274,400)	274,400	-

Net loss										(4,897,830)	(312)	(4,898,142)

Balance September 30, 2021	10,000,001	$10,001	8,105,724	$8,106	25,925,974	$25,926	-	$-	$11,444,197	$(5,453,737)	$(925)	$6,033,568

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

UNAUDITED

	For the nine months ended
	September 30,
	2022	2021
Cash Flows from Operating Activities
Net Loss	$(10,524,330)	$(4,898,142)

Adjustments to reconcile net loss to net cash used by operating activities:
Depreciation	200,766	347
Stock-based compensation	5,191,214	2,767,357
Interest income	-	(15,000)
Net loss from investments	157,590	-
Loss on extinguishment of debt & accounts payable	264,261	-
Amortization of debt discount	840,311	385,754
Right-of-use asset	3,324	-
Income tax benefit	666,616	-
Changes in operating assets & liabilities		-
Accounts receivable	(128,238)	32,619
Deposits & prepaid expenses	(16,081)	(58,961)
Accounts payable and accrued liabilities	311,938	(177,702)
Net cash used by operating activities	(3,032,629)	(1,963,728)

Cash Flows from Investing Activities
Cash acquired in business combination	9,000	82,157
Cash issued for notes receivable	-	(350,000)
Sales of marketable securities	2,203,666	-
Purchase of marketable securities	(1,403,666)	-
Acquisition of fixed assets	(29,384)	(5,061)
Net cash used by investing activities	779,616	(272,904)

Cash Flows from Financing Activities
Sale of common stock	750,000	1,160,000
Proceeds from convertible notes payable	1,935,000	2,000,000
Proceeds from PPP loan	-	148,975
Payments on PPP loan	(3,686)	-
Payments on line of credit	(8,263)	(43,712)
Net cash provided by financing activities	2,673,051	3,265,263

Increase in Cash	420,038	1,028,631

Cash at beginning of period	260,838	1,041,890

Cash (and equivalents) at end of period	$680,876	$2,070,521

Supplemental Cash Flow Information
Cash paid for interest	$99,000	$-
Cash paid for income taxes	$-	$-

Non-cash investing and financing activities:
Common stock issued for business combination	$-	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

OPTIMUS HEALTHCARE SERVICES, INC.

(FORMERLY BETWEEN DANDELIONS, INC.) AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Nature of operations

Optimus Healthcare Services, Inc. (formerly Between Dandelions, Inc., “Optimus”, “Company”) was initially organized under the laws of Florida on February 26, 1990, as Phoenix Management Associates, Inc. Over the ensuing years, the Company made a series of amendments to its Articles of Incorporation relating to authorization of various series of Preferred Shares and made a series of name changes. The current name of Optimus Healthcare Services, Inc. became effective with the State of Florida on January 24, 2021.

The Company is dedicated to: (1) improving patient/physician interactions and outcomes through the acquisition and deployment of telehealth and compliance technologies (TACT); (2) advancing access to clinical trial research; and (3) improving and simplifying access to vaccines and pharmaceutical products. Currently the Company provides these services through its portfolio companies, AdhereRx Corporation (d/b/a PainScript), Clinical Research Alliance, Inc. (CRA), and Worker’s Health Rx (d/b/a Vitality Rx).

2. Summary of significant accounting policies

Principles of Consolidation

The consolidated financial statements which include the accounts of the Company and its subsidiaries are prepared in conformity with generally accepted accounting principles in the United States of America (U.S. GAAP). All significant intercompany balances and transactions have been eliminated. The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The results of operations of any interim period are not necessarily indicative of the results for the full year. The fiscal year end is December 31.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The most significant assumptions and estimates relate to the valuation of equity issued for services, valuation of equity associated with convertible debt, the valuation of derivative liabilities, and the valuation of deferred tax assets. Actual results could differ from these estimates.

Revenue Recognition

The Company recognizes revenue in accordance with Accounting Standards Update (“ASU”) 2014-09, “Revenue from contracts with customers,” (Topic 606). Revenue is recognized when a customer obtains control of promised goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identification of the promised goods in the contract; (ii) determination of whether the promised goods are performance obligations, including whether they are distinct in the context of the contract; (iii) measurement of the transaction price, including the constraint on variable consideration; (iv) allocation of the transaction price to the performance obligations; and (v) recognition of revenue when (or as) the Company satisfies each performance obligation. The Company’s main revenue stream is from services. The Company recognizes as revenues the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied or as it is satisfied. Generally, the Company’s performance obligations are transferred to customers at a point in time, typically upon delivery.

For services performed by CRA, the Company’s performance obligations are generally met at the point in time the services are rendered.

Adhere Rx, Inc. provides software services primarily to physicians and physician groups through a cloud software as a service (SaaS) platform through which the physicians and physician groups will be billed on a periodic basis for the services. Adhere Rx, Inc. will typically meet its performance obligations over a period of time. Revenues will be recognized ratable over the related contractual term of the service.

Accounts Receivable

Trade accounts receivable are recorded at the net invoice value and are not interest bearing. The Company considers receivables past due based on the payment terms. The Company reviews its exposure to accounts receivable and reserves specific amounts if collectability is no longer reasonably assured. The Company also reserves a percentage of its trade receivable balance based on collection history and current economic trends that might impact the level of future credit losses. The Company re-evaluates such reserves on a regular basis and adjusts its reserves as needed.

Fair Value Measurements and Fair Value of Financial Instruments

Accounting Standard Codification (“ASC”) Topic 820, Fair Value Measurements, clarifies the definition of fair value, prescribes methods for measuring fair value, and establishes a fair value hierarchy to classify the inputs used in measuring fair value as follows:

Level 1: Inputs are unadjusted quoted prices in active markets for identical assets or liabilities available at the measurement date.

Level 2: Inputs are unadjusted quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, inputs other than quoted prices that are observable, and inputs derived from or corroborated by observable market data.

Level 3: Inputs are unobservable inputs which reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

The estimated fair value of certain financial instruments, including all current liabilities are carried at historical cost basis, which approximates their fair values because of the short-term nature of these instruments.

ASC subtopic 825-10, Financial Instruments (“ASC 825-10”) requires disclosure of the fair value of certain financial instruments. The carrying value of cash and cash equivalents, accounts payable and accrued liabilities as reflected in the balance sheets, approximate fair value because of the short-term maturity of these instruments. All other significant financial assets, financial liabilities and equity instruments of the Company are either recognized or disclosed in the financial statements together with other information relevant for making a reasonable assessment of future cash flows, interest rate risk and credit risk. Where practicable the fair values of financial assets and financial liabilities have been determined and disclosed; otherwise only available information pertinent to fair value has been disclosed.

The Company follows ASC subtopic 820-10, Fair Value Measurements and Disclosures (“ASC 820-10”) and ASC 825-10, which permits entities to choose to measure many financial instruments and certain other items at fair value. The following table represents the Company’s assets and liabilities by level measured at fair value on a recurring basis at September 30, 2022 and December 31, 2021.

	September 30, 2022			December 31, 2021
Description	Level 1	Level 2	Level 3	Level 1	Level 2	Level 3
Assets
Marketable securities	$369,850	—	—	$1,327,440	—	—

Derivative Liability

The Company evaluates convertible instruments, options, warrants or other contracts to determine if those contracts or embedded components of those contracts qualify as derivatives to be separately accounted for under ASC Topic 815, “Derivatives and Hedging”. The result of this accounting treatment is that the fair value of the derivative is marked-to-market each balance sheet date and recorded as a liability. In the event that the fair value is recorded as a liability, the change in fair value is recorded in the statement of operations as other income (expense). Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity. Equity instruments that are initially classified as equity that become subject to reclassification under ASC Topic 815 are reclassified to liabilities at the fair value of the instrument on the reclassification date. The Company currently has no derivative liability instruments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Finite-lived Intangible Assets

Our internal software development costs primarily relate to internal-use software. Such costs are capitalized in the application development stage in accordance with ASC 350-40, Internal-use Software (“ASC 350-40”). We also capitalize software development costs upon the establishment of technological feasibility for a product in accordance with ASC 985-20, Software to be Sold, Leased, or Marketed (“ASC 985-20”). Software development costs are amortized on a straight-line basis.

Goodwill

We assess goodwill for impairment annually, or more frequently if events or changes in circumstances indicate that it might be impaired, by comparing its carrying value to the reporting unit’s fair value. For the year ended December 31, 2021, we determined that there was no goodwill impairment.

Stock Based Compensation

The Company records stock-based compensation in accordance with the provisions of FASB ASC Topic 718, “Accounting for Stock Compensation,” which establishes accounting standards for transactions in which an entity exchanges its equity instruments for goods or services. In accordance with guidance provided under ASC Topic 718, the Company recognizes an expense for the fair value of its stock awards at the time of grant and the fair value of its outstanding stock options as they vest, whether held by employees or others. On January 14, 2022, the Company granted 296,250 options, on February 3, 2022, the Company granted 55,000 options, on March 10, 2022, the Company granted 505,000 options and on June 30, 2022, the Company granted 378,750 options. For the nine months ended September 30, 2022 and 2021, the Company recorded $5,191,214 and $2,767,357 in stock compensation expense, respectively.

Convertible Debentures

The Company adopted the guidance in Accounting Standards Updated (“ASU”) 2020-06, Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity on April 1, 2022. ASU 2020-06 simplifies an issuer’s accounting for convertible instruments and its application of the derivatives scope exception for contracts in its own equity. Additionally, ASU 2020-06 removes the requirements for accounting for beneficial conversion features.

Advertising, Marketing and Public Relations

The Company follows the policy of charging the costs of advertising, marketing, and public relations to expense as incurred. There were $17,150 and $0 advertising expenses for the nine months ended September 30, 2022 and 2021, respectively.

Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss, capital loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. CRA had elected Subchapter S corporation status for income tax purposes. As a result, items of profit and loss were taxed to the shareholders of CRA and no provision was made for federal or state income taxes. Effective upon being acquired by CRAAC on November 25, 2020, the Subchapter S election of CRA was automatically terminated.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits as a component of general and administrative expenses. Our federal tax return and any state tax returns are not currently under examination.

The Company has adopted FASB ASC 740-10, Accounting for Income Taxes, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually from differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Net Income (Loss) Per Common Share

The Company computes loss per common share, in accordance with FASB ASC Topic 260, Earnings Per Share, which requires dual presentation of basic and diluted earnings per share. Basic income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding during the period. Diluted income or loss per common share is computed by dividing net income or loss by the weighted average number of common shares outstanding, plus the issuance of common shares, if dilutive, that could result from the exercise of outstanding stock options and warrants. No potential dilutive common shares are included in the computation of any diluted per share amount when a loss is reported.

Recent Accounting Pronouncements

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the consolidated financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

3. Concentration of credit risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of accounts receivable.  The Company maintains accounts with financial institutions. All cash in checking accounts is non-interest bearing and is fully insured by the Federal Deposit Insurance Corporation (FDIC). At times, cash balances may exceed the maximum coverage provided by the FDIC on insured depositor accounts. The Company believes it mitigates its risk by depositing its cash and cash equivalents with major financial institutions. At September 30, 2022 and December 31, 2021, the Company had deposits in excess of FDIC insurance totaling $252,979 and $0..

4. Operating lease right-of-use asset and operating lease liability

The Company entered into a lease agreement commencing on September 1, 2020 through August 31, 2027, for 2,275 square feet of office space located at 1400 Old Country Road, Suite 304, Westbury, New York, 11590. The following table illustrates the base rent amounts over the term of the lease:

Rent Periods	Base Rent
September 1, 2020 to August 31, 2021	$5,308
September 1, 2021 to August 31, 2022	$5,448
September 1, 2022 to August 31, 2023	$5,591
September 1, 2023 to August 31, 2024	$5,739
September 1, 2024 to August 31, 2025	$5,891
September 1, 2025 to August 31, 2026	$6,048
September 1, 2026 to August 31, 2027	$6,210

The Company entered into a lease agreement commencing on February 1, 2021 through April 30, 2026, for 1,246 square feet of office space located at One Dupont Street, Suite 112, Plainview, New York, 11803. The following table illustrates the base rent amounts over the term of the lease:

Rent Periods	Base Rent
February 1, 2021 to January 1, 2022	$1,721
February 1, 2022 to January 1, 2023	$1,772
February 1, 2023 to January 1, 2024	$1,825
February 1, 2024 to January 12025
February 1, 2025 to April 30, 2026	$1,881

The Company has an equipment lease commencing on January 1, 2021 through December 1, 2023. The contract requires payments of $179 per month.

Operating lease right-of-use asset and liability are recognized at the present value of the future lease payments at the lease commencement date. The interest rate used to determine the present value is our incremental borrowing rate, estimated to be 7.5%, as the interest rate implicit in most of our leases is not readily determinable. Operating lease expense is recognized on a straight-line basis over the lease term. Since the common area maintenance expenses are expenses that do not depend on an index or rate, they are excluded from the measurement of the lease liability and recognized in other general and administrative expenses on the statements of operations.

Right-of-use asset is summarized below:

	September 30,	December 31,
	2022	2021
Office lease	$456,819	$371,832
Equipment lease	5,611	5,611
Less: accumulated amortization	(106,374)	(58,726)
Right-of-use asset, net	$356,056	$318,717

Operating lease liability is summarized below:

	September 30,	December 31,
	2022	2021
Office lease	$363,300	$321,214
Equipment lease	2,555	3,978
Less: current portion	(65,219)	(45,224)
Long term portion	300,636	279,968

Maturity of the lease liability is as follows:

	September 30,	December 31,
	2022	2021
Fiscal year ending December 31, 2022	$21,938	69,094
Fiscal year ending December 31, 2023	88,907	69,834
Fiscal year ending December 31, 2024	91,335	69,477
Fiscal year ending December 31, 2025	93,837	71,323
Fiscal year ending December 31, 2026	88,269	73,223
Fiscal year ending December 31, 2027	49,677	49,677
	433,963	402,628
Present value discount	(68,108)	(77,436)
Lease liability	$365,855	$325,192

5. Going concern

The Company’s consolidated financial statements are prepared using the GAAP applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. At September 30, 2022 and December 31, 2021, the Company had $680,876 and $260,838 in cash and $120,307 in working capital deficit and $657,006 in working capital at September 30, 2022 and December 31, 2021, respectively.  For the nine months ended September 30, 2022 and 2021, the Company had a net loss of $10,524,330 and $4,898,142, respectively. Continued losses may adversely affect the liquidity of the Company in the future.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying consolidated balance sheets is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to raise additional capital, obtain financing and to succeed in its future operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern within one year of the date these financial statements are issued. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company has operating costs and expenses at the present time for development of its business activities. The Company, however, will be required to raise additional capital over the next twelve months to meet its current administrative expenses, and it may do so in connection with or in anticipation of possible acquisition transactions. This financing may take the form of additional sales of its equity securities and/or convertible notes. There is no assurance that additional financing will be available, if required, or on terms favorable to the Company.

6. Reverse merger

Optimus Healthcare Services, Inc.

On December 28, 2020, the Company (Optimus Healthcare Services, Inc – a Florida corporation) acquired 100% of the outstanding equity interests in Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”) in exchange for 9,998,899 shares of its Series A convertible preferred stock and 18,000,000 shares of its common stock. As a result of the transaction, Optimus shareholders acquired approximately 73% of the voting shares in the Company and was reflected as the accounting acquirer in the transaction.

On November 6, 2020, Optimus acquired 51% of Clinical Research Alliance Acquisition Corp. (“CRAAC”) as a founder. On that date, neither entity had any assets or operations.

On November 25, 2020, CRAAC acquired 100% of the outstanding equity interest in in Clinical Research Alliance, Inc. (“CRA”). The Company determined that CRA was the accounting acquirer in the transaction. On September 1, 2021, Optimus exchanged $425,000 of debt it had loaned to CRAAC for 425,000 shares of CRAAC stock. After the exchange Optimus owns 99.88% of CRAAC.

The Series A Preferred Stock votes and is convertible at a rate of 1 preferred share to 1.25 common shares. In connection with the transaction all prior officers and directors of the Company (except Michael Pruitt, who recently resigned as a director resigned and new officers and directors were appointed as officers and directors of the Company. In connection with this transaction, the former CEO agreed to return 5,000,000 shares of common stock.

In connection with this transaction, the Company filed a certificate of amendment to its Articles of Incorporation with the State of Florida changing its name to “Optimus Healthcare Services, Inc.” (January 24, 2021).

The transaction has been accounted for as a reverse merger with Optimus Healthcare Services, Inc. as the accounting acquirer and Between Dandelions, Inc. as the accounting acquiree. The financial reporting will reflect the accounting from the perspective of Optimus (“accounting acquirer”), except for the legal capital, which has been retroactively adjusted to reflect the capital of Between Dandelions (“accounting acquiree”) in accordance with ASC 805-40-45-1. As such, the historical financial information presented are those of CRA as the beneficial accounting acquirer in the above transaction.

7. Business acquisition

AdhereRx

On March 25, 2021, Optimus Health, Inc., a wholly owned subsidiary of the Company, acquired 100% of the outstanding equity interests in AdhereRx Corporation (d/b/a PainScript) (“PainScript”) in exchange for an aggregate of 2,000,000 shares of the Company’s common stock which includes 400,000 shares held in escrow. Per the agreement, the escrow shares are released if PainScript meets the definition of commercialization success and are cancelled if it doesn’t meet the definition of commercialization success. A review of this contingent consideration was made and was determined to be classified as equity because the contingent consideration is a fixed amount of shares. Prior to Closing, the Company made a loan of $150,000 to PainScript, which was converted to an intercompany loan upon closing of the acquisition. At the Closing, the Company made an intercompany loan of $100,000 to PainScript. The Company analyzed the acquisition under applicable guidance and determined that the acquisition should be accounted for as a business combination. The purchase price allocation is as follows:

Consideration
2,000,000 shares of common stock	$4,560,000
Total consideration	$4,560,000

Fair value of net identifiable assets (liabilities) acquired
Cash	$128,934
Employee advance	15,000
Intangible assets – software development costs	1,901,427
Total fair value of net identifiable assets	$2,045,361

Accounts payable	$74,703
Accrued liabilities	31,003
Loan payable	200,000
Total fair value of net identifiable liabilities	$305,706

Fair value of net identifiable assets (liabilities) acquired	$1,739,655

Goodwill	$2,820,345

VitailityRx

On January 28, 2022, the Company entered into a stock purchase agreement with Worker’s Health Rx, Inc. (“VitalityRx”) and Marc Wiener, the sole shareholder, who is also our President, pursuant to which we acquired 100% of the outstanding equity interests of VitalityRx in exchange for the issuance of 250,000 shares of our common stock and $350,000. The cash portion of the purchase price was paid by September 30, 2022.

Vitality Rx is dedicated to serving the pharmacy needs of clients and patients, community based or residing in Long-Term Care facilities, in a timely and caring manner. It will maintain an extensive on-site inventory of brand and generic medications and common and esoteric vaccines and hyperimmune agents.

Consideration
250,000 shares of common stock	$467,500
Notes payable	350,000
Total consideration	$817,500

Fair value of net identifiable assets (liabilities) acquired
Cash	$9,000
Furniture and equipment	0
Capitalized start up costs	0
Intangible assets – website	1,750
Fair value of net identifiable assets (liabilities) acquired	$10,750

Goodwill	$806,750

8. Property, plant and equipment

Property, plant and equipment consisted of the following at September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
Furniture and fixtures	$28,540	$11,555
Computer equipment	23,896	3,904
	52,436	15,459
Less: Accumulated depreciation	(22,116)	(10,943)
Property, plant and equipment - net	$30,320	$4,516

Depreciation expense was $1,668 and none for the nine months ended September 30, 2022 and 2021, respectively.

9. Intangible assets

Intangible assets consisted of the following at September 30, 2022 and December 31, 2021:

	September 30,	December 31,
	2022	2021
Software development costs	$2,026,245	$2,026,245
Website	3,000	-
Less: Accumulated amortization	(326,433)	(126,497)
Software development costs - net	$1,702,812	$1,899,748

Amortization expense was $199,098 and $0 for the nine months ended September 30, 2022 and 2021, respectively.

10. Marketable securities and other investments

Our marketable securities are stated at fair value in accordance with ASC Topic 321, Investments- Equity Securities. Any changes in the fair value of the Company’s marketable securities are included in net income under the caption of net loss from investments. The market value of the securities is determined using prices as reflected on an established market. Realized and unrealized gains and losses are determined on an average cost basis. The marketable securities are investments predominately in shares of large publicly traded securities which are being invested until such time the funds are needed for operations.

The value of these marketable securities at September 30, 2022 and December 31, 2021 is as follows:

	September 30,	December 31,
	2022	2021
Cost	$527,440	$1,350,000
Gross unrealized gain	-	-
Gross unrealized loss	(157,590)	(22,560)
Fair value	$369,850	$1,327,440

The above marketable securities are reflected as level 1 assets as the securities prices are quotes in an established market. The Company has reflected $157,590 in net unrealized losses and has reported these securities as net losses from investments on the statement of operations during the nine months ended September 30, 2022. There were no realized gains or losses on marketable securities in the nine months ended September 30, 2021.

11. Line of credit

As of September 30, 2022 and December 31, 2021, the balance of the line of credit was $141,816 and $150,079, respectively. The Company has a line of credit with Chase Bank with a credit limit of $250,000. The line of credit has a variable interest rate equal to the sum of the prime rate plus 1.64%. During the nine months ended September 30, 2022, the Company repaid $8,263 towards the line of credit balance.

12. Notes payable

As of September 30, 2022 and December 31, 2021, the balance of the notes payable was $617. The notes are outlined in the following table:

	September 30,	December 31,
	2022	2021
Notes payable
$2,800, issued March 20, 2013, 10% coupon, due on demand*	$617	$617
$1,500, issued December 31, 2013, 10% coupon, due on demand*	-	-
Total long-term notes payable	$617	$617

*	These notes were acquired in the December 28, 2020 reverse merger.

13. Notes payable, related party

As of September 30, 2022 and December 31, 2021, the balance of the notes payable, related party was $200 and $25,200. The notes are outlined in the following table:

	September 30,	December 31,
	2022	2021
Notes payable, related party
$10,000, issued January 5, 2011, no coupon, due on demand	$-	$10,000
$15,000, issued October 7, 2016, no coupon, due on demand	-	15,000
$10,100, issued December 10, 2020, no coupon, due on demand	200	200
Total long-term notes payable, related party	$200	$25,200

On July 1, 2022, the Company entered into an agreement whereby the Company agreed to issue 362,000 shares of common stock in satisfaction of $25,000 in notes payable, related party and $271,839 in accounts payable, related party. As a result of this transaction, the Company recorded loss on extinguishment in the amount of $264,261.

14. Paycheck protection program loan

PPP Loans

The Company received loan proceeds in the amount of approximately $145,683 on May 1, 2020. The Company received loan proceeds on the second advance under the PPP in February 2021 totaling $148,975. The PPP, established as part of the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”), provides for loans to qualifying businesses for amounts up to 2.5 times of the average monthly payroll expenses of the qualifying business. The loans and accrued interest are forgivable after twenty-four weeks as long as the borrower uses the loan proceeds for eligible purposes, including payroll, benefits, rent and utilities, and maintains its payroll levels. The amount of loan forgiveness will be reduced if the borrower terminates employees or reduces salaries during the period.

The Company was granted forgiveness of $126,546 on the original PPP loan. As a result, the Company recorded a gain on PPP forgiveness in the amount of $126,546 during the year ended December 31, 2020. The unforgiven portion of the PPP loan totaling $19,137 is payable over five years at an interest rate of 1%, with a deferral of payments for the first twelve months.

As of September 30, 2022, the non-current portion is $7,796 and the current portion is $5,304.

In November 2021, the Company was granted forgiveness on the full $148,975 of the second advance under the PPP.

During the nine months ended September 30, 2022, the Company repaid $3,686 on the PPP loan.

15. Convertible notes payable

The carrying value of convertible notes payable, net of discount, as of September 30, 2022 and December 31, 2021 was $2,468,643 and $663,014, respectively.

May 2021 Financing $2,200,000 Face Value

On May 25, 2021, the Company entered into a securities purchase agreement with certain institutional investors (collectively, the “May 2021 Investors”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $2,200,000 for an aggregate purchase price of $2 million (collectively, the “May 2021 Notes”).

In connection with the issuance of the May 2021 Notes, the Company issued to the May 2021 Investors warrants to purchase an aggregate of 165,000 shares of common stock (collectively, the “Warrants”) and 1,727,859 shares of common stock. The May 2021 Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis. The May 2021 Notes are convertible at any time, at the holder’s option, into shares of the Company’s common stock at a conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends and stock splits.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The May 2021 Investors may exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the May 2021 Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

June 2022 Financing $2,200,000 Face Value

On June 7, 2022, the Company entered into a securities purchase agreement with certain institutional investors (collectively, the “June 2022 Investors”) pursuant to which the Company issued convertible notes in an aggregate principal amount of $2,200,000 for an aggregate purchase price of $2 million (collectively, the “June 2022 Notes”). In connection with the issuance of the June 2022 Notes, the Company issued to the June 2022 Investors warrants to purchase an aggregate of 1,540,000 shares of common stock (collectively, the “Warrants”) and 200,000 shares of common stock. The June 2022 Notes accrue interest at a rate of 9% per annum, subject to increase to 20% per annum upon and during the occurrence of an event of default. Interest is payable in cash on a quarterly basis. The June 2022 Notes are convertible at any time, at the holder’s option, into shares of the Company’s common stock at a conversion price of $1.00 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The conversion price is also subject to adjustment due to certain events, including stock dividends and stock splits.

Each Warrant is exercisable for a period of five years from the date of issuance at an initial exercise price of $1.25 per share, subject to certain beneficial ownership limitations (with a maximum ownership limit of 9.99%). The exercise price is also subject to adjustment due to certain events, including stock dividends, stock splits and in connection with the issuance by the Company of common stock or common stock equivalents at an effective price per share lower than the exercise price then in effect. The June 2022 Investors may exercise the Warrants on a cashless basis if the shares of common stock underlying the Warrants are not then registered pursuant to an effective registration statement. In the event the June 2022 Investors exercise the Warrants on a cashless basis, then we will not receive any proceeds.

The Company has accounted for the May 2021 Notes and June 2022 Notes as a financing transaction, wherein the net proceeds that were received were allocated to the financial instrument issued. Prior to making the accounting allocation, the Company evaluated the notes under ASC 815 Derivatives and Hedging (“ASC 815”). ASC 815 generally requires the analysis of embedded terms and features that have characteristics of derivatives to be evaluated for bifurcation and separate accounting in instances where their economic risks and characteristics are not clearly and closely related to the risks of the host contract. There were no embedded instruments which required bifurcation.

We did analyze the detachable Warrants under ASC 480-10 and ASC 815. The Warrants did not fall under the guidance of ASC 480-10. After analyzing the Warrants under ASC 815, it was determined that the Warrants did meet all the requirements for equity classification under guidance of ASC 815-40-25-1 through 6.

For the nine months ended September 30, 2022, the Company recorded $223,015 in interest and $840,311 in the amortization of debt discount.

16. Equity

Sale of Securities

In August 2021, the Company commenced an offering of up to 2 million shares of the Company’s common stock at a price of $1 per share, and in June 2022 the Board authorized an increase of that offering to up to 5 million shares of the Company’s common stock at a price of $1 per share. The Company has sold 2,200,000 shares of its common stock through this offering.

Preferred Stock

The Company has 70,000,001 shares of Preferred Stock authorized with a par value of $.001.

Series A —The Company has 1,102 and 10,000,001 shares of Series A Preferred outstanding as of September 30, 2022 and December 31, 2021, respectively. The Series A Preferred has the following designations:

●	Convertible at option of holder with unanimous Board of Directors’ approval.

●	Convertible into 1.25 shares of common stock.

●	Voting: The holders of this series of Preferred are entitled to 1.25 votes per share, and all such holders will vote together as a single class except as otherwise required by applicable law

In connection with the December 28, 2020 merger with Optimus Healthcare Services, Inc., a Delaware corporation (“Optimus”), the Company issued 9,998,899 shares of its Series A convertible preferred stock. Simultaneously, the Company cancelled 9,998,889 shares previously held by its former CEO. In January 2022, all but 1,102 of the outstanding Series A Preferred shares were converted into 12,498,624 shares of common stock.

Series B — The Company has 8,105,724 shares of Series B Preferred outstanding as of September 30, 2022 and December 31, 2021. The Series B Preferred has the following designations:

●	Convertible at option of holder with unanimous Board of Directors’ approval.

●	Convertible such that one share of common stock shall be issuable for each twenty (20) shares of Series B Preferred Stock then outstanding.

●	Voting: The holders of this Series of Preferred are entitled to whole number of votes equal to the number of shares of common stock.

Stock options

The Company selected the Black-Scholes-Merton (“BSM”) valuation technique to calculate the grant date fair values for the stock options because it believes that this technique is reflective of all the inputs that market participants would likely consider in transactions involving warrants. The inputs include the strike price, underlying price, term to expiration, volatility, and risk-free interest rate.

Stock option activity for the period ended September 30, 2022 is summarized as follows:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining
	Shares	Price	Term
Options outstanding January 1, 2022	5,297,500	$1.74	9.43 Years
Options granted	1,235,000	$1.76	10 Years
Options exercised	0	-	-
Options cancelled	(250,000)	-	-
Options outstanding at September 30, 2022	6,282,500	$1.74	8.85 Years
Options exercisable at September 30, 2022	1,735,625	$1.70	8.85 Years

During the nine months ended September 30, 2022, the Company recorded $5,191,214 in stock-based compensation expense. At September 30, 2022, there was $6,271,971 in unrecognized costs related to the stock options granted.

Noncontrolling interest

On September 1, 2021, Optimus exchanged $425,000 of debt it had loaned to CRAAC for 425,000 shares of CRAAC stock which increased Optimus’ ownership percentage of CRAAC from 51% to 99.88%.

Changes in the Company’s ownership interests in our less than 100% owned subsidiary during the year ended December 31, 2021 were as follows:

Net Loss Attributable to Optimus Healthcare Services, Inc.

Transfers (to) from the Noncontrolling Interest

Years Ended December 31, 2021
Net Loss attributable to Optimus Healthcare Services, Inc.	$(7,751,779)
Transfers (to) from the noncontrolling interest
Increase in Optimus Healthcare Services, Inc. ownership interests in CRAAC from 51% to 99.88%	(274,400)
Net transfers from (to) noncontrolling interest	$-
Change from net loss attributable to Optimus Healthcare Services, Inc. and transfers from (to) noncontrolling interest	$(8,026,179)

17. Commitments and contingencies

During the normal course of business, the Company may be exposed to litigation. When the Company becomes aware of potential litigation, it evaluates the merits of the case in accordance with FASB ASC 450-20-50, Contingencies. The Company evaluates its exposure to the matter, possible legal or settlement strategies and the likelihood of an unfavorable outcome. If the Company determines that an unfavorable outcome is probable and can be reasonably estimated, it establishes the necessary accruals. As of September 30, 2022 and December 31, 2021, the Company is not aware of any contingent liabilities that should be reflected in the consolidated financial statements.

Note 18 Income taxes

The components of income tax expense (benefit) for the nine months ended September 30, 2022 was as follows:

September 30, 2022
Current
Federal	$-
State and local	-
Total current	$-

Deferred
Federal	666,616
State and local	-
Total deferred	$666,616

Total income tax expense (benefit)	$666,616

The following table reconciles the difference between the statutory federal income tax rate for the Company and the effective income tax rate for the three months ended September 30, 2022:

September 30, 2022
U.S. statutory federal income tax rate	21.0%

Stock compensation	(12.87)%
Convertible debt	(1.96)%
Other	0.59%
Income tax (expense) benefit for the period	6.76%

Deferred income taxes reflect the net tax effect of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income taxes.

Significant components of U.S. federal and state deferred tax assets and liabilities as of September 30, 2022 and December 31, 2021 are as follows:

Future utilization of NOL’s arising in tax years after December 31, 2017 are limited to eighty percent of taxable income and are allowed to be carried forward indefinitely. NOL’s generated in 2017 and prior may carry forward 20 years. As of September 30, 2022, the Company has $0.193 million of NOL’s generated prior to December 31, 2017 and $4.8 million of NOL’s generated after 2017. The Company’s NOL carryforwards generated prior to December 31, 2017 will begin to expire in the year 2031. Included in the total NOLs discussed above, are $.203 million of NOLs generated by the Company’s 100% owned subsidiary Adhererx Corporation. When the Company acquired Adhererx Corporation in 2020, Adhererx Corporation underwent an ownership change as defined by section 382 of the Internal Revenue Code, and as such the NOL will be subject to annual limitation. Management has reviewed and evaluated the relevant technical merits of each of its tax positions and determined that there are no uncertain tax positions that would have a material impact on these financial statements.

	September 30,	December 31,
	2022	2021
Deferred tax assets
Federal net operating loss carryforwards	$1,241,174	$601,151
State net operating loss carryforwards	286,874	-
Lease Liability	95,616	68,290
Accrued Salary	39,888	51,345
Unrealized gains / (loss)	52,198	12,553
Accrued expenses	-	-
Charitable contribution carryover	6,826	1,155
NQSOs	40,547	-
Total gross deferred tax assets	1,763,123	734,494

Deferred tax liabilities
Property, plant and equipment	$(382,911)	$(948)
Right of use Asset	(93,055)	(66,930)
Total gross deferred tax liabilities	(475,966)	(67,878)
Gross deferred tax asset (liabilities)	1,287,157	666,616
Valuation allowance	(1,287,157)	-
Net deferred tax asset (liabilities)	$-	$666,616

OPTIMUS HEALTHCARE SERVICES, INC.

PROSPECTUS

Up to 3,940,000 Shares

of

Common Stock

Prospectus dated December 23, 2022